EXHIBIT 10.1

EQUITY PURCHASE AGREEMENT

DATED AS OF DECEMBER 13, 2012,

BETWEEN

HELIX ENERGY SOLUTIONS GROUP, INC.,

AND

TALOS PRODUCTION LLC

Page

ARTICLE 1	DEFINITIONS	1

Section 1.1	Certain Defined Terms	1

Section 1.2	References, Gender, Number	1

ARTICLE 2	SALE AND PURCHASE OF PURCHASED EQUITY	2

ARTICLE 3	PURCHASE PRICE AND PAYMENT	2

Section 3.1	Purchase Price	2

Section 3.2	Payment	3

Section 3.3	Adjusted Purchase Price and Post-Closing Purchase Price Adjustments	3

ARTICLE 4	REPRESENTATIONS AND WARRANTIES	6

Section 4.1	Representations and Warranties Relating to Seller	6

Section 4.2	Representations and Warranties Relating to the Acquired Companies	7

Section 4.3	Representations and Warranties of Buyer	24

ARTICLE 5	ACCESS TO INFORMATION; CONFIDENTIALITY	27

Section 5.1	General Access	27

Section 5.2	Confidential Information	28

ARTICLE 6	RESERVED	29

ARTICLE 7	TITLE ADJUSTMENTS	29

Section 7.1	General Disclaimer of Warranties and Representations	29

Section 7.2	Buyer’s Title Review	29

Section 7.3	Determination of Title Defects	32

Section 7.4	Title Credit	32

Section 7.5	Deferred Claims and Disputes	33

Section 7.6	No Duplication	34

ARTICLE 8	COVENANTS OF SELLER AND BUYER	35

Section 8.1	Conduct of Business Pending Closing	35

Section 8.2	Qualifications on Conduct; Operations After Closing	37

Section 8.3	Non-Competition; Non-Solicitation	38

Section 8.4	Employee Matters	39

Section 8.5	Public Announcements	43

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(continued)

Page

Section 8.6	Amendment of Schedules	43

Section 8.7	Parties Efforts and Further Assurances	44

Section 8.8	Reserved	44

Section 8.9	Removal	44

Section 8.10	Books and Records	44

Section 8.11	Casualty and Condemnation	44

Section 8.12	Financial Statements; Financing Cooperation	45

Section 8.13	Bonds and Guarantees	46

Section 8.14	Third Party Approvals	48

Section 8.15	Tax Matters	48

Section 8.16	Intercompany Indebtedness	52

Section 8.17	Hedge Novation	53

Section 8.18	P&A Costs	53

Section 8.19	Insurance	54

Section 8.20	Affiliate Agreements	56

Section 8.21	Preferential Purchase Rights; Transfer Requirements	56

Section 8.22	Seismic Transfer	56

Section 8.23	Release	57

Section 8.24	Right of First Offer	58

Section 8.25	Distribution of Excluded Assets	58

Section 8.26	Continuation of Existing Indemnification Obligations	59

Section 8.27	Green Canyon 237 T-3 Well	59

Section 8.28	Financing	59

ARTICLE 9	CLOSING CONDITIONS	65

Section 9.1	Seller’s Closing Conditions	65

Section 9.2	Buyer’s Closing Conditions	66

ARTICLE 10	CLOSING	67

Section 10.1	Closing	67

Section 10.2	Seller’s Closing Obligations	67

Section 10.3	Buyer’s Closing Obligations	69

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(continued)

Page

ARTICLE 11	SURVIVAL PERIOD	69

Section 11.1	Survival	69

ARTICLE 12	LIMITATIONS	70

Section 12.1	Disclaimer of Warranties	70

Section 12.2	Redhibition Waiver	72

Section 12.3	Damages	72

ARTICLE 13	INDEMNIFICATION	73

Section 13.1	Indemnification By Buyer	73

Section 13.2	Indemnification By Seller	73

Section 13.3	Indemnification and Defense Procedures	73

Section 13.4	Seller’s General Liability Limitation	76

Section 13.5	Buyer’s General Liability Limitation	77

Section 13.6	Exclusive Remedy	78

Section 13.7	Effect of Investigation	78

Section 13.8	Tax Treatment of Indemnification Payments	78

Section 13.9	Materiality Scrape	78

ARTICLE 14	TERMINATION; REMEDIES	79

Section 14.1	Termination	79

Section 14.2	Remedies	79

ARTICLE 15	MISCELLANEOUS	80

Section 15.1	Counterparts	80

Section 15.2	Governing Law; Jurisdiction; Process; Limitations on Suits Against Financing Providers	80

Section 15.3	Entire Agreement	82

Section 15.4	Expenses	82

Section 15.5	Notices	83

Section 15.6	Successors and Assigns	84

Section 15.7	Amendments and Waivers	84

Section 15.8	Appendices, Schedules and Exhibits	84

Section 15.9	Interpretation	85

-iii-

(continued)

Page

Section 15.10	Limited Arbitration	85

Section 15.11	Agreement for the Parties' Benefit Only	85

Section 15.12	Attorneys' Fees	85

Section 15.13	Severability	85

Section 15.14	No Recordation	86

Section 15.15	Time of Essence	86

-iv-

APPENDICES
Appendix A – Definitions
EXHIBITS
Exhibit A	--	Arbitration Procedures
Exhibit 3.3	--	Example Calculation of Effective Time Net Working Capital
Exhibit 5.1(b)	--	Form of Boarding Agreement
Exhibit 8.13(a)	--	Form of BOEM-2028A
Exhibit 8.13(d)	--	Form of Indemnity Agreement
Exhibit 9.2(j)	--	Non-Compete Agreement
Exhibit 10.2(b)	--	Form of Assignment
Exhibit 10.2(c)	--	Form of Helix Producer I Lease Agreement
Exhibit 10.2(d)	--	Form of Wang ORRI Assignment
Exhibit 10.2(e) Exhibit 10.2(q)	-- --	Form of Transition Services Agreement Form of Danny II Bonus Agreement
Exhibit 16.1	--	Escrow Agreement
ANNEXES A
Annex A	--	Property Schedule
SCHEDULES
Schedule 3.1	--	Overriding Royalty Interests
Schedule 3.1(c)	--	Payments Made On Behalf of Acquired Companies
Schedule 3.2	--	Seller Wire Instructions
Schedule 3.3(e)	--	Buyer Wire Instructions
Schedule 4.1(c)	--	Seller No Conflicts
Schedule 4.1(d)	--	Seller Consents
Schedule 4.2(b)	--	No Conflicts
Schedule 4.2(c)	--	Absence of Certain Changes
Schedule 4.2(d)	--	Company Consents
Schedule 4.2(e)	--	Actions
Schedule 4.2(f)	--	Compliance with Laws

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Schedule 4.2(i)	--	Material Contracts
Schedule 4.2(j)	--	Compliance with Material Contracts
Schedule 4.2(k)	--	Tax Matters
Schedule 4.2(l)	--	Plugging and Abandonment
Schedule 4.2(m)	--	Capitalization
Schedule 4.2(n)(i)	--	Employment Agreements
Schedule 4.2(n)(iv)	--	Benefit Plans
Schedule 4.2(n)(v)	--	Other Benefit Plans
Schedule 4.2(n)(ix)	--	Accelerated Payments
Schedule 4.2(o)	--	Financial Statements
Schedule 4.2(p)	--	Preference Rights and Transfer Requirements
Schedule 4.2(q)	--	Subsidiaries
Schedule 4.2(r)	--	Affiliate Transactions
Schedule 4.2(s)(i)	--	Undisclosed Liabilities
Schedule 4.2(s)(ii)	--	Undisclosed Liabilities
Schedule 4.2(u)	--	Condition and Sufficiency of Certain Assets
Schedule 4.2(x)	--	Royalties
Schedule 4.2(y)	--	Suspense Funds
Schedule 4.2(z)	--	Imbalances
Schedule 4.2(bb)	--	Wells
Schedule 4.2(cc)	--	Outstanding Capital Commitments
Schedule 4.2(dd)	--	Bank Accounts
Schedule 4.2(ff)	--	Bonds
Schedule 4.2(gg)	--	Insurance
Schedule 4.2(hh)	--	Accounts Receivable
Schedule 4.2(ii)	--	Environmental
Schedule 4.2(kk)(v)	--	FERC Regulation
Schedule 4.2(ll)	--	Intellectual Property
Schedule 4.3(d)	--	Buyer No Conflicts
Schedule 8.1	--	Conduct of Business Pending Closing
Schedule 8.4(i)	--	Transition Bonus Amounts
Schedule 8.13(b)(i)	--	Estimated P&A Costs of Properties with Guaranties

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Schedule 8.13(b)(ii)	--	Assets Requiring P&A
Schedule 8.13(c)	--	Seller Bonds and Letters of Credit
Schedule 8.15(i)(ii)	--	Allocation
Schedule 8.18	--	P&A Costs
Schedule 8.20	--	Surviving Agreements
Schedule 8.22	--	Seismic Licenses
Schedule 9.2(h)	--	Certain Consents
Schedule 13.2(c)	--	Seller’s Indemnities
Schedule 16.1	--	Capital Expenditure Plan
Schedule 16.3	--	Excluded Assets
Schedule 16.4	--	Certain Permitted Encumbrances

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of December 13, 2012, is between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Seller”), and Talos Production LLC, a Delaware limited liability company (“Buyer”).

Recitals

WHEREAS, Seller owns all of the issued and outstanding equity of the Company;

WHEREAS, Buyer desires to buy and Seller desires to sell all of the Purchased Equity upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, contemporaneous with the consummation of the sale of the Purchased Equity, the Company shall convey to Seller certain overriding royalty interests upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, contemporaneous with the execution and delivery of this Agreement, as additional consideration hereunder, Johnny Edwards and the Company have executed and delivered a non-compete agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, Buyer and Seller (collectively, the “Parties,” and individually, a “Party”) hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms.  Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

Section 1.2 References, Gender, Number.  All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise.  Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.  The term “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

ARTICLE 2

SALE AND PURCHASE OF PURCHASED EQUITY

At the Closing, upon the terms and subject to conditions set forth in this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of the Purchased Equity, free and clear of all Liens.

ARTICLE 3

PURCHASE PRICE AND PAYMENT

Section 3.1 Purchase Price.  The purchase price for the sale and conveyance of the Purchased Equity to Buyer is $610,000,000.00 (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement.  The “Adjusted Purchase Price” shall be the Purchase Price, less the Deposit, as:

(a) (i) decreased by the amount of cash or cash equivalents of the Company distributed from and after the Effective Time until the Closing to Seller or any of its Affiliates (other than the Acquired Companies) or (ii) increased by the amount of any cash or cash equivalents contributed to the Acquired Companies from and after the Effective Time until the Closing by Seller or any of its Affiliates (other than the Acquired Companies);

(b) (i) increased by the amount of the Effective Time Net Working Capital, if positive or (ii) decreased by the amount of the Effective Time Net Working Capital, if negative (it being understood that if the Effective Time Net Working Capital is negative, such amount shall be the absolute value thereof);

(c) increased by any amounts paid by Seller or any of its Affiliates (other than the Acquired Companies) on behalf of the Acquired Companies from and after the Effective Time and prior to Closing (other than amounts paid in connection with the dispute, cure or attempted cure of any Title Defect or a breach of any representation or warranty of Seller under this Agreement (or the dispute, cure or attempted cure of any condition or other matter that would constitute a breach of this Agreement by Seller or be subject to indemnification by Seller under this Agreement had any such condition or other matter not been cured, without regard for the Deductible) and other amounts paid in connection with this Agreement and the transactions contemplated hereby, including any Transaction Costs and any other amounts paid pursuant to Sections 8.16 and 8.22), as reflected on Schedule 3.1(c);

(d) increased or decreased by the fair market value of the Product Hedging Contracts that are not novated to the Seller as of the Closing in accordance with Section 8.17;

(e) decreased by the sum of (i) the principal amount of all Indebtedness owing by either Acquired Company to any Person (other than Seller, either Acquired Company or any of their Affiliates) as of the Effective Time and/or as of the date hereof (without duplication), (ii) all interest that has accrued as of the Effective Time and/or as of the date hereof (without duplication) on such Indebtedness and all interest that accrues from the Effective Time and/or as of the date hereof (without duplication) through the Closing Date on such Indebtedness and (iii) all prepayment penalties, premiums, fees and other similar costs and expenses due and owing in connection with the repayment of such Indebtedness;

(f) decreased by the amount of any Transaction Costs to the extent not reflected in Effective Time Net Working Capital;

(g) decreased by the amount any Casualty Losses, individually that exceed the insurance proceeds, condemnation awards and other payments arising from such Casualty Losses, except to the extent such adjustment (i) is waived by Buyer pursuant to Section 8.11 or (ii) does not exceed $100,000;

(h) decreased by any amounts paid by either Acquired Company pursuant to Section 8.22;

(i) decreased for Title Defects pursuant to Article 7;

(j) increased by $10,000,000 if the Company (i) submits a formal well completion proposal to its working interest partner in the Wang Well pursuant to the terms of the applicable Offshore Operating Agreement or (ii) actually commences an attempt to complete the Wang Well; and

(k) decreased by $30,000,000 if (i) the condition in Section 3.1(j) has not occurred and (ii) the Company, in good faith, enters into an arms-length contract with a reputable independent contractor to plug and abandon the Wang Well; provided, however, if, as of Closing, neither the condition to the Purchase Price adjustment set forth in Section 3.1(j) nor the condition set forth in Section 3.1(k) has occurred, then the Closing Payment shall be reduced by $30,000,000, and Buyer shall deposit with the Escrow Agent $40,000,000, which shall be disbursed  as follows: (x) if the condition in Section 3.1(j) occurs within twelve (12) months of the Closing Date, Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Seller $40,000,000, (y) if the condition in Section 3.1(k) occurs within twelve (12) months of the Closing Date, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Buyer $40,000,000, or (z) if neither the condition set forth in Section 3.1(j) nor the condition set forth in Section 3.1(k) occurs within twelve (12) months of the Closing Date, then Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Seller $30,000,000 and to disburse to Buyer $10,000,000.

In calculating the Adjusted Purchase Price pursuant to this Section 3.1, no adjustment may be (1) accounted for in more than one of the paragraphs (a) through (k) above or (2) made on account of any of the actions, activities or obligations contemplated by Section 8.13.  As further consideration for the sale and conveyance of the Purchased Equity, prior to the Closing, the Company shall assign to Seller the overriding royalty interests set forth on Schedule 3.1.

Section 3.2 Payment.  Contemporaneous with the execution of this Agreement, Buyer has deposited an amount equal to $30,000,000.00 with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement (the “Deposit”).  At the Closing, Buyer shall wire transfer the Closing Payment in immediately available funds to the account specified in Schedule 3.2.

Section 3.3 Adjusted Purchase Price and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a settlement statement (the “Effective Time Settlement Statement”) calculating the amount equal to the Adjusted Purchase Price giving effect to Seller’s good faith estimate of the adjustments provided for in Section 3.1 (or, if then determinable, the final amounts thereof), which statement shall contain an estimated consolidated balance sheet of the Acquired Companies as of the Effective Time (without giving effect to the transactions contemplated herein), and a reasonably detailed  and good faith estimate of the Effective Time Net Working Capital (the “Estimated Effective Time Net Working Capital”) (which shall be calculated in a manner consistent with the calculations set forth in Exhibit 3.3).  Buyer shall have three (3) Business Days to review the Effective Time Settlement Statement, including the Estimated Effective Time Net Working Capital, from Buyer’s receipt thereof. Prior to the expiration of such three (3) Business Day review period, Buyer may submit a written report containing any changes Buyer proposes to be made to the Effective Time Settlement Statement, including to the Estimated Effective Time Net Working Capital.  Seller and Buyer shall agree on a final settlement statement no later than one (1) Business Day prior to Closing; provided, however, if Seller and Buyer are unable to agree, then, subject to Section 3.3(b), Seller’s determination with respect to those items on which Seller and Buyer were unable to agree and the Parties’ determination with respect to those agreed upon items shall be used for purposes of the payment to be made at the Closing, including with respect to the calculation of the Estimated Effective Time Net Working Capital.  The calculation delivered by Seller in accordance with this Section 3.3(a), as adjusted in accordance with the immediately preceding sentence, if applicable, shall constitute the dollar amount to be paid by Buyer to Seller at the Closing (together with any adjustments set forth in Sections 3.1(j), 3.1(k), 7.2(c)(ii) and 7.5, the “Closing Payment”).

(b) As soon as reasonably practicable after the Closing but not later than the ninetieth (90th) day following the Closing Date, Buyer shall prepare and deliver to Seller a draft statement (the “Post-Closing Statement”) setting forth the final calculation of the Adjusted Purchase Price taking into account any adjustments pursuant to Section 3.1 (including Title Defects, if any, finally resolved pursuant to Article 7), which statement shall contain the consolidated balance sheet of the Acquired Companies as of the Effective Time (without giving effect to the transactions contemplated hereby), and a reasonably detailed and good faith calculation of the Effective Time Net Working Capital (which shall be calculated in a manner consistent with the calculations set forth in Exhibit 3.3). As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of Buyer’s statement hereunder, Seller shall deliver to Buyer a written report (an “Adjustment Notice”) containing any changes (other than with respect to Title Defects that are to be resolved pursuant to Article 7) Seller proposes to be made in such statement, including to the Effective Time Net Working Capital.  Seller shall be deemed to have accepted and agreed to all items in the Post-Closing Statement, including Buyer’s calculation of the Effective Time Net Working Capital, other than such matters that are proposed to be changed in the Adjustment Notice and other than Title Defects that have not been finally resolved pursuant to Article 7 (it being understood that if Seller does not deliver an Adjustment Notice within such thirty (30) day period, then Seller shall be deemed to have accepted and agreed to all items in the Post-Closing Statement).  The Parties shall undertake to agree on the final Adjusted Purchase Price, subject to further adjustment pursuant to Sections 3.1(j), 3.1(k), 7.2(c)(ii) and 7.5, no later than ten (10) Business Days after delivery of the Adjustment Notice. If the final Adjusted Purchase Price is:

(i) mutually agreed upon in writing by Seller and Buyer during such ten (10) Business Day period or if Seller does not deliver an Adjustment Notice within the thirty (30) day period, the final Adjusted Purchase Price, subject to further adjustment pursuant to Sections 3.1(j), 3.1(k), 7.2(c)(ii) and 7.5, shall be conclusive and binding on the Parties; or

(ii) not mutually agreed upon by Seller and Buyer during such ten (10) Business Day period, then Pannell, Kerr, Foster LP (the “Accountant”) shall resolve any disagreements (other than with respect to Title Defects). Should Pannell, Kerr, Foster LP fail or refuse to agree to serve as Accountant within ten (10) days after written request from any Party to serve and the Parties fail to agree in writing on a replacement Accountant within five (5) days after the end of that ten (10) day period, or should no replacement Accountant agree to serve within fifteen (15) days after the original written request pursuant to this sentence, the Accountant shall be appointed by the Houston, Texas office of the American Arbitration Association. In connection with the engagement of the Accountant, each of Seller and Buyer shall execute such engagement, indemnity and other agreements as the Accountant shall require as a condition to such engagement. The Accountant shall determine as promptly as practicable, but in any event within thirty (30) days after the selection of the Accountant, based solely on written submissions provided by Buyer and Seller to the Accountant (and without independent investigation on the part of the Accountant) within ten (10) days following the Accountant’s selection, whether and to what extent (if any) Buyer’s Post-Closing Statement, including the Effective Time Net Working Capital, requires adjustment. In resolving any disputed item, the Accountant shall act as an expert and not an arbitrator and shall resolve only the items set forth in the Adjustment Notice that are still in dispute and may not assign a value to any item greater than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party. The fees and expenses of the Accountant shall be paid by the Parties in inverse proportion to the relative success of their claims. The determination of the Accountant shall be final, conclusive and binding on Buyer and Seller. The date on which the final Adjusted Purchase Price is finally determined in accordance with this Section 3.3(b) is referred to as the “Determination Date.”

(c) Any difference in the Closing Payment and the final Adjusted Purchase Price shall be paid by the owing Party to the owed Party within five (5) Business Days of the Determination Date. Any post-Closing payment pursuant to this Section 3.3 shall bear interest from the Closing Date to the date of payment at the Agreed Rate.

(d) Seller shall reasonably assist Buyer in preparation of the Post-Closing Statement of the Adjusted Purchase Price under Section 3.3(b), including the Effective Time Working Capital, by furnishing invoices and receipts in Seller’s possession, reasonable access to personnel and such other assistance as may be reasonably requested by Buyer to facilitate such process post-Closing.

(e) All payments made or to be made under this Agreement to Seller (other than the Deposit and any other amounts held by the Escrow Agent, which shall be released pursuant to the Escrow Agreement) shall be made by electronic transfer of immediately available funds to

Seller to the account set forth in Schedule 3.2, or to such other bank and account as may be specified by Seller in writing to Buyer. All payments made or to be made hereunder to Buyer (other than the Deposit and any other amounts held by the Escrow Agent, which shall be released pursuant to the Escrow Agreement) shall be by electronic transfer or immediately available funds to the account set forth in Schedule 3.3(e) or to such other bank and account as may be specified by Buyer in writing to Seller.

(f) Notwithstanding anything to the contrary, the calculation of Effective Time Net Working Capital and Estimated Effective Time Net Working Capital shall not include as Current Assets any accounts receivable that are not probable to lead to the receipt of cash by an Acquired Company, which, for the avoidance of doubt shall include, but not be limited to, any amounts owed to the Acquired Companies by Implicit Oil & Gas, L.P. as Joint Interest Billings with respect to WC 383, EC 157, EI 302 & 391, HI A466, MP 233 or ST 145, provided that in the event the Acquired Companies collect any such amounts that have been excluded from the calculation of Effective Time Net Working Capital prior to the first anniversary of the Closing Date, such amounts shall be paid to Seller within five (5) Business Days of receipt thereof by the Acquired Companies pursuant to the provisions of Section 3.3(e).  In addition, the one-time payment referenced in Item 2 of Schedule 8.1(e)(iii) shall not be included as a Current Liability in the calculation of Effective Time Net Working Capital or Estimated Effective Time Net Working Capital.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties Relating to Seller.  Seller represents and warrants to Buyer as follows:

(a) Organization.  Seller is duly organized, validly existing, and in good standing under the Laws of the State of Minnesota.

(b) Authority and Enforceability.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.  This Agreement constitutes and the Transaction Agreements to which it is a party when executed and delivered will constitute valid and binding agreements of Seller enforceable against Seller in accordance with its and their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(c) No Conflict or Violation.  Except as set forth in Schedule 4.1(c), neither the execution and delivery of this Agreement, the Transaction Agreements to which it is a party nor the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Seller will (i) conflict with, result in a violation or breach of, constitute a default or an event that with or without notice or lapse of time, or both, would constitute a default under, any provision of the certificate of incorporation, by-laws or other similar governing documents of Seller, (ii) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time, or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate modify or cancel any, agreement, indenture or other instrument under which Seller is bound or to which any of the Purchased Equity is subject, (iii) violate, conflict with or contravene any Law applicable to Seller, (iv) violate, conflict with or contravene any authorization applicable to Seller by any Governmental Authority or (v) result in any Lien on the Purchased Equity or the Assets, other than, in the case of the matters described in clauses (ii), (iii) and (iv) of this Section 4.1(c), such conflicts, breaches, violations or defaults as will not have an adverse effect in any material respect on the ability of Seller to perform its obligations under this Agreement or the Transaction Agreements to which it is a party.

(d) Consents.  Except as set forth on Schedule 4.1(d) and except for consents or approvals of or filings with the Bureau of Ocean Energy Management (“BOEM”), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required by or with respect to Seller in connection with the execution and delivery by Seller of this Agreement or the Transaction Agreements to which it is a party or for or in connection with the consummation of the transactions and performance by Seller of the terms and conditions contemplated hereby or thereby.

(e) Actions.  There is no Action pending or, to the Knowledge of Seller, threatened against Seller, other than Actions that are not reasonably expected by Seller to have an adverse effect in any material respect on the ability of Seller to perform its obligations under this Agreement or the Transaction Agreements to which it is a party or that challenges or could have the effect of preventing, materially delaying or making illegal or imposing material limits or conditions on the transactions contemplated hereby.

(f) Brokerage Fees and Commissions.  Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or either Acquired Company has incurred or will incur any liability.

(g) Ownership of Purchased Equity.  Seller holds of record and owns beneficially all of the Purchased Equity, and, as of the Closing, the Purchased Equity will be free and clear of all Liens.  Seller has and at the Closing Date will have the exclusive right to dispose of all of the Purchased Equity as provided in this Agreement free of any restrictions on transfer and, upon delivery and payment for all of the Purchased Equity as herein provided, Seller will convey good and valid title thereto to Buyer free and clear of all Liens.

Section 4.2 Representations and Warranties Relating to the Acquired Companies.  Seller represents and warrants to Buyer as follows:

(a) Organization and Qualification of the Acquired Companies; Authority and Enforceability.

(i) Each of the Acquired Companies is as of the date hereof, a corporation and, as of Closing, a limited liability company duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite as of the date hereof, corporate and, as of Closing, limited liability company power to carry on its respective business as it is now being conducted.  Each of the Acquired Companies is duly qualified to do business and is in good standing in each jurisdiction in which the Assets owned or leased by it makes such qualification necessary, except where the failure to so qualify and be in good standing will not have a material adverse effect on the Acquired Companies.  Each of the Acquired Companies has the requisite power and authority necessary to own or lease its respective properties, including the Assets, and to carry on its respective business as currently conducted, including being duly qualified with the BOEM to carry on its respective business in the Outer Continental Shelf, Gulf of Mexico federal waters.

(ii) The Company has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Agreements to which it is a party and the transactions contemplated thereby have been duly and validly authorized by all requisite corporate and limited liability company action (as applicable) on the part of the Company. The Transaction Agreements to which it is a party when executed and delivered will constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (B) general principals of equity and (C) the power of a court to deny enforcement of remedies generally based upon public policy.

(b) No Conflict or Violation.  Except as set forth in Schedule 4.2(b) or as required to effectuate the actions contemplated by Section 8.15(i), neither the execution and delivery of the Transaction Agreements to which the Company is a party nor the consummation of the transactions and performance of the terms and conditions contemplated thereby by the Company will (i) conflict with, result in a violation or breach of, constitute a default or an event that with or without notice or lapse of time, or both, would constitute a default under, any provision of the certificate of incorporation, by-laws or other similar governing documents of the Company, (ii) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time, or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate modify or cancel any, agreement, indenture or other instrument under which either Acquired Company is bound or to which any Asset is subject in any material respect, (iii) violate, conflict with or contravene any Law applicable to the Acquired Companies in any material respect, (iv) violate, conflict with or contravene any authorization applicable to the Acquired Companies by any Governmental Authority in any material respect or (v) result in any Lien on the Purchased Equity or the Assets.

(c) Absence of Certain Changes.  Since the Balance Sheet Date, except as set forth in Schedule 4.2(c) or as required to effectuate the actions contemplated by Section 8.15(i), the

Acquired Companies (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, (ii) have not taken any action or failed to take any action that would have resulted in a breach of Section 8.1 or would have required the consent of Buyer pursuant to Section 8.1 if this Agreement had been in effect as of the Balance Sheet Date and (iii) have not been subject to any event, effect, change, fact, development or circumstance that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole.

(d) Consents.  Except for (i) consents or approvals of or filings with the BOEM, (ii) Preference Rights and Transfer Requirements identified on Schedule 4.2(d), (iii) consents, approvals, authorizations, permits, filings or notices referenced in Schedule 4.2(d) and (iv) consents, approvals, authorizations, permits, filings or notices arising as a result of the actions contemplated by Section 8.15(i), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required by or with respect to the Acquired Companies in connection with the execution and delivery by Seller of this Agreement or the Transaction Agreements to which it is a party or by the Company of the Transaction Agreements to which it is a party or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby.

(e) Actions.  Except as set forth in Schedule 4.2(e), there is no Action pending nor, to the Knowledge of Seller, threatened, (i) against either Acquired Company (ii) that otherwise relates to or could otherwise affect, in each case in any material respect, either Acquired Company (or their respective businesses or Assets), (iii) that relates to the Purchased Equity or (iv) that challenges or could have the effect of preventing, materially delaying or making illegal or imposing material limits or conditions on the transactions contemplated hereby. To the Knowledge of Seller, no event has occurred nor do any circumstances exist that may give rise to, or serve as a basis for, any such Action.  There are no outstanding orders by a Governmental Authority and no unsatisfied judgments, penalties or awards against or affecting either Acquired Company (or their respective businesses or Assets).

(f) Compliance With Laws.  Except as set forth in Schedule 4.2(f), the Acquired Companies and the operation of the Assets are, and have at all times since July 1, 2006 and, to the Knowledge of Seller, prior to July 1, 2006, been, in compliance in all material respects with all Laws; provided that, Seller makes no representation or warranty in this Section 4.2(f), express or implied with respect to (i) any Environmental Law, (ii) any Tax Law or (iii) the Acquired Companies’ title to the Subject Interests.

(g) Brokerage Fees and Commissions.  None of the Acquired Companies nor any Affiliate of the Acquired Companies has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or either Acquired Company has incurred or will incur any liability.

(h) Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against the Acquired Companies.

(i) Material Contracts.  Schedule 4.2(i) sets forth a list of the following contracts, agreements or commitments by which either Acquired Company is bound or with respect to which any of their business or Assets are subject, whether written or oral (each contract, agreement or commitment that is listed or is required to be listed on Schedule 4.2(i) being a “Material Contract”):

(i) that commit an Acquired Company and its respective assigns to aggregate expenditures of more than $2,000,000 in any calendar year or more than $7,500,000 over the term of such contract, agreement or commitment, excluding (A) any such contract, agreement or commitment creating the applicable Acquired Company’s Hydrocarbon Interests in any of the Subject Interests and any contracts, agreements or commitments creating interests or rights in the Subject Interests, (B) joint operating agreements applicable to any of the Subject Interests, and (C) unitization or pooling agreements applicable to any of the Subject Interests;

(ii) that can be reasonably expected to result in aggregate gross revenues to either Acquired Company and/or their respective assigns of more than $2,000,000 in any calendar year or more than $7,500,000 over the term of such contract, agreement or commitment excluding any such contract, agreement or commitment creating the applicable Acquired Company’s Hydrocarbon Interests in any of the Subject Interests and any contracts, agreements or commitments creating rights in the Subject Interests;

(iii) that commit an Acquired Company and its respective assigns to gather, sell, treat, process, store or transport any hydrocarbon production attributable to the Subject Interests, excluding (A) any such contract, agreement or commitment that expires within three (3) months, or can be terminated by an Acquired Company and its assigns upon not more than 90 days’ notice without penalty, and (B) the Subject Interests and any contracts, agreements or commitments creating rights in the Subject Interests;

(iv) that constitute a joint operating agreement, unit operating agreement, unitization or pooling agreement, participation agreement, exploration agreement, development agreement or similar agreement with respect to the Subject Interests;

(v) that provide for (A) an area of mutual interest or (B) any “tag along” or “drag along” (or other similar rights) allowing a third party, or requiring either of the Acquired Companies, to participate in any future transactions with respect to the Assets;

(vi) that constitute a partnership, joint venture or limited liability company agreement;

(vii) that constitute a guarantee by an Acquired Company of any obligation of another Person other than the Acquired Companies, or for which the primary purpose of such contract, agreement or commitment is to indemnify another Person, in each case if such contract, agreement or commitment will survive the Closing;

(viii) that govern an Affiliate Transaction;

(ix) that constitute a lease for real property, other than the Subject Interests, or office space where either Acquired Company is the lessor or lessee thereunder;

(x) that contain covenants that in any way purport to restrict the right or freedom of an Acquired Company or any other Person for the benefit of an Acquired Company to (A) engage in any business activity, (B) engage in any line of business or compete with any Person, or (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(xi) that involve the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities of an Acquired Company or any of its Assets or its business under any contract, agreement or commitment that constitutes a Material Contract pursuant to any other subsection of this Section 4.2(i) or otherwise relates to an Action or threatened Action and that contain performance or payment obligations that are to be satisfied after the Closing Date;

(xii) that evidence any bond or letter of credit (or other similar credit support);

(xiii) that relate to Indebtedness of either Acquired Company that will survive Closing;

(xiv) that constitute (A) employment agreements, (B) agreements with independent contractors that provide offshore services (other than master service agreements pursuant to which an Acquired Company is not obligated to obtain services from an outside service provider) or (C) consultants (or similar arrangements), in each case, to which either Acquired Company is a party and that are not cancellable without penalty on 120 days’ notice or fewer;

(xv) that relate to any material acquisition or disposition of material assets of an Acquired Company entered into since July 1, 2006;

(xvi) that provide for a power of attorney that will be in effect with respect to an Acquired Company or any of its Assets or its business after the Closing Date;

(xvii) [RESERVED];

(xviii) that sell, lease, farmin, farmout, exchange or otherwise dispose of all or any part of the Material Properties;

(xix) that constitute a hedging or swap agreement attributable to either Acquired Company’s production or otherwise binding on an Acquired Company or any of its Assets or its business;

(xx) that provide for calls on production of hydrocarbons or options to purchase hydrocarbons;

(xxi) that constitute a seismic, data or geophysical license, agreement or permit; and

(xxii) that constitute an amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.

(j) Compliance with Contracts.  Except as set forth in Schedule 4.2(j) or arising as a result of the actions contemplated by Section 8.15(i), no Acquired Company is in material breach of or material default under any Material Contract, and there does not exist under any provision thereof any event that, with or without notice or the lapse of time, or both, could constitute such a material breach or material default by either Acquired Company, except for such  material breaches, defaults and events as to which requisite waivers or consents have been obtained.  Except as a result of the transactions contemplated by Section 8.15(i), each Material Contract is in full force and effect and constitutes a valid and binding agreement of either Acquired Company, as applicable, and, to the Knowledge of Seller, the counterparty thereto, enforceable against either Acquired Company and, to the Knowledge of Seller, the counterparty thereto, in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principals of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.  Except as a result of the transactions contemplated by Section 8.15(i), to the Knowledge of Seller, no counterparty under any Material Contract is in material breach of or material default under any Material Contract, and there does not exist under any provision thereof, to the Knowledge of Seller, any event that, with or without notice or the lapse of time, or both, could constitute such a material breach or material default by such counterparty.  True and correct copies of all Material Contracts have been made available to Buyer prior to the date hereof.

(k) Tax Matters.  Except as set forth in Schedule 4.2(k):

(i) Each of the Acquired Companies has, or will have, duly filed on a timely basis with the appropriate Governmental Authority all income Tax Returns and other material Tax Returns required to be filed on or before the Closing Date.  All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by each Acquired Company or for which either Acquired Company may be liable which are or have become due have been paid in full or are adequately reserved against in the Financial Statements.

(ii) The Seller has made available to Buyer complete and correct copies of all pro forma Tax Returns (other than any consolidated income Tax Returns) of each Acquired Company that have been filed as of the date hereof (except Tax Returns for periods in respect of which the applicable statutory period of limitations has expired) and copies of all material correspondence with taxing authorities relating thereto.

(iii) No material unresolved assessments, reassessments, audits, claims, actions, suits, proceedings or investigations exist or have been initiated, or threatened in writing, with regard to any Taxes or Tax Returns of either Acquired Company.

(iv) Neither Acquired Company (A) is currently the beneficiary of any extension of time within which to file any Tax Return and no request for any such extension is pending, and (B) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) There are no Liens for Taxes on the Assets, other than for current period Taxes not yet due and payable.

(vi) Neither Acquired Company is party to, bound by or obligated under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

(vii) Neither Acquired Company is a party to any agreement relating to Taxes with any Governmental Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(viii) Neither Acquired Company (i) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than the group the common parent of which was Seller) or (ii) has any liability for the Taxes of any Person other than the Acquired Companies under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(ix) Neither Acquired Company is or has ever been a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local, or foreign Tax law).

(x) Since December 31, 2004, neither Acquired Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code.

(xi) Neither Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any installment sale or open transaction disposition made on or prior to the Closing Date, (C) any prepaid amounts received on or prior to the Closing Date, (D) intercompany transaction or excess loss account described in United States Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of federal, state, provincial, local or non-U.S. income Tax law); (E) the completed contract method of accounting or the cash method of accounting; or (F) Section 108(i) of the Code or comparable provisions of state, local or foreign Tax laws.

(xii) Neither Acquired Company has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Laws, and neither Acquired Company is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(xiii) Each limited liability company created pursuant to the Conversion will have, once so converted, at all times since inception, been treated as an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes.

(xiv) Each Asset that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdictions for all periods prior to Closing and no portion of the Assets constitutes omitted property for property Tax purposes.

(xv) None of the Assets are treated as held by a partnership for U.S. federal income tax purposes.

(l) Plugging and Abandonment.  Attachment 4.2(l) to Schedule 4.2(l) lists all wells, platforms, facilities, pipelines and other Assets owned by either Acquired Company that could be required to be plugged, abandoned and/or dismantled and their production status as of August 31, 2012.  Except as set forth in Schedule 4.2(l), there are no Assets:

(i) that are currently required to be plugged, abandoned and/or dismantled pursuant to Law or contract that have not been plugged, abandoned and/or dismantled;

(ii) that formerly produced but that are currently temporarily abandoned; or

(iii) that have been plugged, shut in, temporarily abandoned, abandoned and/or dismantled but were not plugged, shut in, temporarily abandoned, abandoned and/or dismantled in compliance in all material respects with all applicable Laws and contracts.

(m) Capitalization.  The authorized, issued and outstanding equity of the Acquired Companies is as set out on Schedule 4.2(m).  All of the Purchased Equity and all of CKB’s equity have been duly authorized, validly issued and are fully paid and non-assessable.  No options, warrants, subscriptions, calls, exchange rights or other rights to purchase equity of either Acquired Company, and no equity or obligations convertible into or exchangeable for equity of either Acquired Company, have been authorized or agreed to be issued or are outstanding.  All of the Purchased Equity and all of CKB’s equity were issued in compliance with applicable Laws. None of the Purchased Equity nor CKB’s equity were issued in violation of any agreement, arrangement or commitment to which Seller or either Acquired Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.  No Acquired Company has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Equity or CKB’s equity.

(n) Employment and Employee Benefit Matters.

(i) Seller has provided Buyer with a complete and accurate list of all current employees of each Acquired Company, their respective positions, dates of hire with either Acquired Company, current salaries and a description of other benefits (including accrued but unused vacation and other paid days off), leave status, reason for leave and anticipated date of return.  Except as disclosed on Schedule 4.2(n)(i), no Acquired

Company is a party to any written agreements with (A) past or present employees or (B) independent contractors (excluding independent contractors that provide services offshore) (or similar arrangements) that are currently binding on either Acquired Company.

(ii) No Acquired Company is a party to, nor is any employee of either Acquired Company covered by a collective bargaining agreement with any labor union with respect to services provided to an Acquired Company.  To the Knowledge of the Seller, there is no organizational effort currently being made or threatened by or on behalf of any labor union or other labor organization to organize or represent any employees of the Seller or either Acquired Company.

(iii) To Seller’s Knowledge, all independent contractors providing personal services to either Acquired Company on the Closing Date have been properly classified as independent contractors for purposes of all applicable Laws, all employees of the Acquired Company have been properly classified under the Fair Labor Standards Act, and Seller has made timely and proper payment of all amounts payable with respect to employees and independent contractors of either Acquired Company.

(iv) Schedule 4.2(n)(iv) sets forth each Company Employee Benefit Plan.  None of the Company Employee Benefit Plans is subject to Title IV of ERISA or is a Multiemployer Plan.  Neither Acquired Company has ever sponsored, maintained or contributed to any Employee Benefit Plan that is a Multiemployer Plan, that is covered by Title IV of ERISA or that is subject to the minimum funding requirements of Section 302 of ERISA or 412 of the Code.  With respect to any Employee Benefit Plan that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the Closing Date, by either Acquired Company or any ERISA Affiliate, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and (E) no condition exists or event or transaction or inaction has occurred with respect to any such plan that could result in either Acquired Company incurring any material liability, fine or penalty.

(v) Except as set forth on Schedule 4.2(n)(v), no Company Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of either Acquired Company or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by applicable Laws), and neither of the Acquired Companies nor any ERISA Affiliate has any obligation to provide any of its employees or group of employees with any such benefits upon their retirement or termination of employment.  For each Company Employee Benefit Plan listed on Schedule 4.2(n)(iv) that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Acquired Companies

have complied with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(vi) All Company Employee Benefit Plans comply in form with all requirements of applicable Law and have been administered in all material respects in accordance with their terms and with all applicable requirements of Law.  Each Company Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service to the effect that such Company Employee Benefit Plan meets the requirements of Section 401(a) of the Code or is maintained pursuant to a prototype plan document that has received a favorable opinion letter from the Internal Revenue Service, and no event has occurred and no condition exists with respect to the form or operation of such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(vii) A true and correct copy of each of the Company Employee Benefit Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied or otherwise made available to Buyer.  In the case of any Company Employee Benefit Plan that is not in written form, Buyer has been supplied with an accurate description of such Company Employee Benefit Plan as in effect on the date hereof.  A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter (or opinion letter) with respect to each Company Employee Benefit Plan, to the extent applicable, has been supplied or otherwise made available to Buyer, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

(viii) To Seller’s Knowledge, there have been no acts or omissions by any Acquired Company or any of their ERISA Affiliates that have given rise to or may give rise to any material interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which any Acquired Company may be liable or under Section 409A of the Code for which any Acquired Company or any participant in any Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code) may be liable.

(ix) Except as disclosed on Schedule 4.2(n)(ix), neither consummation of the transactions contemplated by this Agreement nor the execution and delivery of this Agreement will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any current or former director, officer or employee of any Acquired Company.  None of the payments contemplated by the Company Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(o) Financial Statements.  Schedule 4.2(o) sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Acquired Companies as of, and for the years ended, December 31, 2009, December 31, 2010 and December 31, 2011, together with the related statements of income, changes in owners’ equity and cash flow for the period then ended; and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of and for the nine-months ended on September 30, 2012 (the “Balance Sheet Date”), together with the related unaudited statements of income for the nine-months then ended.  Except as set forth in Schedule 4.2(o), the Financial Statements (A) have been prepared in accordance with GAAP and fairly present the financial position and the results of operations of the Acquired Companies as of, and for the periods ended on, such dates, except for normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes with respect to the Financial Statements described in clause (ii), (B) reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the Financial Statements and (C) were prepared from, and are consistent with, the accounting records of the Acquired Companies.

(p) Preference Rights and Transfer Requirements.  Except as disclosed in Schedule 4.2(p), there are no Preference Rights or Transfer Requirements affecting the Assets.

(q) Subsidiaries.  Except for CKB and except as set forth on Schedule 4.2(q), the Company does not own, has not owned since July 1, 2006, and, to the Knowledge of Seller, has not owned prior to July 1, 2006, directly or indirectly, any capital stock of, equity, ownership, proprietary or voting interest in, any Person. The Company holds of record and owns beneficially all of the equity of CKB free and clear of all Liens. Except as set forth on Schedule 4.2(q), CKB does not own, has not owned since July 1, 2006, and, to the Knowledge of Seller, has not owned prior to July 1, 2006, directly or indirectly, any capital stock of, equity, ownership, proprietary or voting interest in, any Person.  No Acquired Company is a party to any contract, agreement or arrangement pursuant to which either Acquired Company is obligated to purchase the equity of another Person.

(r) Affiliate Transactions. Except as set forth in Schedule 4.2(r), there are no contracts, agreements or commitments relating to transactions (other than related to continuing employment and benefit matters) between either Acquired Company, on the one hand, and Seller (or any of its Affiliates, other than the Acquired Companies), or any direct or indirect equity holder thereof, on the other hand (an “Affiliate Transaction”).

(s) Undisclosed Liabilities. No Acquired Company has any Covered Liability, except those that (i) are adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date, (ii) have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount and (iii) are set forth in Schedule 4.2(s). Except as set forth in Schedule 4.2(s), neither Acquired Company has engaged in any business or operations other than the ownership and operation of the Assets, and neither Acquired Company has disposed of any material assets or properties since July 1, 2006 or, to the Knowledge of Seller, prior to July 1, 2006. No Acquired Company owns any assets or properties other than the assets and properties purported to be owned by it as reflected in the Financial Statements.

(t) Title to Certain Assets.

(i) The Acquired Companies collectively have good, valid and marketable title to, or valid leasehold interests in, all of the real property and tangible personal property included within the Assets (other than the Subject Interests) free and clear of all Liens other than Permitted Encumbrances.

(ii) Except for the Excluded Assets, its interest in the Wang Well and geophysical and seismic data licensing agreements, neither Seller nor any of its Affiliates (other than the Acquired Companies) owns or holds any interest in any oil and/or gas properties (other than through their direct or indirect equity interest in the Acquired Companies).

(u) Condition and Sufficiency of Certain Assets.  The buildings, plants, structures, platforms, pipelines, machinery, equipment, vehicles and all other material items of tangible personal property of either Acquired Company are in a state of repair so as to be adequate in all material respects for the uses to which they are being put.  Except as set forth on Schedule 4.2(u), the buildings, plants, structures, machinery, equipment, vehicles and other material items of tangible personal property currently owned or leased by each Acquired Company, together with all other properties and assets of each Acquired Company, are sufficient in all material respects for the conduct of such Acquired Company’s business in substantially the same manner as conducted as of the date hereof and constitute all of the rights, property and assets necessary to conduct, as of the date hereof, the respective businesses of the Acquired Companies as currently conducted.

(v) Books and Records.  The minute books and stock record books of each of the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects.  At the Closing, all of those books and records will be in the possession of the Company.

(w) Reserve Report.  The Company has furnished to Buyer the Company’s estimate of the Acquired Companies’ oil and gas reserves as of December 31, 2011 and June 30, 2012 (together, the “Company Reserve Reports”).  Excluding title information, to the Knowledge of Seller, the factual, non-interpretative data on which the Company Reserve Reports was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Reports was, as of the date of the respective Company Reserve Reports, accurate in all material respects.

(x) Royalties.  Except as set forth on Schedule 4.2(x), all rentals, delay rentals, shut-ins, royalties (including overriding royalties) and other payments due under or relating to the production from the Subject Interests have been timely and fully paid, except those amounts, if any, held in suspense (i) with respect to the Subject Interests for which either Acquired Company is the operator or is a non-operator that has elected to take its production in kind and (ii) to the Knowledge of Seller, with respect to the Subject Interests for which neither Acquired Company is the operator or is a non-operator that has elected to take its production in kind.

(y) Suspense Funds.  Except as set forth on Schedule 4.2(y), there are no proceeds from production attributable to the Assets that are being held in suspense (i) with respect to the

Subject Interests for which either Acquired Companies (or one of its Affiliates, including Seller and its Affiliates) is marketing production and (ii) to the Knowledge of Seller, with respect to the Subject Interests for which neither Acquired Company (nor Seller or any of its Affiliates, excluding the Acquired Companies) is marketing production.

(z) Imbalances.  Schedule 4.2(z) sets forth all Imbalances associated with the Assets as of September 30, 2012.

(aa) Production.  No Acquired Company (nor any of the Subject Interests) (i) is obligated by virtue of a take-or-pay payment, advance payment, production payment or other similar payment (other than royalties or overriding royalties established by the terms of the leases to the extent reflected in the Net Revenue Interest set forth on the Property Schedule), to deliver hydrocarbons, or proceeds from the sale thereof, attributable to either Acquired Company’s interest in the Subject Interests at some future time without receiving payment therefor at or after the time of delivery or (ii) is subject to any call upon, option to purchase or other similar right with respect to the hydrocarbons produced from the Subject Interests.

(bb) Wells. Except as set forth on Schedule 4.2(bb):

(i) All wells that are on the Lands and that were drilled by either Acquired Company (or Seller or any of its other Affiliates) after July 1, 2006 and, to the Knowledge of Seller, all wells that are on the Lands and that were drilled prior to July 1, 2006, have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable leases, pooling and unit agreements and applicable Laws.  No well operated by either Acquired Company and, to the Knowledge of Seller, no well operated by a Person other than Seller or one of its Affiliates, is subject to penalties on allowables because of any overproduction or any other violation of applicable Law.

(ii) No Acquired Company has elected not to participate in any operation or activity proposed with respect to the Subject Interests that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that is not reflected in the Property Schedule.

(iii) The Property Schedule accurately sets forth, as of the date hereof, the payout balances (if any) applicable to any well included in the Assets.

(cc) Outstanding Capital Commitments.  Except as set forth on Schedule 4.2(cc) and authorizations for expenditures that have not been received, whether orally or written, by Seller or its Affiliates with respect to the Subject Interests, as of the date of this Agreement, there are no approved authorizations for expenditures or other approved capital expenditures (and neither Acquired Company has entered into any agreements) with respect to any of the Subject Interests that would require either Acquired Company to make or incur any capital expenditures, in each case, in excess of $250,000, net to the Acquired Companies’ interest. Except as set forth on Schedule 4.2(cc) and proposals or authorities for expenditures that have not been received, whether orally or written, by Seller or its Affiliates with respect to the Subject Interests, as of the date of this Agreement, no proposals or authorities for expenditures or budgeted capital expenditures by either Acquired Company are currently outstanding to drill additional wells or to deepen, plug back, or rework existing wells or to conduct other operations for which (i) consent is required under the applicable agreement and (ii) the cost thereof, net to the Acquired Companies’ interest, exceeds $250,000. Except as set forth on Schedule 4.2(cc), no Acquired Company has any obligation to carry or bear any other interest owner’s share of expenses or any similar obligations.

(dd) Bank Accounts.  Schedule 4.2(dd) sets forth the names and locations of all banks and other financial institutions and depositories at which either Acquired Company maintains accounts of any type or safe deposit boxes, and also lists the account number of each such account, the number of each such safe deposit box and the current authorized signatory or signatories on each such account or safe deposit box.

(ee) Permits.  Except with respect to permits, licenses, approvals, consents, certificates and other authorizations required by Environmental Laws (which representations and warranties shall be addressed exclusively in Section 4.2(ii)), and as a result of the transactions contemplated by Section 8.15(i), the Acquired Companies have obtained, and have been and are in compliance with, in all material respects, all material federal, state and local governmental licenses, approvals and permits required by Law or otherwise necessary or appropriate to own the Assets and operate their respective business as currently conducted, and all of such licenses, approvals and permits are in full force and effect.

(ff) Bonds.  The letters of credit and bonds and other forms of financial assurance set forth on Schedule 4.2(ff) are all of the bonds and letters of credit and other forms of financial assurance posted or provided by the Acquired Companies, Seller or any other Affiliate of either Acquired Company with or to any Governmental Authority or third Person with respect to the Assets.

(gg) Insurance.  Schedule 4.2(gg) lists and briefly describes each insurance coverage provided with respect to either Acquired Company and sets forth the date of expiration or, for occurrence-based coverage, coverage dates of each such insurance policy (such date not to account for the consummation of the transactions contemplated hereby).

(hh) Accounts Receivable.  Except as set forth on Schedule 4.2(hh), the accounts receivable reflected on the Financial Statements as of the Balance Sheet Date and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by either Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (ii) constitute only valid, undisputed claims of either Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Acquired Companies, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(ii) Environmental. Except as set forth on Schedule 4.2(ii):

(i) The Acquired Companies are, and have at all times since July 1, 2006 and, to the Knowledge of Seller, prior to July 1, 2006 and during the relevant time periods specified pursuant to all applicable statutes of limitations, have been, operated in material compliance with all Environmental Laws.

(ii) The Acquired Companies have obtained, hold in full force and effect and are in compliance in all material respects with all permits, licenses, approvals, consents, registrations, certificates and other authorizations  (collectively, “Environmental Permits”) required by Environmental Laws for the operation of their respective business as currently conducted, and any such Environmental Permit is final and is not the subject of an appeal or challenge under any applicable fixed limitations period, or has pending a timely application for permit renewal.

(iii) There are no pending or, to the Knowledge of Seller, threatened, actions, proceedings or governmental investigations alleging violations of Environmental Permits or seeking to modify, suspend, revoke or deny renewal of any Environmental Permit, nor, to the Knowledge of Seller, is there any fact or condition that is reasonably likely to give rise to any such action, proceeding or investigation.

(iv) No Acquired Company has received any written notice from any Governmental Authority, or to the Knowledge of Seller, any other communication from any Person alleging any material violation of any Environmental Law by either Acquired Company that remains unresolved or any material unresolved Environmental Liabilities arising from or relating to the business or operations of either Acquired Company.  No Acquired Company has received any notice alleging unresolved liability of either Acquired Company under CERCLA or any similar Environmental Law for remediation of contamination at any Acquired Company owned or operated property or Property Subdivision, and no Acquired Company owned or operated property or Property Subdivision has been listed in the National Priorities List, or any equivalent state or regional list of contaminated sites or, to the Knowledge of Seller, the CERCLIS.

(v) Since July 1, 2006, and to the Knowledge of Seller, at any time prior to July 1, 2006, no Acquired Company has managed any Hazardous Materials, except in material compliance with all Environmental Laws, and no release into the environment of any Hazardous Materials triggering Remediation requirements has occurred at, to, from or under any property or facility owned, leased or operated by either Acquired Company except as has been addressed to the extent required by Environmental Laws.

(vi) To the Knowledge of Seller, no offsite locations where either Acquired Company has or has previously disposed or arranged for the disposal of Hazardous Materials are subject to any ongoing investigation, enforcement or remediation under Environmental Laws that could reasonably be expected to subject either Acquired Company to any material Environmental Liability. No Acquired Company has received any written notice alleging liability of either Acquired Company under CERCLA or any similar Environmental Law for remediation of contamination at any offsite disposal facility or formerly owned property, and, to the Knowledge of Seller, no such offsite disposal facility or formerly owned property has been listed in the National Priorities List, the CERCLIS, or any equivalent state or regional list of contaminated sites.

(vii) No Acquired Company has assumed by contract a third party’s Environmental Liabilities arising from assets or facilities sold or conveyed by an Acquired Company since July 1, 2006,  or agreed to indemnify any other Person against that Person’s Environmental Liabilities arising from or related to assets or facilities sold or conveyed by an Acquired Company since July 1, 2006, other than as reflected in the Material Contracts set forth on Schedule 4.2(i).

(viii) Since July 1, 2006, and, to the Knowledge of Seller, prior to July 1, 2006, there has been no exposure of any Person or property to any Hazardous Materials in connection with the Assets or the operations of the Acquired Companies that could reasonably be expected to form the basis of a material claim for damages or compensation.

(jj) Onshore Leases.  No onshore leases are held by (directly or beneficially) any Acquired Company, except as may be included in Excluded Assets.

(kk) Anti-Corruption Laws; Certain Regulatory Matters.

(i) In connection with the Assets, none of the Acquired Companies, Seller or other Affiliate of the Company, nor, to the Knowledge of Seller, any director, officer, employee, agent, representative or consultant of any of the foregoing has either (A) in the past five (5) years violated in any material respect any Anti-Corruption Laws or (B) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary:

(1) to any FCPA Government Official, whether directly or through any other Person, for the purpose of: (a) influencing any act or decision of a FCPA Government Official in his or her official capacity; (b) inducing a FCPA Government Official to do or omit to do any act in violation of his or her lawful duties; (c) securing any improper advantage; (d) inducing a FCPA Government Official to influence or affect any act or decision of any FCPA Governmental Authority; or (e) assisting either of the Acquired Companies or their respective directors, officers, agents, employees, representatives or consultants in obtaining or retaining business for or with, or directing business to, any Person; or

(2) to any Person in a manner that would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(ii) None of the Acquired Companies, Seller or other Affiliate of the Company, nor, to the Knowledge of Seller, any director, officer, employee, agent, representative or consultant of any of the foregoing has, in connection with the Assets, either (A) (1) conducted or initiated any review, audit, or internal investigation or (2) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Law or (B) received any notice, request, or citation from any Person alleging noncompliance with any Anti-Corruption Law.

(iii) To the Knowledge of Seller, no officer, director, or employee of either Acquired Company is a FCPA Government Official.

(iv) To the Knowledge of Seller, each of the Acquired Companies has maintained complete and accurate books and record of any payments to or other expenses involving agents, consultants, representatives, customer employees, and FCPA Government Officials in accordance with GAAP.

(v) Except as set forth on Schedule 4.2(kk)(v), (A) no Acquired Company owns or operates any facility that is subject to regulation by the Federal Energy Regulation Commission; and (B) the waiver granted by the Federal Energy Regulation Commission in the Letter Order on Temporary Waiver of Tariff Filing and Reporting Requirements, dated December 2, 2008 (the “December 2 Letter Order”), remains in full force and effect, CKB is in full compliance with the terms of the December 2 Letter Order, and CKB has not since the issuance of the December 2 Letter Order received any request from an unaffiliated party for service on the oil pipeline that is the subject of the December 2 Letter Order.

(ll) Intellectual Property.

(i) Schedule 4.2(ll) sets forth a true, complete and correct list of (A) all Intellectual Property owned or purported to be owned by either Acquired Company (the “Owned Intellectual Property”) that is registered, issued or the subject of a pending application and (B) all material unregistered Owned Intellectual Property. All of the registrations, issuances and applications set forth on Schedule 4.2(ll) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made.

(ii) To the Knowledge of Seller, the conduct of the business of the Acquired Companies does not infringe or otherwise violate any Intellectual Property of any other Person in any material respect. To the Knowledge of Seller, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of either Acquired Company in any licensed Intellectual Property in any material respect.

(mm) Disclaimer of Certain Warranties.  Seller is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Article 4.

Section 4.3 Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a) Organization and Qualification.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted.  Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the ownership or operation of its assets makes such qualification necessary.

(b) Authority.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Buyer.

(c) Enforceability.  This Agreement constitutes and the Transaction Agreements to which it is a party when executed and delivered will constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with its and their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d) No Conflict or Violation.  Except for any exceptions set forth in Schedule 4.3(d), neither the execution and delivery of this Agreement, the Transaction Agreements to which it is a party nor the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Buyer will (i) conflict with, result in a violation or breach of, constitute a default or an event that with or without notice or laps of time, or both, would constitute a default under, any provision of the certificate of formation, operating agreement or other similar governing documents of Buyer, (ii) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate modify or cancel any, agreement, indenture or other instrument under which Buyer is bound or (iii) violate or conflict with any Law applicable to Buyer, other than, in the case of the matters described in clauses (ii) and (iii) of this Section 4.3(d), such conflicts, breaches, violations or defaults as will not have an adverse effect in any material respect on the ability of Buyer to perform its obligations under this Agreement or the Transaction Agreements to which it is a party.

(e) Consents.  Except for consents or approvals of or filings with the BOEM, no consent, approval, authorization or permit of, or filing with or notification to, any Person, including with respect to the HSR Act, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Transaction Agreements to which it is a party or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby.

(f) Actions.  There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer other than Actions that are not reasonably expected by Buyer to have an adverse effect in any material respect on the ability of Buyer to perform its obligations under this Agreement or that challenges or could have the effect of preventing, materially delaying or making illegal or imposing material limits or conditions on the transactions contemplated hereby.

(g) Brokerage Fees and Commissions.  Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(h) Funds.

(i) Assuming (A) the Financing is funded in accordance with the Financing Letters, (B) the accuracy of the representations and warranties set forth in Sections 4.1 and 4.2 and (C) the performance by Seller of the covenants contained in Section 8.28 of this Agreement, the net cash proceeds contemplated by the Financing Letters will, together with available cash of Buyer, be sufficient for Buyer to pay the following (the “Required Amount”): the aggregate amounts required to be paid by Buyer pursuant to Article 3, and all fees, costs and expenses required to be paid by Buyer or an Affiliate of Buyer in connection with the transactions contemplated by this Agreement and by the Financing.

(ii) Buyer has delivered to Seller correct and complete copies of:

(1) executed commitment letters dated as of the date hereof (including all exhibits, schedules and annexes thereto, collectively, the “Equity Funding Letters”) from the parties set forth therein (collectively, the “Equity Providers”) pursuant to which the Equity Providers have committed, subject to the terms and conditions therein, to invest the amounts set forth therein (the “Equity Financing”); and

(2) an executed commitment letter dated as of the date hereof, as the same may be amended or replaced pursuant to Section 8.28(a) and including any executed commitment letter (or similar agreement) for Alternate Financing, in each case, pursuant to Section 8.28(c), including all exhibits, schedules and annexes thereto (the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”) from the financial institutions identified therein (including any Affiliates thereof, the “Debt Providers”) pursuant to which, and subject to the terms and conditions therein, the Debt Providers have committed to provide or cause to be provided the debt financing in the amounts set forth therein (the “Debt Financing,” and together with the Equity Financing, the “Financing”).

(iii) As of the date hereof, none of the Financing Letters have been amended or modified in any respect, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Buyer or an Affiliate of Buyer has fully paid or has caused to be fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof.

(iv) The Financing Letters are in full force and effect and are the valid, binding and enforceable obligations of Buyer and, to the Knowledge of Buyer, the other parties thereto, except as such enforceability may be (A) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (B) subject to general equitable principles (whether considered in a proceeding in equity or at law). Assuming the accuracy of the representations and warranties set forth in Sections 4.1 and 4.2  and the performance by Seller of the covenants contained in Section 8.28 of this Agreement, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other parties thereto, under the Financing Letters. As of the date of this Agreement, Buyer is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Financing Letters inaccurate in any material respect or that would cause any of the commitments provided in the Financing Letters to be terminated or ineffective or, assuming satisfaction of the closing condition set forth in Section 9.2(a), any reason to believe that any of the conditions precedent set forth therein will not be met. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Buyer on the terms therein, and there are no other conditions related to the funding of the full amount of the Financing. As of the date hereof, there are no side letters or other contracts, arrangements or understandings to which Buyer or any of its subsidiaries or the Equity Providers are a party related to the funding or investing, as applicable, of the full amount of the Financing (other than as set forth in or contemplated by the Financing Letters), except for any customary fee, fee credit and engagement letters in respect of the Debt Financing (in each case, which shall not reduce, or contemplate the reduction of, the full amount of the Debt Financing below the amount of the Required Amount, after taking into account other sources of funds, including the Equity Financing and available cash of Buyer).

(i) No Distribution.  Buyer is an experienced and knowledgeable investor in the oil and gas business, Buyer is able to bear the economic risks of its acquisition and ownership of the Purchased Equity and ownership of the Assets, and Buyer is capable of evaluating (and has evaluated) the merits and risks of the Purchased Equity and Assets and Buyer’s acquisition and ownership thereof.  Prior to entering into this Agreement, Buyer was advised by its counsel and such other persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Subject Interests and the estimated reserves recoverable therefrom.  Buyer has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Purchased Equity and is able financially to bear the risks thereof, and understands that the Purchased Equity will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Purchased Equity may be resold without registration under such Laws only in certain limited circumstances.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Purchased Equity for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

(j) Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer.

(k) BOEM Approval.  To the Knowledge of Buyer, there is no fact or condition with respect to Buyer that may cause BOEM to withhold its unconditional approval to the transactions contemplated herein to the extent BOEM approval is required by Law.

ARTICLE 5

ACCESS TO INFORMATION; CONFIDENTIALITY

Section 5.1 General Access.  Promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall:

(a) permit Buyer and its Representatives to have reasonable access, at reasonable times in the Acquired Companies’ and Seller’s offices, and in a manner so as not to interfere unduly with the business operations of the Acquired Companies or Seller, to the Acquired Companies’ books and records, including organizational documents, minute books, corporate, tax, legal, financial and other books and records of either Acquired Company, all documents pertaining to compliance of the Acquired Companies and Assets with Environmental Laws and Environmental Permits and with respect to any Environmental Condition or Environmental Liabilities, and all contracts, abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, and documents insofar as the same are in either Acquired Company’s or Seller’s possession and insofar as either Acquired Company or Seller may do so without, in its good faith opinion, breaching or risking a breach of agreements with other Persons or waiving or risking waiving legal privilege of either Acquired Company or Seller (other than any legal privilege with respect to any title opinions or similar title files or environmental files of either Acquired Company); provided, however, that Seller shall, and shall cause the Company to, at Buyer’s request and at no cost or expense to the Company or Seller, request waivers of such confidentiality restrictions; and

(b) subject to any required consent of any third Person, permit Buyer and its Representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct, in the presence of the Company’s or Seller’s Representatives, reasonable inspections of the Assets; provided that, Buyer shall provide forty-eight (48) hours’ notice in accordance with Section 15.5 prior to accessing the Assets and shall have no right to drill any wells, take any samples, make any borings or conduct any other invasive testing in connection with Buyer’s inspection absent express written authorization from Seller, to be provided or withheld in Seller’s sole and absolute discretion;

provided, however, Buyer shall comply with all applicable policies, rules and regulations of the Company, including but not limited to safety policies, with respect to such access (including without limitation executing a boarding agreement, substantially in the form of Exhibit 5.1(b), prior to boarding any of the Company’s offshore platforms) and repair any damage resulting from such inspections, and Buyer does hereby indemnify and hold harmless, release and agree to defend Seller Indemnified Persons from and against any and all Covered Liabilities arising, in whole or in part, from Buyer’s inspections, regardless of any concurrent negligence or strict liability on the part of Seller Indemnified Persons and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation (but expressly excluding gross negligence or willful misconduct).  Nothing in this Agreement shall be construed to permit Buyer or its Representatives to have access to any files, records, contracts or documents of either Acquired Company or Seller relating to negotiating the sale of the Purchased Equity or the Assets, including any bids or offers received by Seller or the Company for the sale of the Purchased Equity or the Assets in competition with Buyer’s bid or offer, it being agreed that all such competing bids or offers shall be the sole property of Seller.

Section 5.2 Confidential Information.  Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential and to cause its Affiliates and Representatives to maintain all information made available to them pursuant to this Agreement confidential, all as provided in that certain confidentiality agreement dated March 27, 2012, as may be amended from time to time (the “Confidentiality Agreement”), by and between Seller and Buyer, which shall continue in full force and effect and the terms of which are incorporated herein by reference and made a part of this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, on the Closing Date the Confidentiality Agreement shall be terminated and of no further force or effect and Buyer shall have no further obligation with respect to confidentiality pursuant to this Section 5.2.  From and after the Closing for a period of three (3) years, Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence any and all information, whether written or oral, concerning either Acquired Company prior to the Closing Date or the terms of this Agreement, except to the extent that such information (a) is generally available to and known by the public through no fault of Seller or any of its Affiliates or Representatives; or (b) is lawfully acquired by Seller or any of its Affiliates or Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall, if legally permitted, promptly notify Buyer in writing and shall disclose only that portion of such information that Seller, its Affiliate or Representative is advised by its counsel that it is legally required to disclose, provided that, upon Buyer’s written request and at Buyer’s sole cost and expense, Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

ARTICLE 6

RESERVED

ARTICLE 7

TITLE ADJUSTMENTS

Section 7.1 General Disclaimer of Warranties and Representations.  Without limiting Buyer’s right to adjust the Purchase Price by operation of Section 7.2, neither Seller nor the Company makes any warranty or representation, express, implied, statutory or otherwise, with respect to either Acquired Company’s title to any of the Subject Interests, and Buyer hereby acknowledges and agrees that, absent fraud by Seller or either of the Acquired Companies, Buyer’s sole remedy for any defect of title, including any Title Defect with respect to any of the Subject Interests shall be pursuant to the procedures set forth in this Article 7, which remedies shall cease, and be deemed to be finally and conclusively satisfied, in all respects, upon the Closing, except to the extent set forth in this Article 7.

Section 7.2 Buyer’s Title Review.

(a) Buyer’s Assertion of Title Defects.  Prior to the expiration of the thirty (30) day period commencing on the execution of this Agreement (the “Title Examination Period”), Buyer may furnish Seller written notice meeting the requirements of this Section 7.2(a) (the “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Title Defects and that Buyer is asserting as a Title Defect with respect to all or any portion of a Property Subdivision pursuant to this Article 7.  For all purposes of this Agreement, absent fraud by Seller or either of the Acquired Companies, Buyer shall be deemed to have waived all defects in title to the Assets, including without limitation, any Title Defects that Buyer fails to assert as a Title Defect by a Title Defect Notice given to Seller on or before the expiration of the Title Examination Period.  To be effective, Buyer’s Title Defect Notice must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary (and available to Buyer) for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect.  Seller shall respond promptly in writing to each Title Defect Notice and negotiate with Buyer in an effort to come to agreement with Buyer with respect to a resolution with respect to each Title Defect asserted in such Title Defect Notice.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use its commercially reasonable efforts to give Seller, on or before the end of each calendar week during the Title Examination Period, written notice of all Title Defects discovered by Buyer during the calendar week preceding the calendar week then ending, which may be preliminary in nature and supplemented prior to the end of the Title Examination Period; provided that the failure of Buyer to provide Seller with such weekly written notice of any Title Defect shall not in any way prevent Buyer from notifying Seller of a Title Defect prior to the expiration of the Title Examination Period.  Buyer shall also promptly furnish Seller with written notice of any Title Credit that is discovered by any of Buyer’s Representatives while conducting Buyer’s title review, due diligence or investigation with respect to the Subject Interests and Property Subdivisions.

(b) Purchase Price Allocations.  A portion of the Purchase Price has been allocated to the various Subject Interests in Property Subdivisions in the manner and in accordance with the respective values set forth in the Property Schedule (the portion of the Purchase Price allocated to each Property Subdivision, as such allocation may be adjusted pursuant to the immediately succeeding sentence, shall be referred to in this Agreement, as such Property Subdivision’s “Allocated Value”).  If any adjustment is made to the Purchase Price pursuant to this Section 7.2, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Subject Interests in Property Subdivisions set forth in the Property Schedule.

(c) Seller’s Opportunity to Cure.

(i) Seller shall have until two (2) days prior to the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects.  Subject to Section 7.2(c)(ii) and Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, if Seller within such time fails to cure any Title Defect of which Buyer has given a timely Title Defect Notice and Buyer has not and does not waive (in writing) the same on or before the day immediately preceding the Closing Date, then the Subject Interest in the Property Subdivision affected by such uncured and unwaived Title Defect shall be a “Title Defect Property.”

(ii) If Buyer furnishes to Seller timely Title Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 7.2(c)(i), Seller may elect to close the transactions contemplated hereby and retain the right to cure any of such Title Defects after Closing.  In such event, but subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto pursuant to the provisions of this Article 7, (A) the Purchase Price shall be subject to reduction pursuant to Section 7.2(d) taking into account all Title Defect Amounts attributable to the Title Defect Properties affected by the Title Defects that Seller may elect to cure after Closing, provided that any portion of any agreed upon Title Defect Amounts for Title Defects that Seller has elected to cure after Closing that would have resulted in a reduction in the Purchase Price pursuant to Section 7.2(d) shall instead be deposited with the Escrow Agent and disbursed pursuant to the terms and provisions of the Escrow Agreement or other mutually agreeable escrow agreement entered into by the Parties pending such cure.  Seller shall have one hundred eighty (180) days (to Buyer’s reasonable satisfaction) after the Closing Date in which to attempt to cure any such Title Defects.  If Seller cures any such Title Defect, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Seller an amount equal to the Title Defect Amount with respect to the Title Defect that is so cured, provided that the aggregate amount of all payments to Seller pursuant to this Section 7.2(c) with respect to cured Title Defects shall not exceed the amount deposited with the Escrow Agent as a result of such Title Defects. If Seller does not cure (to Buyer’s reasonable satisfaction) all such Title Defects by the end of such one hundred eighty (180) day period, then Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Buyer all amounts that remain deposited with the Escrow Agent as a result of such uncured Title Defects; provided, however, that in no event shall Buyer and Seller instruct the Escrow Agent to disburse to Buyer any amounts held by the Escrow Agent with respect to any Deferred Adjustment

Claims if, at the end of such one hundred eighty (180) day period, such Deferred Adjustment Claims have not then been resolved.  The Purchase Price shall be deemed reduced by any such disbursement to Buyer.  For the avoidance of doubt, to the extent that the Title Defect Amount with respect to a Title Defect is reduced or eliminated entirely as a result of Seller curing such Title Defect, the amount of such reduction in the Title Defect Amount shall no longer be included for purposes of determining whether the Available Deductible Amount has been exceeded.

(d) Buyer’s Title Adjustments.  As Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by the amount, if any, by which the aggregate amount of all Title Defect Amounts with respect to all Title Defect Properties exceeds the sum (the “Available Deductible Amount”) of $10,000,000 plus the aggregate amount of all Title Credits.  “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows and subject to the following conditions:

(i) If the Title Defect results from the Acquired Companies combined having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in the Property Schedule, the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value of such Title Defect Property in the Property Schedule by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in the Property Schedule.

(ii) If the Title Defect results from the existence of a Lien that secured Indebtedness, the Title Defect Amount shall be an amount sufficient to discharge and release such Lien.

(iii) If the Title Defect results from any matter not described in clauses (i) or (ii) above, including the Acquired Companies combined having a greater Working Interest in a Title Defect Property than the Working Interest specified therefor in the Property Schedule, the Title Defect Amount shall take into account the Allocated Value of such Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are reasonably necessary to make a proper evaluation and determination of such adjustment.

(iv) If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

(v) The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.  For example, but without limitation, if a Lien affects more than one Title Defect Property, the amount necessary to discharge such Lien shall be allocated among the Title Defect Properties so affected (in the ratios of the Allocated Values of such Title Defect Properties) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Amount therefor, but such Title Defect Amount shall not be deemed allocated proportionately with respect to determining whether such Title Defect Amount exceeds the de minimis amount set forth in Section 7.2(d)(ix).

(vi) The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed such Title Defect Property’s Allocated Value.

(vii) No Title Defect Amount shall be allowed on account of and to the extent that an increase in the Acquired Companies’ Working Interest in a Property Subdivision has the effect of proportionately increasing the Acquired Companies’ Net Revenue Interest in such Property Subdivision.

(viii) Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect Property is $200,000 or less, then the Title Defect Amount with respect to such Title Defect Property shall be deemed zero; provided, however, that, in determining whether the foregoing de minimis amount has been exceeded, all Title Defect Amounts with respect to each Property Subdivision shall be aggregated.

(ix) If the Parties agree as to the Title Defect Amount, the Title Defect Amount shall be the agreed upon amount.

Section 7.3 Determination of Title Defects.  The Subject Interest in a portion of a Property Subdivision shall be deemed to have a “Title Defect” if the Acquired Companies do not have Defensible Title thereto as of the date hereof and as of the Closing Date.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall be deemed to be Permitted Encumbrances and shall not be asserted as, and shall not constitute, Title Defects:  (a) defects arising out of lack of survey, unless a survey is required by Law, (b) defects arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Subject Interest or portion thereof, (c) defects that have been cured by applicable statutes of limitations or statutes for prescription and (d) any encumbrance, loss of title or defect resulting from Seller’s or the Acquired Companies’ election not to participate in an operation or maintain an Asset for which Buyer has given its prior written consent not to participate or maintain.

Section 7.4 Title Credit.  A “Title Credit” shall mean, with respect to the Subject Interest in a Property Subdivision, the amount by which the Allocated Value of the Subject Interest in such Property Subdivision is enhanced by virtue of (a) the Acquired Companies combined having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in the Property Schedule without causing a greater than proportionate increase in the Acquired Company’s Working Interest in such Property Subdivision or (b) the Acquired Companies combined having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in the Property Schedule that does not proportionately decrease (of equal or greater amount) the Acquired Company’s Net Revenue Interest in such Property Subdivision, which amount shall be determined as follows:

(i) If the Title Credit results from the Acquired Companies having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in the Property Schedule, the Title Credit  shall be equal to the product obtained by multiplying the Allocated Value of such Property Subdivision in the Property Schedule by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in the Property Schedule.

(ii) If the Title Credit results from the Acquired Companies having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in the Property Schedule, the Title Credit shall take into account the Allocated Value of such Property Subdivision, the portion of the Property Subdivision affected by the Title Credit, the legal effect of the Title Credit, the potential increased economic effect of the Title Credit over the life of the Property Subdivision, the values placed upon the Title Credit by Buyer and Seller and such other factors as are reasonably necessary to make a proper evaluation and determination of such adjustment.

(iii) In determining the amount of Title Credits, the principles and methodology set forth in clauses (iv), (v) and (vi) of Section 7.2(d) shall be applied, mutatis mutandis.

(iv) No Title Credit shall be allowed on account of and to the extent that a decrease in the Acquired Companies’ Working Interest in a Property Subdivision has the effect of proportionately decreasing the Acquired Companies’ Net Revenue Interest in such Property Subdivision or disproportionately decreasing the Acquired Companies’ Net Revenue Interest in such Property Subdivision greater than the decrease in the corresponding Working Interest.

(v) Notwithstanding the foregoing, if the aggregate amount of Title Credits determined pursuant to the foregoing with respect to a Property Subdivision is $200,000 or less, then the Title Credits with respect to such Property Subdivision shall be deemed zero; provided, however, that, in determining whether the foregoing de minimis amount has been exceeded, all Title Benefit Amounts with respect to each Property Subdivision shall be aggregated.

Section 7.5 Deferred Claims and Disputes.  In the event that Buyer and Seller have not agreed upon the existence of one or more Title Defects, the cure thereof, or one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article 7, any such dispute or claim (a “Deferred Adjustment Claim”) shall be settled pursuant to this Section 7.5 and, except as provided in Sections 9.1(f)(i) and 9.2(f)(i), shall not prevent or delay Closing.  In no event shall any Title Defect Amount asserted by Buyer as a Deferred Adjustment Claim exceed the amount asserted by Buyer therefor prior to the end of the Title Examination Period in the Title Defect Notice applicable thereto and delivered in accordance with Section 7.2, and in no event shall any Title Defect Amount asserted by Seller as a Deferred Adjustment Claim be less than the amount asserted by Seller in response to Buyer’s notices.  With respect to each potential Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Adjustment Claim. In such event, but subject to Seller’s continuing right to cure a Title Defect pursuant to the provisions of this Article 7, the Purchase Price shall be subject to reduction pursuant to Section 7.2(d) taking into account all Title Defect Amounts attributable to the Title Defect Properties affected by the Title Defects that are the subject of Deferred Adjustment Claims, provided that any portion of the aggregate amount of all Title Defect Amounts asserted by Buyer as Deferred Adjustment Claims that would have resulted in a reduction in the Purchase Price pursuant to Section 7.2(d) shall instead be deposited with the Escrow Agent and disbursed pursuant to the terms and provisions of the Escrow Agreement or other mutually agreeable escrow agreement entered into by the Parties pending resolution.  On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims.  Upon any resolution, Buyer and Seller shall jointly instruct the Escrow Agent to disburse an amount equal to the resolved amount to the Party so determined by the Parties.  If such resolved amount is disbursed to Buyer, then the Purchase Price shall be deemed to be reduced by the amount so disbursed.  Any Deferred Adjustment Claims that are not so resolved on or before the Deferred Matters Date may be submitted by either Party to final and binding arbitration in accordance with the Arbitration Procedures.  Notwithstanding anything herein provided to the contrary, including Section 7.2(c), but without limiting Seller’s rights under Section 7.2(c)(ii), Seller shall be entitled to cure any Title Defect that gives rise to a Deferred Adjustment Claim at any time prior to the point in time when a final and binding written decision of the Sole Arbitrator (as defined in the Arbitration Procedures) is made with respect thereto in accordance with the Arbitration Procedures.  Upon the final and binding written decision of the Sole Arbitrator, Buyer and Seller shall jointly instruct the Escrow Agent to disburse the amount in escrow in accordance with the decision of the Sole Arbitrator; provided, however, that in no event shall Buyer and Seller instruct the Escrow Agent to disburse to Buyer any amounts held by the Escrow Agent with respect to the Title Defect Properties affected by the Title Defects that Seller elected to cure after Closing if, at the time of the Sole Arbitrator’s decision, Title Defects that Seller elected to cure remain subject to cure pursuant to Section 7.2(c)(ii).  In the event a dispute regarding the cure of a Title Defect is submitted to the Sole Arbitrator for resolution, the standard for determining whether a Title Defect has been cured shall be determined in the Sole Arbitrator’s discretion and not that the cure is reasonably satisfactory to Buyer.  The Purchase Price shall be deemed to be reduced by the amount so disbursed to Buyer.

Section 7.6 No Duplication.  Notwithstanding anything herein provided to the contrary, if a Title Defect results from any matter that could also result in the breach of any representation or warranty of Seller set forth in Article 4, then Buyer shall be entitled to assert such matter only as a Title Defect pursuant to this Article 7 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

ARTICLE 8

COVENANTS OF SELLER AND BUYER

Section 8.1 Conduct of Business Pending Closing.  Subject to Section 8.2 and the constraints of applicable operating agreements and other Material Contracts set forth on Schedule 4.2(i), from the date hereof through the Closing, except (a) as disclosed in Schedule 8.1, (b) as contemplated by the Capital Expenditure Plan, (c) in connection with the actions contemplated by Sections 8.15(i) or 8.25 or (d) as otherwise consented to or approved by Buyer in writing, Seller covenants and agrees that:

(a) Corporate Actions.  Seller shall cause each of the Acquired Companies to not:

(i) amend its certificate of incorporation, by-laws or other governing documents;

(ii) liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii) change its accounting methods, policies or practices, except as required by applicable Law or GAAP; make, modify or revoke any material election with regard to Taxes or file any material amended Tax Returns, waive any statute of limitations in respect of any material Taxes or agree to any extension of time with respect to a material Tax assessment or deficiency;

(iv) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);

(v) issue or sell any equity interests, notes, bonds or other securities of either Acquired Company, or any option, warrant or right to acquire same; or

(vi) declare or pay any non-cash dividend or make any other non-cash distribution on the Purchased Equity.

(b) Changes in Business.  Seller shall cause each of the Acquired Companies to not:

(i) assign, terminate or amend, in any material respect, any Material Contract or enter into any agreement, contract or arrangement that would constitute a Material Contract if entered into before the date hereof;

(ii) incur any Indebtedness; or

(iii) sell, lease or otherwise dispose of any of the Assets, except (A) oil, gas and other hydrocarbons sold or otherwise disposed of in the ordinary course of business, (B) incident to the exploration, operation or development of the Assets in accordance with this Section 8.1 or Section 8.2, (C) personal property or equipment that is replaced with personal property or equipment of comparable or better value and utility in connection with the maintenance, repair and operation of the Assets, (D) any single item of personal property or equipment having a value of less than $150,000 (unless the aggregate of items of personal property or equipment has value of greater than $500,000) and (E) sales to the holder of Preference Rights pursuant to Section 8.21 who validly exercise the same.

(c) Liens.  Seller shall not, and shall cause each of the Acquired Companies to not, create any Lien on any of the Assets, except to the extent (i) required incident to the exploration, operation or development of the Assets in the ordinary course of business and pursuant to this Section 8.1 or Section 8.2, or (ii) required by any Material Contract set forth on Schedule 4.2(i).

(d) Operation of Assets.  Seller shall cause the Acquired Companies to:

(i) cause the Assets to be maintained and operated (and the production attributable thereto marketed, sold, exchanged, processed and otherwise handled) in the ordinary course of business in accordance with either Acquired Company’s past practices and in a similar manner as a reasonably prudent Person operating in the same industry (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property without regard to the limitation of Section 8.1(d)(ii) below), maintain insurance now in force with respect to the Assets (or upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices), and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

(ii) not propose or commit to participate in the drilling of any new well or other new operations on the Assets, without the prior written consent of Buyer, which consent or non-consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the notice from Seller or (y) one day less than the applicable notice period within which either Acquired Company is contractually obligated to respond to third parties to avoid a deemed election by either Acquired Company regarding such operation, as specified in Seller’s notice to Buyer requesting such consent; provided that, failure by Buyer to respond within the aforesaid applicable period shall constitute Buyer’s consent to either Acquired Company’s participation in such well or other operation;

(iii) maintain and keep the Assets in full force and effect, except where such failure is due to (A) the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight (including either Acquired Company’s negligence) unless caused by either Acquired Company’s gross negligence or willful misconduct, or (B) the failure to participate in an operation that Buyer does not timely approve; and

(iv) use commercially reasonable efforts to maintain each Acquired Company’s relationships with suppliers, customers and others having material business relations with either Acquired Company so that they will be preserved for Buyer on and after the Closing Date.

(e) Contracts and Agreements.  Seller shall cause the Acquired Companies to not:

(i) grant or create any Preference Right or Transfer Requirement with respect to the Assets except (A) in connection with the performance by either Acquired Company of an obligation under a Material Contract existing on the date hereof or (B) in connection with the renewal or extension of Assets after the date hereof if granting or creating such Preference Right or Transfer Requirement is a condition of such renewal or extension, but, in each of the cases of clauses (A) and (B), only if such Preference Right or Transfer Requirement is set forth on Schedule 4.2(p);

(ii) enter into any oil, gas or other hydrocarbon sales, exchange, processing or transportation contract with respect to the Assets having a term in excess of one year that is not terminable without penalty on notice of sixty (60) days or less;

(iii) (A) grant to any employee, officer or director of either Acquired Company any increase in compensation or, other than in compliance with either of the Acquired Companies’ severance plans and policies that exist as of the date hereof, pay any employee, officer or director of either Acquired Company any bonus or other benefit, (B) establish, adopt, enter into, terminate or, other than amendments that equally impact the employees of Seller and the Acquired Companies that are in the ordinary course of business and consistent with past practice, amend (1) any bonus, severance, retention, profit sharing or similar plan, (2) any employment, change in control, retention or similar agreement or (3) any collective bargaining agreement, or other labor union agreement, (C) other than amendments that equally impact the employees of Seller and the Acquired Companies that are in the ordinary course of business and consistent with past practice, amend any Employee Benefit Plan or (D) other than in compliance with either of the Acquired Companies’ severance plans and policies that exist as of the date hereof, obligate either Acquired Company to provide any severance or termination pay;

(iv) amend, modify or terminate the non-compete agreement entered into by and between the Company and Johnny Edwards dated as of the date hereof;

(v) voluntarily relinquish either Acquired Company’s position as operator with respect to any of the Assets; or

(vi) agree to do any of the items enumerated in this Section 8.1.

Notwithstanding the foregoing provisions of this Section 8.1, Seller and the Acquired Companies shall have the right to novate, close-out, terminate, or otherwise settle any outstanding Product Hedging Contracts prior to Closing in accordance with Section 8.17 without obtaining Buyer’s consent or approval. Buyer’s approval of any action: (i) set forth in Sections 8.1(a), 8.1(b)(ii), 8.1(c), 8.1(e)(i), 8.1(e)(iii) and 8.1(e)(iv) may be granted or withheld in its sole discretion; and (ii) set forth in Sections 8.1(b)(i), 8.1(b)(iii), 8.1(d), or 8.1(e)(ii) above shall not be unreasonably withheld, conditioned or delayed.

Section 8.2 Qualifications on Conduct; Operations After Closing.

(a) Emergencies; Legal Requirements.  The Company and/or Seller may take (or not take, as the case may be) any of the actions mentioned in Section 8.1 if reasonably necessary to avert or reduce imminent danger to the life or health of any Person or Persons, to prevent or mitigate any imminent material violation of Laws or to prevent or mitigate any imminent loss of or damage to any material Asset or other property of either Acquired Company and for which action or actions, time is of the essence.  Seller shall notify Buyer promptly after taking any such action.

(b) Non Operated Properties.  If either Acquired Company is not the operator of a particular portion of the Assets, the obligations of Seller in Section 8.1 with respect to such portion of the Assets, which have reference to operations or activities that pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that the Acquired Companies exercise their contractual rights in accordance with the foregoing and that Seller use its commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause either Acquired Company to cause the operator of such portion of the Assets to take or not take such actions or render such performance or not render such performance as required by Section 8.1 within the constraints of the applicable operating agreements and other applicable agreements.  Seller shall notify Buyer promptly if the operator of such portion of the Assets fails to take action or takes action prescribed in Section 8.1 promptly after the taking of any such action or the failure to take any such action.

Section 8.3 Non-Competition; Non-Solicitation.

(a) For a period of twelve (12) months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, (i) engage in the Restricted Business in the Territory; (ii) have an equity interest in any Person that engages directly or indirectly in the Restricted Business in the Territory; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between either Acquired Company, on the one hand, and customers or suppliers of either Acquired Company, on the other hand. Notwithstanding the foregoing, Seller and its subsidiaries may (i) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or its subsidiary, as applicable, is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own five (5%) or more of any class of securities of such Person, and (ii) continue to perform their businesses in substantially the same manner in which Seller and its subsidiaries (other than the Acquired Companies) performed their businesses immediately prior to Closing (including the operation of the Helix Producer I, maintaining the overriding royalty interests in effect as of the Closing Date (other than those owned by the Acquired Companies), and the use of the Excluded Assets).

(b) During the Restricted Period, Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, hire or solicit any employee of either Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, that nothing in this Section 8.3(b) shall prevent Seller or any of its subsidiaries from hiring (i) any employee whose employment has been terminated by either Acquired Company; (ii) after 180 days from the date of termination of employment, any employee whose employment has, to the Knowledge of Seller, been terminated by the employee; or (iii) any employee who responds to a general solicitation for employment by Seller or any of its subsidiaries.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of either Acquired Company or potential clients or customers of either Acquired Company for purposes of diverting their business or services from either Acquired Company.

(d) Seller acknowledges that a breach or threatened breach of this Section 8.3 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller explicitly represents and warrants to Buyer that Seller is incurring the obligations of the covenants in this Section 8.3 as an inducement to Buyer to enter into this Agreement and as an essential element of Buyer’s agreement to acquire the Purchased Equity and pay the purchase price for the Purchased Equity, and Buyer would not have done so but for the agreement by Seller to comply with the terms and provisions hereof.

(f) Seller understands and acknowledges that Buyer has made substantial investments to acquire the Purchased Equity, including its business interests, goodwill and confidential information of the Acquired Companies.  Seller agrees that such investments are worthy of protection and that Buyer’s need for the protection afforded by this Section 8.3 is greater than any hardship Seller might experience by complying with its terms.  Seller agrees that the limitations as to time, geographic area and scope of activity to be restrained contained in this Agreement are fair and reasonable and are not greater than necessary to protect the legitimate interests of Buyer. In the event that any covenant contained in this Section 8.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant to the maximum time, geographic, product or service, or other limitations permitted by applicable Law in such jurisdiction. The covenants contained in this Section 8.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 8.4 Employee Matters.

(a) The Acquired Companies shall continue to employ all of the Continuing Employees after the Closing Date.   Prior to the Closing Date, Buyer or one of its Affiliates (including the Acquired Companies) shall notify, in writing, individuals who are employed by an Acquired Company immediately prior to the Closing Date whether such individuals will continue in employment with the Buyer or one of its Affiliates (including the Acquired Companies) after the Closing Date either (i) as a “Retained Employee” or (ii) for a limited time period as a “Transition Employee.”  Any Continuing Employee that is, for whatever reason, not designated by Buyer or one of its Affiliates (including the Acquired Companies) as a “Retained Employee” or a “Transition Employee” shall be considered for purposes of this Agreement a “Retained Employee”.  For a period of at least twelve (12) months after the Closing Date, Buyer shall, or shall cause one of its Affiliates (including the Acquired Companies) to, provide the Continuing Employees with a level of base pay that is no less than each Continuing Employee’s current salary or wage rate and with benefits and other compensation arrangements generally provided to Buyer’s employees at the time of Closing, subject to the terms and conditions of this Section 8.4.  If a Transition Employee continues his/her employment with Buyer or one of  its Affiliates (including the Acquired Companies) and is not terminated at the end of the Transition Period, then, for purposes of this Section 8.4(a), such Transition Employee shall be considered a “Retained Employee” effective as of the first day after the end of the Transition Period.

(b) The Continuing Employees will not accrue any additional benefits under Seller Employee Benefit Plans for periods after the Closing Date.  Buyer shall not assume any Seller Employee Benefit Plans and shall have no obligations or liabilities under or with respect to any Seller Employee Benefit Plans.

(c) Each Continuing Employee shall become eligible to participate in the group health plan of Buyer or one of its Affiliates effective as of the Closing Date without any waiting period.  With respect to any group health plan or program of Buyer or Buyer’s Affiliates in which a Continuing Employee becomes eligible to participate as of the Closing Date or thereafter, Buyer or one of its Affiliates shall cause each such Continuing Employee to (i) receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding Seller Employee Benefit Plan, and (ii) not be subject to any pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Continuing Employee under the corresponding Seller Employee Benefit Plan.

(d) Buyer or one its Affiliates shall credit each Continuing Employee with the same number of years of service, including partial years of service, as the Continuing Employee is credited with by Seller (or any other employer service that was previously recognized by Seller), under the applicable corresponding benefit plan sponsored by Buyer or its Affiliates.  The service credit required by this Section 8.4(d) shall apply for all purposes under any health, severance, vacation, sick or any similar paid-time off program or other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) of Buyer or its Affiliates and for purposes of eligibility to participate, vesting, eligibility for a particular form or type of benefit, and benefit accrual (except for benefit accrual under a defined benefit pension plan and vesting under a 401(k) plan or other defined contribution pension plan) under any pension, retirement, savings, or other employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) of Buyer or its Affiliates.  Continuing Employees will vest under the Buyer 401(k) Plan as specified in the Buyer 401(k) Plan.

(e) Claims for long-term disability benefits, short-term disability benefits, and workers’ compensation benefits arising out of occurrences prior to the Closing Date shall be the responsibility of Seller.  Claims for long-term disability benefits, short-term disability benefits, and workers’ compensation benefits for Continuing Employees arising out of occurrences on or subsequent to the Closing Date shall be the responsibility of Buyer and its Affiliates (including, as applicable, the Acquired Companies).

(f) Seller shall retain all liability for severance and other benefits (including any notice obligations and liability arising under the WARN Act) to all  employees of either

Acquired Company (including any Retained Employees and any Transition Employees) who are terminated on or prior to the Closing Date.

(g) Buyer and the Acquired Companies shall be liable for severance and other benefits, including any liability arising under the WARN Act, to any Continuing Employee whose employment is terminated after the Closing Date.  If any Transition Employee’s employment is terminated (i) prior to the end of the Transition Period by Buyer or its Affiliates (including the Acquired Companies) without “cause” or by the Transition Employee for “good reason,” in each event using definitions that are identical to those provided under the ERT Transition Bonus Plan, or (ii) at the expiration of the Transition Period, such eligible Transition Employees will receive, conditioned upon the submission of an effective release of claims satisfactory to Buyer, (A) the transition bonus equal to 6 month’s salary payable under the ERT Transition Bonus Plan, (B) a severance payment equal to 2 week’s salary for each year of ERT service up to 20 weeks, and (C) if the eligible employee elects COBRA coverage, up to six months (or such shorter period during which COBRA coverage continues) of payments equal to the difference between the monthly COBRA premium for the coverage elected and the premium for such coverage that is payable by similarly-situated active employees.  With respect to any such terminated Transition Employee, in the event that the sum of (x) all of the payments described in clauses (A) through (C), (y) the 2011 LTI payment, if any, and (z) the 2012 short term incentive bonus, if any (collectively the “Severance Payments” ), do not equal one year’s base salary of the terminated individual, a make-up payment will be made to make the aggregate total Severance Payments equal one year’s base salary.  All Severance Payments shall be made in accordance with the terms of the applicable plan documents and applicable Law (including section 409A of the Code) and will be documented in writing at the time of termination.  In the event that a Retained Employee is terminated by Buyer and its Affiliates (including the Acquired Companies) during the twelve (12) month period immediately following the Closing Date (or, in the case of a Transition Employee who continues in employment with Buyer and its Affiliates (including the Acquired Companies) after the end of the Transition Period, during the period beginning on the date after the last day of the Transition Period and ending twelve (12) months immediately after the Closing Date) for reasons other than cause, such individual shall also receive the Severance Payments described above for Transition Employees.

(h) To the extent properly included in Effective Time Net Working Capital, on the Closing Date or on such other dates provided under the change in control agreements (the “Change in Control Agreements”) and the 2013 Stretch Bonus Agreement and 2014 Stretch Bonus Agreements (together, the “Stretch Bonus Agreements”) listed on Schedule 4.2(n)(ix), Buyer shall cause the Acquired Companies to make the payments that are due under the Change in Control Agreements and Stretch Bonus Agreements (which amounts are set forth on Schedule 4.2(n)(ix)).

(i) To the extent properly included in Effective Time Net Working Capital, after Closing, Buyer shall, or shall cause one of its Affiliates (including the Acquired Companies) to, pay to all Continuing Employees any payments due to such Continuing Employees under the 2011 LTI, to the extent such payments were not previously paid to the Continuing Employees pursuant to the 2011 LTI’s terms.  To the extent properly included in Effective Time Net Working Capital, Buyer shall, or shall cause one of its Affiliates (including the Acquired Companies) to, pay to all Continuing Employees any payments due to such Continuing

Employees under the 2012 LTI, and Buyer will provide Seller with an accounting of the payments made pursuant to the 2012 LTI within seven (7) days of payment, and Buyer shall reimburse Seller (or its designated Affiliate) for fifty percent (50%) of any 2012 LTI payments that are not paid to the Continuing Employees pursuant to the terms of the 2012 LTI by wire transfer of immediately available funds to an account designated in writing by Seller.  To the extent properly included in Effective Time Net Working Capital, Buyer shall, or shall cause one of its Affiliates to, pay to all Continuing Employees who remain continuously employed by Buyer or one of its Affiliates (including the Acquired Companies) through the last day of the Transition Period the bonuses listed on Schedule 8.4(i) pursuant to the terms of the ERT Transition Bonus Plan (the “Transition Bonus”). Buyer will provide Seller with an accounting of the payments made pursuant to the Transition Bonus within seven (7) days of payment, and Buyer shall reimburse Seller (or its designated Affiliate) for fifty percent (50%) of any Transition Bonus that is not paid to a Continuing Employee in accordance with such schedule by wire transfer of immediately available funds to an account designated in writing by Seller.  To the extent properly included in Effective Time Net Working Capital, Buyer shall, or shall cause one of its Affiliates (including the Acquired Companies) to, pay to all Continuing Employees any payments due to such Continuing Employees under the 2012 Bonus Plan in accordance with the terms of the 2012 Bonus Plan to the extent such payments were not previously paid to the Continuing Employees pursuant to the 2012 Bonus Plan.  Buyer will provide Seller with an accounting of the payments made pursuant to the 2012 Bonus Plan within seven (7) days of payment, and Buyer shall reimburse Seller (or its designated Affiliate) for sixty-seven percent (67%) of any accrued bonus amounts that are not paid to the Continuing Employees pursuant to the terms of the 2012 Bonus Plan by wire transfer of immediately available funds to an account designated in writing by Seller. For the avoidance of doubt, payments under the 2011 LTI, 2012 LTI, Transition Bonus and 2012 Bonus Plan shall include those amount of related taxes and fees paid by the Company to a Governmental Authority.

(j) Except as provided in the Transition Services Agreement, Seller and its Affiliates (other than the Acquired Companies) shall be responsible for compliance with and liability under COBRA with respect to any COBRA-qualifying events that occur on or prior to the Closing Date to the extent mandated by COBRA, including with respect to the Continuing Employees and their dependents.  Buyer and the Company shall be responsible for compliance with and liability under COBRA with respect to any COBRA-qualifying events that occur after the Closing Date with respect to the Continuing Employees who become covered under Buyer’s group health plan, and with respect to the dependents of such Continuing Employees.  For purposes of this Section 8.4(j), COBRA also includes liabilities for continuation coverage under applicable state law.

(k) As soon as administratively practicable following the Closing Date for each Retained Employee, Buyer shall cause its 401(k) Plan (the “Buyer 401(k) Plan”) to accept direct rollovers of distributions to the applicable Retained Employee from the Helix 401(k) Employees Retirement Savings Plan (the “Helix 401(k) Plan”), including plan loans.  With respect to each Retained Employee who elects a direct rollover to the Buyer 401(k) Plan, Seller shall cause the trustee of the Helix 401(k) Plan to roll over the distribution that the Retained Employee elects to roll over to the Buyer 401(k) Plan (the “Helix 401(k) Rollover”).  The Helix 401(k) Rollover shall be made in cash or in cash equivalents or, with respect to outstanding loans to the Retained Employees, promissory notes.  For purposes of clarity, such rollovers shall not involve the transfer of any employer securities between such plans.  Seller, Buyer and the Acquired

Companies shall each reasonably cooperate with the other and shall provide to the other such written documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 8.4(k).

(l) Nothing in this Section 8.4, whether express or implied, shall (i) be deemed to restrict the ability of Buyer or its Affiliates (including the Acquired Companies) to terminate the employment of any Continuing Employee after the Closing Date; (ii) confer upon any Person whether or not a party to this Agreement (including any Continuing Employee) any right to employment or recall, any right to continued employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever, or (iii) constitute or be deemed to constitute an amendment of Employee Benefit Plan.

(m) Seller shall retain all liability associated with (i) the one-time payment referenced in Item 2 of Schedule 8.1(e)(iii) upon consummation of the transactions contemplated hereby and (ii) the payments referenced in Item 1 of Schedule 4.2(n)(v), and Seller shall indemnify and hold harmless Buyer and the Acquired Companies and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such one-time payment referenced in Item 2 of Schedule 8.1(e)(iii) and such payments referenced in Item 1 of Schedule 4.2(n)(v).

Section 8.5 Public Announcements.  Prior to the Closing Date, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, neither Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of the New York Stock Exchange (or other public stock exchange of similar reputation and standing) on which the shares of such Party or any of its Affiliates are listed.  In each case to which such exception applies, the releasing Party will use its commercially reasonable efforts to consult with the other Party prior to issuing such release or statement prior to releasing or making the same.

Section 8.6 Amendment of Schedules.  As of the Closing Date, all Schedules hereto shall be deemed amended and supplemented to include reference to any matter that results in an adjustment to the Purchase Price pursuant to Section 3.1.  Seller shall update the Schedules to supplement or amend the Schedules (including the addition of schedules that are responsive to the representations and warranties contained herein but for which no schedule is contemplated as of the date hereof), in each case to reflect matters first occurring or initially arising following the date hereof that, if existing as of the date hereof, would have been required to be set forth in the Schedules (such updates, the “Schedules Updates”). Seller shall promptly deliver such Schedules Updates to Buyer. Notwithstanding any other provision of this Agreement, any disclosure in any of the Schedules Updates shall not be deemed to have cured any inaccuracy in or the breach of any representation or warranty contained in this Agreement or in Seller’s Closing Certificate for the purpose of the indemnification rights in Article 13, the termination rights in this Agreement or of determining whether or not the conditions set forth in Section 9.2(a) have been met.

Section 8.7 Parties Efforts and Further Assurances.  Seller and Buyer each agree that from time to time after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be necessary to carry out the purposes and intents of this Agreement.

Section 8.8 Reserved.

Section 8.9 Removal.  Within a reasonable period of time following the Closing, and in any event within ninety (90) days thereof, Buyer shall and shall cause the Company to remove the name and mark of Seller and any of its Affiliates (other than the Acquired Companies) and any variations and derivatives thereof and logos relating thereto from the Assets.

Section 8.10 Books and Records.  At Closing, Seller shall deliver the books and records of the Acquired Companies to Buyer at Seller’s offices in Houston, Texas.  Buyer agrees to maintain all books and records of the Acquired Companies until the fifth (5th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have the books and records of the Acquired Companies available with respect to open years for Tax audit purposes).  Buyer shall provide Seller and its representatives reasonable access to and the right to copy the books and records of the Acquired Companies, but only as in existence as of the Closing Date, for the purposes of (a) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (b) complying with any applicable Law or the prosecution or defense of any Action affecting Seller’s interests in the Purchased Equity and Assets prior to the Closing Date, (c) conducting and preparing any audit of the books and records of any third Person relating to Seller’s interest in the Purchased Equity and Assets prior to the Closing Date, or responding to any audit conducted or prepared by such third parties, (d) preparing Tax Returns, (e) responding to or disputing any Tax audit or (f) asserting, defending or otherwise dealing with any claim or dispute under this Agreement or with respect to the Assets or the Purchased Equity but only insofar as Buyer may do so without, in its good faith opinion, breaching or risking a breach of agreements with other Persons or waiving or risking waiving legal privilege of either Acquired Company or Buyer; provided, however, that Buyer shall, at Seller’s request and at no cost or expense to either Acquired Company or Buyer, request waivers of such confidentiality restrictions.  In no event shall Buyer or any of its Affiliates destroy any books and records of either Acquired Company without giving Seller sixty (60) days’ advance written notice thereof and the opportunity, at Seller’s expense, to obtain such books and records prior to their destruction.

Section 8.11 Casualty and Condemnation.  Subject to the Parties’ ability to exercise their rights provided in Sections 9.1(e)(ii) and 9.2(e)(ii), in the event of a Casualty Loss, to the extent insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged or taken Assets, Seller shall at the Closing (a) pay to Buyer all insurance, condemnation proceeds, awards and payments theretofore paid to Seller by reason of such Casualty Loss, less any reasonable costs and expenses, including any deductible, incurred by Seller in collecting same or in connection with such proceedings or the threat thereof promptly upon receipt.  Any insurance, condemnation proceeds, awards and payments (or any rights thereto) by reason of a Casualty

Loss that are held by or owed to Seller for the account or benefit of any third Person joint interest owners shall not be paid by Seller to Buyer pursuant to this Section 8.11 and shall instead be transferred to the successor operator or other Person responsible therefor pursuant to the terms of the applicable operating or other agreement.  To the extent any Casualty Losses, individually or in the aggregate, exceed the insurance proceeds, condemnation awards and other payments arising from such Casualty Losses by more than $100,000, then the Purchase Price shall be reduced by an amount equal to such excess amount, provided, however, that Buyer may notify Seller prior to Closing that it is waiving all reductions in the Purchase Price with respect to any Casualty Losses, in which case subsection (ii) of the closing conditions set forth in Sections 9.1(e) and 9.2(e) shall be deemed to be satisfied.  As soon as practicable, Seller shall submit a claim to its insurance providers with respect to any Casualty Loss that arises or occurs on or after the date hereof but in any event before the Closing Date.

Section 8.12 Financial Statements; Financing Cooperation.

(a) Seller acknowledges that Buyer and/or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Acquired Companies in documents filed with the Securities and Exchange Commission by Buyer and/or its Affiliates pursuant to the Securities Act of 1933, as amended, and that such financial statements may be required to be audited and may need to comply with the requirements of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, and the rules set forth in Regulation S-X (the “Requisite Financial Statement Information”).  From and after the Closing Date, Seller will use commercially reasonable efforts to assist Buyer  in obtaining all financial information related to the Acquired Companies for periods ending on or prior to the Closing Date that is necessary to comply with the requirements of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, and the rules set forth in Regulation S-X.  Buyer shall be responsible, and obligated to reimburse Seller, for all reasonable third Person costs and expenses incurred by Seller associated with obtaining the Requisite Financial Statement Information.  Seller shall provide Buyer reasonable access during the normal business hours to such records (to the extent such information is available) and personnel of Seller and use commercially reasonable efforts to provide reasonable access during normal business hours to Seller’s accounting firm, in each case, as Buyer may reasonably request to enable Buyer, and its representatives and accountants, for the sole purpose of creating and auditing the Requisite Financial Statement Information.

(b) Seller will request its external audit firm to consent to the inclusion or incorporation by reference of the Requisite Financial Statement Information in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the Securities and Exchange Commission upon receipt of written notice from Buyer’s counsel that the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the Securities and Exchange Commission or to satisfy relevant disclosure obligations under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.  Upon request of Buyer, Seller agrees to request the external audit firm that audits the Acquired Companies’ financial statements (the “Audit Firm”) to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited financial statements in any such registration statement, report or other document.  Seller shall (i) provide Buyer and Buyer’s independent accountants with access to management representation letters provided by Seller or the Acquired Companies (as the case may be) and use commercially reasonable efforts to provide access to Seller’s (or the Acquired Companies’, as the case may be) independent accountants and (ii) authorize Seller’s Audit Firm to provide such Audit Firm’s audit work papers to Buyer and Buyer’s independent accountants.

Section 8.13 Bonds and Guarantees.

(a) Buyer and Seller agree to work jointly together to obtain from BOEM the amount of a bond or bonds required to obtain from BOEM a full release of Seller from its financial guarantee to BOEM with respect to the obligations of the Acquired Companies and at Closing Buyer shall provide a bond or bonds in the amount so specified by BOEM, provided that if BOEM has not specified such amount at the time of Closing, then Buyer shall provide a bond or bonds to BOEM in the aggregate amount of $110,287,000 at or prior to Closing. If the release of Seller’s financial guarantee to BOEM is not obtained at Closing, Buyer shall (i) take all actions required by BOEM to obtain a complete release of Seller’s financial guarantee to BOEM, including without limitation, providing a supplemental bond or bonds to BOEM in additional amounts as specified by BOEM promptly, but in any event within thirty (30) days, after so specified by BOEM unless extended by mutual agreement of Buyer and Seller and (ii) cause the Acquired Companies not to drill any additional new wells until the earlier of (A) six (6) months following the Closing or (B) the release of Seller’s financial guarantee to BOEM. Notwithstanding the foregoing, Buyer shall be permitted to engage in recompletions and workovers on existing wells.  Until such time as Seller’s financial guarantee is released by BOEM, Buyer shall use commercially reasonable efforts to ensure BOEM seeks any damages first against the bonds provided by Buyer pursuant to this Section 8.13(a) prior to the guarantee by Seller, provided, that any rights that Buyer may have to indemnification pursuant to Section 13.2 shall not be prejudiced or affected thereby. In furtherance hereof and in addition to the foregoing, Buyer shall submit or cause to be submitted to BOEM the form(s) necessary to accomplish the foregoing, including Form BOEM-2028A attached hereto as Exhibit 8.13(a) with the second box checked as reflected on such exhibit.

(b) The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any Affiliate of Seller (including the Acquired Companies to the extent Seller or its Affiliates (except the Acquired Companies) provide credit support for any such bonds, letters of credit or guarantees) with any Governmental Authority or third Person and relating to the Assets are to be transferred to Buyer. Within thirty (30) days following the Closing Date and each anniversary of the Closing Date, Buyer will pay to Seller a fee in an amount equal to 1.5% of the aggregate estimated plugging and abandonment costs, as set forth on Schedule 8.13(b)(i), of the wells, platforms, facilities, pipelines and other Assets set forth on Schedule 8.13(b)(i) that (i) have not been permanently plugged and abandoned consistent with past practice prior to the date of such payment and (ii) with respect to which all of the Unreleased Financial Guarantees of Seller have not been completely released and discharged.  Schedule 8.13(b)(ii) identifies the wells, platforms, facilities, pipelines and other Assets of the Acquired Companies that the Acquired Companies are obligated to plug and abandon, together with the estimated cost to complete such plugging and abandonment.  For the avoidance of doubt, (x) Buyer shall no longer have any obligation to pay the fee described in this Section 8.13(b) with respect to the estimated costs of plugging and abandonment of wells, platforms, facilities, pipelines and other Assets that have been plugged and abandoned or with respect to which all of the Unreleased Financial Guarantees of Seller have been completely released and discharged and (y) the estimated aggregate plugging and abandonment costs shall be reduced to the extent the plugging and abandonment costs for a particular well, platform, facility, pipeline or other Asset have been reduced as a result of a temporary abandonment of such well, platform, facility, pipeline or other Asset.  Notwithstanding anything to the contrary herein, all obligations of Buyer to pay the fee described in this Section 8.13(b) shall terminate and be without further effect at such time as the aggregate estimated plugging and abandonment costs of the wells, platforms, facilities, pipelines and other Assets set forth on Schedule 8.13(b)(i) that have not been plugged and abandoned or with respect to which all of the Unreleased Financial Guarantees of Seller have not been completely released and discharged is less than $50,000,000.

(c) Schedule 4.2(ff) identifies the bonds and letters of credit and other forms of financial assurance posted (or supported) by Seller, the Acquired Companies or any other Affiliate of the Company with respect to the Assets that will be in effect immediately prior to the Closing.  Buyer shall (i) obtain or cause to be obtained in the name of Buyer, replacements for the bonds, letters of credit and other forms of financial assurance identified on Schedule 8.13(c) and (ii) cause, effective as of the Closing, the cancellation or return to Seller of such bonds, letters of credit or other forms of financial assurance, and Seller shall provide reasonable cooperation to Buyer in connection therewith.  Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or other forms of financial assurance that Buyer has previously posted as long as such existing bonds, letters of credit or other forms of financial assurance are adequate to secure the release of those posted (or supported) by Seller.  With respect letters of credit identified on Schedule 8.13(c) outstanding under any Loan that relate to either of the Acquired Companies or the Assets, Buyer shall take such action to replace, cash collateralize or provide third Persons backstops so as to enable the Lien Release to be delivered at Closing. Notwithstanding anything to the contrary herein, no Acquired Company shall be responsible for any collateral currently provided by Seller under any shared insurance program.

(d) If Seller or its Affiliates (including the Acquired Companies to the extent Seller or its Affiliates (except the Acquired Companies) provide credit support for any bonds, letters of credit or guarantees) are not released at or prior to Closing from one or more of the bonds, letters of credit and guarantees posted by Seller or any Affiliate of Seller with any third Person and relating to the Assets (the “Unreleased Financial Guaranties”), Buyer shall, and shall cause the Company to, at Closing, execute and deliver to Seller for the benefit of Seller and its Affiliates (to the extent Seller and such Affiliates are obligors under the Unreleased Financial Guaranties (the “Obligors”)) an indemnity agreement in the form attached hereto as Exhibit 8.13(d) (the “Indemnity Agreement”) pursuant to which Buyer and the Acquired Companies agree to indemnify the Obligors from and against all of their obligations arising under the Unreleased Financial Guaranties except to the extent such obligations are otherwise subject to Section 13.2.  No such provision of an indemnity agreement shall relieve Buyer or the Company or any other Person providing an indemnity, guarantee, or other form of surety or security of its obligations thereunder.  Buyer agrees that Seller will not have an adequate remedy at Law if Buyer or an Acquired Company violates (or threatens to violate) any of the terms of this Section 8.13(d). In such event, Seller shall have the right, in addition to any other they may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 8.13(d).

Section 8.14 Third Party Approvals.  Buyer and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all consents and approvals from, and make all filing with, any Person that any of Buyer and Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby, including the BOEM and other applicable Governmental Authorities that may be required under the terms of (or regulations specifically applicable to) any leases in connection with the transactions contemplated hereby.

Section 8.15 Tax Matters.

(a) Tax Sharing Agreements.  Effective as of the Effective Time (in respect of Non-Income Taxes) and the Closing Date (in respect of Income Taxes), any tax-sharing, indemnity, allocation or similar agreement between or among Seller, either Acquired Company or any of its Affiliates shall be terminated and shall have no further effect for any taxable period (whether the current period, a future period, or a past period).

(b) Filing of Tax Returns; Payment of Taxes.

(i) Subject to Section 8.15(b)(ii), the Buyer shall prepare or cause to be prepared all Tax Returns of each Acquired Company required to be filed after the Closing Date for all Pre-Closing Tax Periods, Pre-Effective Time Tax Periods, Straddle Income Tax Periods and Straddle Non-Income Tax Periods.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.  The Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to the Seller for its review not later than forty-five (45) days before the date on which the Tax Return is due to be filed (taking into account any valid extensions) (the “Due Date”) (or, in the case of ad valorem property Taxes, within thirty (30) days of receipt of the bill for such ad valorem property Taxes) or, in the case of any such Tax Returns due within sixty (60) days after the Closing Date, as soon as reasonably practicable.  Buyer shall not file such Tax Return or cause such Tax Return to be filed until the earlier of either the receipt of written notice from Seller indicating Seller’s consent thereto, or the Due Date. If Seller disputes any item on such Tax Return, the Seller shall notify Buyer of such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Seller and Buyer. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.  The Buyer will cause such Tax Return to be timely filed and will provide a copy to the Seller.  Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Tax Period, Pre-Effective Time Tax Period, Straddle Income Tax Period or Straddle Non-Income Tax Period, the Seller shall pay to the Buyer the amount of any Seller Taxes with respect to such Tax Return.

(ii) With respect to each Tax Return relating to Income Taxes that is required to be filed after the Closing Date for, by or with respect to any consolidated, combined or unitary group of which either Acquired Company is a member (but the parent thereof is not an Acquired Company), Seller shall cause such Tax Return to be prepared and shall cause such Tax Return to be timely filed with the appropriate Governmental Authority and pay timely the amount of Taxes shown to be due on such Tax Return.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.

(iii) Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes of or with respect to either Acquired Company for a Straddle Income Tax Period which is allocable to the Pre-Closing Tax Period or the Post-Closing Tax Period or for a Straddle Non-Income Tax Period which is allocable to the Pre-Effective Time Tax Period or the Post-Effective Time Tax Period, as the case may be, the determination shall be made as if each Acquired Company was not a member of Seller’s consolidated, affiliated, combined or unitary group for Tax purposes. Any Income Taxes attributable to a Straddle Income Tax Period will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books (such Taxes allocable to the Pre-Closing Tax Period being determined as if such taxable period ended as of the Closing Date). Any Non-Income Taxes attributable to a Straddle Non-Income Tax Period will be allocated between the Pre-Effective Time Tax Period and the Post-Effective Time Tax Period based upon the number of days in the applicable period falling on or before, or after, November 30, 2012. To the extent necessary, Seller shall estimate Taxes based on Seller’s liability for Taxes with respect to the same or similar Tax item in the immediately preceding taxable period. Notwithstanding anything to the contrary herein, (i) any franchise Tax paid or payable with respect to either Acquired Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax, (ii) any ad valorem or property Taxes paid or payable with respect to the Assets shall be allocated to the taxable period applicable to the ownership of the Assets regardless of when such Taxes are assessed and (iii) any severance, production and similar Taxes based upon or measured by the quantity of or the value of the production of Hydrocarbons shall be apportioned between Seller and Buyer based on the number of units or value of production actually produced and subject to Tax, as applicable, on or before, and after, November 30, 2012 and any such Taxes shall be deemed attributable to the period during which the relevant production occurred.

(c) Audits.  Seller shall not settle any audit of any Seller consolidated federal income Tax Return to the extent that such Tax Return relates to either Acquired Company in a manner that would materially adversely affect either Acquired Company after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Acquired Companies both before and after the Closing Date.

(d) Contest Provisions.

(i) From and after Closing, each of Buyer, on the one hand, and Seller, on the other hand (the “Tax Indemnified Person”), shall notify the chief tax officer (or other appropriate person) of Seller or Buyer, as the case may be, in writing within fifteen (15) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings with respect to either Acquired Company (a “Tax Audit”) which are likely to affect the liability for Taxes of such other Party. If the Tax Indemnified Person fails to give such timely notice to the other Party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent such failure to give timely notice actually and materially adversely affects the other Party.

(ii) If such Tax Audit relates solely to Seller Taxes, Seller shall, at its expense, conduct and control the defense and settlement of such Tax Audit, but Buyer shall have the right to participate in such Tax Audit at its own expense, and Seller shall not be able to settle, compromise and/or concede any portion of such Tax Audit that is reasonably likely to affect the Tax liability of Buyer or either Acquired Company for any Post-Closing Tax Period without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if Seller fails to assume control of the conduct of any such Tax Audit within a reasonable period following the receipt by Seller of notice of such Tax Audit, Buyer shall have the right to assume control of such Tax Audit and shall be able to settle, compromise and/or concede such Tax Audit in its sole discretion. If such Tax Audit relates to Seller Taxes and Taxes other than Seller Taxes, Buyer shall control the conduct of such Tax Audit, but Seller shall have the right to participate in such Tax Audit at its own expense, and Buyer shall not settle, compromise and/or concede such Tax Audit without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned. If such Tax Audit relates solely to Taxes which are not Seller Taxes, Buyer shall conduct and control the defense and settlement of such Tax Audit.

(iii) For the avoidance of doubt, this Section 8.15(d) and not Section 13.3 shall control the conduct of a Tax Audit.

(e) Cooperation.  Buyer, the Acquired Companies and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns provided herein and any Tax Audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to either Acquired Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extension thereof) applicable to the taxable period to which such books and records relate or until the final determination of any controversy with respect to such taxable period, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.  Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f) Post-Closing Actions Which Affect Seller’s Tax Liability. Except to the extent required by applicable Laws, neither Buyer, on the one hand, nor Seller, on the other hand, shall and they shall not permit their respective Affiliates, including the Acquired Companies, to amend any Tax Return of either Acquired Company with respect to Non-Income Taxes for a Pre-Effective Time Tax Period or Income Taxes for a Pre-Closing Tax Period without the prior written consent of the other (such consent not to be unreasonably withheld, delayed or conditioned) if such amended Tax Return would materially increase the amount of Taxes for which the other Party is responsible.

(g) Section 754 Election. Seller shall, prior to the Closing, (i) cause each Asset that is classified as (or treated as being held by) a tax partnership for federal income tax purposes to either (x) have in effect an election under Section 754 of the Code for any taxable year that includes the date of the Closing or (y) obtain all necessary consents therefor; and (ii) provide evidence satisfactory to Buyer that the covenants set forth in clause (i) have been satisfied.

(h) Refunds.  Buyer agrees to pay to Seller any Tax refund received, together with any interest thereon, from a Governmental Authority after the Closing by Buyer or its Affiliates, including either Acquired Company in respect of any Non-Income Taxes of either Acquired Company for a Pre-Effective Time Tax Period and any Income Taxes of either Acquired Company for a Pre-Closing Tax Period (in both cases, other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or before the Closing Date, which refund shall be for the account of Buyer) to the extent not taken into account in determining the Effective Time Net Working Capital. Any such refund received by Buyer, its Affiliates, or an Acquired Company shall be paid to Seller within thirty (30) days after such Tax refund is received.  Buyer agrees to notify Seller within ten (10) days upon receipt of any such Tax refund.  Buyer shall be entitled to any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon), with respect to or relating to either Acquired Company, other than those to which Seller is entitled pursuant to this Section 8.15(h).

(i) Conversion; Allocation.

(i) Notwithstanding anything to the contrary herein, at least one (1) Business Day prior to the Closing Date, Seller shall cause each Acquired Company to convert to a Delaware limited liability company in accordance with Section 18-214 of the Delaware Limited Liability Company Act (“Conversion”), and each shall become a disregarded entity for United States federal Tax purpose and corresponding state income Tax Laws.  Accordingly, the Parties intend for federal income Tax purposes and for relevant state income Tax purposes that (i) each Acquired Company that is currently classified as a corporation for federal Tax purposes will be treated as completely liquidated in a nontaxable transaction pursuant to Sections 332 and 337 of the Code, (ii) the purchase and sale hereunder of the Purchased Equity following Conversion will be treated as a taxable sale by Seller of the Assets to Buyer, and the purchase of such Assets by Buyer from Seller, for the applicable portion of the Purchase Price and the assumption of liabilities allocable to the Purchased Equity and (iii) this Agreement is a plan of complete liquidation of each of the Acquired Companies that is classified as a corporation for United States federal income tax purposes pursuant to Section 332 of the Code.  The Parties agree not to take any position inconsistent with such intended Tax consequences.

(ii) Since the purchase and sale of the Purchased Equity following the Conversion is intended to be treated as the purchase and sale of the underlying Assets for federal income tax purposes, the parties agree that Schedule 8.15(i)(ii) sets forth a schedule allocating the Purchase Price plus the liabilities of the Acquired Companies among the Assets in a manner that complies with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocations”).  Seller and Buyer agree to amend Schedule 8.15(i)(ii) to reflect any adjustments to the Purchase Price.  The Allocations, as adjusted, shall be final and binding on the Parties (and their respective Affiliates) for all Tax purposes and the Parties shall file all Tax Returns (including IRS Form 8594) in a manner consistent with such Allocations.  The Parties shall not take nor permit their Affiliates to take any position inconsistent with such Allocations unless otherwise required by Law.

(j) Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid equally by Buyer and Seller when due, and Buyer will cause each Acquired Company to, at Buyer’s own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges, and, if required by applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(k) No Duplication. Notwithstanding anything to the contrary in this Section 8.15 and Article 13, (i) Seller shall not have any liability for, and shall not be required to pay to Buyer, any amounts pursuant to this Section 8.15 or Article 13 in respect of any Taxes to the extent such Taxes were taken into account in determining the Effective Time Net Working Capital and (ii) Buyer shall not have any liability for, and shall not be required to pay to Seller, any amounts pursuant to this Section 8.15 or Article 13 in respect of any Taxes to the extent such Taxes were taken into account in determining an increase to the Purchase Price described in Section 3.1(c).

(l) Conflict.  In the event of a conflict between the provisions of this Section 8.15 and any other provision of this Agreement, this Section 8.15 shall control.

Section 8.16 Intercompany Indebtedness.  At or prior to Closing, (a) Seller shall, and shall cause its Affiliates (other than the Acquired Companies) to, extinguish (without the payment of cash) any Loans (together with all accrued and unpaid interest thereon) owing by either Acquired Company to Seller or any of its Affiliates (other than the Acquired Companies) and (b) Seller shall cause the Acquired Companies to extinguish (without the payment of cash) any Loans (together with all accrued and unpaid interest thereon) owing by Seller or any Affiliate to either Acquired Company.  For the avoidance of doubt, (i) all such Loans shall be extinguished on or prior to the Closing with no amounts remaining outstanding, due or owing immediately following the Closing, (ii) no amounts with respect to any such Loans or the elimination thereof shall be included in the calculation of Effective Time Net Working Capital, (iii) no adjustment shall be made to the Purchase Price with respect to any such Loans or the elimination thereof and (iv) no payments shall be made with respect to any such Loans or the elimination thereof.

Section 8.17 Hedge Novation.  Prior to the Closing, Seller shall use commercially reasonable efforts to obtain the consent of the each of the counterparties to the Product Hedging Contracts to which an Acquired Company is a party to be novated to the Seller or one of its Affiliates (other than an Acquired Company) as of Closing. In the event that any Product Hedging Contract to which an Acquired Company is a party cannot be novated to Seller or one of its Affiliates (other than an Acquired Company) prior to the Closing, each such Product Hedging Contract shall be closed-out, terminated, expired or otherwise settled prior to or as of the Closing.  The Purchase Price shall be increased by the fair market value of each such Product Hedging Contract, if positive, or decreased by the absolute value of the fair market value of each such Product Hedging Contract, if negative. For purposes of determining the adjustments to the Purchase Price for Product Hedging Contracts that are not novated but that are closed-out, terminated, expired or otherwise settled at or prior to Closing, the adjustments shall be equal to the fair market value at the time such Product Hedging Contract was closed-out, terminated, expired or otherwise settled.

Section 8.18 P&A Costs.

(a) Set forth in Schedule 8.18 are the estimated plugging and abandonment costs (collectively, the “Scheduled P&A Costs”) required to be incurred by the Acquired Companies for either Acquired Company’s wells, platforms, facilities and pipelines for the twelve (12) months immediately following the date that is forty-five (45) days after the date hereof (other than with respect to the South Marsh Island 130 property) (the “P&A Schedule”). In the event the Acquired Companies’ actual aggregate plugging and abandonment costs with respect to the wells, platforms, facilities and pipelines set forth in the P&A Schedule during the twelve month period immediately following Closing (the “Actual P&A Costs”) exceed the Scheduled P&A Costs set forth in the P&A Schedule with respect to the wells, platforms, facilities and pipelines set forth in the P&A Schedule during the twelve month period immediately following Closing (the “Estimated P&A Costs”) by more than five percent (5%), subject to the procedures and limitations set forth in Section 8.18(b) and (c) below, Seller shall pay Buyer the lesser of (i) the amount by which the Actual P&A Costs exceed 105% of the Estimated P&A Costs and (ii) $10,000,000.00 (such amount, the “P&A Excess Liability”).

(b) Notwithstanding anything set forth in Section 8.18(a) or (c), no amount of Actual P&A Costs shall be included in calculating whether the Actual P&A Costs exceed the Estimated P&A Costs if the plugging and abandonment work was performed by a vendor that was not mutually agreed upon in writing by Seller and Buyer prior to the commencement of such work; provided that Seller may not unreasonably withhold, condition or delay its agreement to a vendor identified by Buyer.

(c) Within thirty (30) days following the twelve-month anniversary of Closing, Buyer shall provide Seller with a statement (the “P&A Statement”) setting forth: (i) the total amount of Actual P&A Costs, (ii) a schedule showing the costs incurred in connection with each well, platform, facility or pipeline and (iii) evidence of payment in connection with each well, platform, facility or pipeline. Buyer shall provide Seller with all invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Seller to verify the P&A Statement.  As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of the P&A Statement, Seller may deliver to Buyer an objection notice (a “P&A Objection Notice”) containing any objections Seller asserts with respect to the P&A Statement. Seller shall be deemed to have accepted and agreed to all items in the P&A Statement other than such matters that are proposed to be changed in the P&A Objection Notice.  The Parties shall undertake to agree on the final Actual P&A Costs no later than the sixtieth (60th) day after delivery of the P&A Statement. If the final Actual P&A Costs are:

(i)           mutually agreed upon in writing by Seller and Buyer during such sixty (60) day period or if Seller does not deliver a P&A Objection Notice within the thirty (30) day period, the final Actual P&A Costs shall be conclusive and binding on Buyer, the Company and Seller; or

(ii)           not mutually agreed upon by Seller and Buyer during such sixty (60) day period, then the Accountant shall resolve any disagreements. The Accountant shall determine as promptly as practicable, but in any event within thirty (30) days after the matter is referred to the Accountant, based solely on written submissions provided by Buyer and Seller to the Accountant (and without independent investigation on the part of the Accountant) within ten (10) days following the date the matter is referred to the Accountant, whether and to what extent (if any) the P&A Statement requires adjustment. In resolving any disputed item, the Accountant shall act as an expert and not an arbitrator, and shall resolve only the items set forth in the P&A Objection Notice that are still in dispute and may not assign an expense to any item greater than the highest expense for such item claimed by either Party or less than the lowest expense for such item claimed by either Party. The fees and expenses of the Dispute Auditor shall be paid by the Parties in inverse proportion to the relative success of their claims.  The determination of the Accountant shall be final, conclusive and binding on Buyer, the Company and Seller.

The date on which the final Actual P&A Costs are determined in accordance with this Section 8.18(c) is referred to as the “P&A Determination Date.”  The P&A Excess Liability, if any, shall be paid by Seller to Buyer within five (5) Business Days of the P&A Determination Date by electronic transfer of immediately available funds to Buyer at the account set forth in Schedule 3.3(e), or to such other bank and account as may be specified by Buyer in writing.

Section 8.19 Insurance.

(a) Prior to the Closing, the Seller and its Affiliates (including the Acquired Companies) have maintained certain insurance policies (the “Seller Insurance Policies”) that provide property and liability insurance coverage with respect to the Acquired Companies and their respective businesses, Assets, employees, officers, directors, managers and members, all as defined in the respective Seller Insurance Policies (collectively, the “Acquired Company Insureds”).  Except as otherwise provided in this Section 8.19, from and after the Closing Date: (i) Seller shall retain and have the sole responsibility for making any premium or other payments due under the Seller Insurance Policies, and Buyer and its Affiliates (including the Acquired

Companies) shall have no responsibility therefor; and (ii) Buyer and its Affiliates (including the Acquired Companies) shall be responsible in their sole discretion for maintaining their own insurance programs to provide coverage for Buyer, its Affiliates (including the Acquired Companies) and their respective businesses, assets (including the Assets), employees, officers, directors, managers and members.

(b) Each of the Buyer and Seller acknowledge that the Acquired Companies shall retain the benefit of each “occurrence”- based first-party Energy Package Policy and Commercial General Liability policy, which has been underwritten and/or issued by any Person (other than Seller or its Affiliates) under which either Acquired Company is an insured (hereinafter referred to as “Occurrence-Based Policies”) in relation to events occurring prior to Closing in respect of claims for which either Acquired Company may have coverage thereunder.  Buyer acknowledges that, except as provided herein, any obligation of Seller to maintain the coverage provided under the Seller Insurance Policies for the Acquired Company Insureds will cease effective as of the Closing with respect to the Acquired Company Insureds for occurrences taking place after the Closing, and upon such termination, the Acquired Company Insureds will have to obtain replacement coverage with respect to occurrences taking place after the Closing.

(c) If required under the Occurrence-Based Policies, Seller shall, and shall cause its Affiliates to, collect all insurance proceeds in respect of any pre-Closing occurrences for which a claim is made under such policies and promptly (but in any event within five (5) business days after receipt thereof) remit any such proceeds paid to Seller or its Affiliates to Buyer  If subsequent to the Closing Date, Seller or any of its Affiliates receives proceeds from an insurance claim made under an Occurrence-Based Policy, to the extent such proceeds represent reimbursement of losses of the Acquired Company Insureds in relation to events occurring prior to Closing, Seller shall, and shall cause its Affiliates to, promptly upon receipt, remit such proceeds to the Buyer, less any required deductible payment.  Seller shall not be responsible for payment of any deductibles associated with any claim arising out of a pre-Closing occurrence for which the Acquired Company Insureds are otherwise entitled to receive the insurance proceeds under this Section 8.19.

(d) Notwithstanding the foregoing, Seller and Buyer shall, and shall cause each of their respective Affiliates to, cooperate with and use commercially reasonable efforts to, upon request, assist in the collection of proceeds from insurance claims made under any Occurrence-Based Policy.  Without limiting the generality of the foregoing, Seller shall, and shall cause its Affiliates to, upon request, assert, or assist the Acquired Company Insureds in asserting claims in accordance with the terms of the Occurrence-Based Policies to the extent of the insurance coverage available thereunder with respect to the Acquired Company for periods prior to the Closing Date.

(e) Buyer shall promptly report to Seller any claims, to the Knowledge of Buyer, that are or may be covered by any Seller Insurance Policies and shall keep Seller reasonably informed with regard to the status thereof.

(f) Seller and Buyer shall cooperate in the investigation, defense and settlement of insurance claims under the Occurrence-Based Policies, in order to maximize insurance recoveries while respecting ongoing commercial relationships with the insurers involved.

(g) To the extent that an Occurrence-Based Policy may provide coverage to either Acquired Company for pre-Closing events, Seller agrees to maintain the Occurrence-Based Policies until July 1, 2013.

Section 8.20 Affiliate Agreements.  At or prior to Closing, Seller (or an Affiliate of Seller, as applicable), on the one hand, and either Acquired Company (as applicable), on the other hand, shall terminate all Affiliate Transactions pursuant to termination agreements in form and substance reasonably acceptable to Buyer, other than those agreements set forth in Schedule 8.20 (the “Surviving Agreements”).

Section 8.21 Preferential Purchase Rights; Transfer Requirements.

(a) Promptly after the date hereof, Seller shall prepare and send (i) notices to the holders of any Transfer Requirements that are set forth in Schedule 4.2(p) requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable Preference Rights that are set forth in Schedule 4.2(p) requesting waivers of such rights. Prior to Closing, Seller shall use its commercially reasonable efforts to cause such Transfer Requirements (and any fees payable in connection therewith) and waivers of Preference Rights (or the exercise thereof) to be obtained and delivered prior to Closing; provided, however, that Seller and its Affiliates shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the Transfer Requirements (and any fees payable in connection therewith).  In the event any Transfer Requirement is not obtained prior to Closing (or any fee payable has not been paid in connection therewith), Seller shall not be obligated to take any action that would result in a breach of any contract for which the Transfer Requirement has not been obtained (or any fee payable has not been paid in connection therewith) and will have the right to take such actions as are reasonably necessary to comply with the applicable contract.  Following Closing, Buyer and the Company shall be the only parties responsible for obtaining such Transfer Requirement (and any fees payable in connection therewith).

(b) Should the holder of any Preference Right set forth in Schedule 4.2(p) validly exercise the same (whether before or after the Closing), then:

(i) Seller shall cause the Company or CKB, as applicable, as owner of the applicable asset, before Closing, and Buyer shall cause the Company or CKB, as applicable, as owner of the applicable asset, after Closing, to transfer such asset to the holder of the Preference Right on the terms and provisions set out in the applicable Preference Right provision; and

(ii) the Company or CKB, as applicable, shall be entitled to the consideration paid by such holder.

Section 8.22 Seismic Transfer.

(a) Schedule 8.22 sets forth all seismic, data and geophysical licenses and permits (each, a “Seismic License”) by which either Acquired Company is bound that would require the consent from the counterparty thereto and the payment of any amount as a result of the consummation of the transactions contemplated hereunder.  Within ten (10) Business Days after the date of this Agreement, Buyer shall notify Seller in writing with respect to each Seismic License whether it is to be (i) terminated and cancelled (the “Terminated Licenses”) or (ii) retained by either Acquired Company (the “Retained Licenses”).  Prior to the Closing but after such ten (10) Business Day period, Seller shall, and Buyer shall assist Seller to, terminate and cancel all Terminated Licenses identified by Buyer.  To the extent that (i) Buyer or either Acquired Company is required to pay any amount in connection with terminating and cancelling such Terminated Licenses or (ii) the Seller is unable to cancel and terminate such Terminated Licenses and Buyer or either Acquired Company is required to pay any transfer, assignment or change of control fees required under such Terminated Licenses in connection with the consummation of the transactions contemplated hereunder, the Purchase Price shall be reduced by an amount equal to the aggregate of all such amounts and fees paid by Buyer or either Acquired Company.  Notwithstanding anything to the contrary herein, the Purchase Price shall not be reduced by any amounts paid by Seller that are attributable to buyouts for overriding royalties existing as of the Effective Time under any such Terminated Licenses.

(b) To the extent Buyer or either Acquired Company incurs any costs or expenses with respect to any seismic, data or geophysical licenses or permits as a result of the transactions contemplated by this Agreement that are not set forth on Schedule 8.22 and to which either Seller or any of its Affiliates were a party prior to the Closing, Seller shall pay all such costs and expenses and shall indemnify, defend, hold harmless and reimburse Buyer Indemnified Persons for all such costs and expenses.

(c) For each Retained License, the provisions of Section 8.22(a) shall not apply and the Purchase Price shall not be adjusted in any respect, including through the calculation of Effective Time Net Working Capital.

(d) For the avoidance of doubt, with respect to any Seismic License that is terminated or cancelled by Seller, the Acquired Companies shall retain for their own benefit all interpretations, data and other records that such Person is entitled to retain under such Seismic License after its termination or cancellation.  Similarly, with respect to any Seismic License that is not terminated or cancelled hereunder, the Acquired Companies shall retain for its own benefit all interpretations, data and other records that the Acquired Companies are entitled to retain under such Seismic License.

Section 8.23 Release.  Effective as of the Closing, (a) Seller, on its own behalf and on behalf of its Affiliates and their respective heirs, estate, executors, administrators, successors and assigns, hereby unconditionally and irrevocably releases and waives any claims that Seller or any of its Affiliates has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against either Acquired Company or any of their respective directors, officers, employees, Affiliates or equity holders (or any of their respective Affiliates), in each case arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement, the Transaction Agreements or any Surviving Agreement and (b) Buyer and each of the Acquired Companies, on their own behalf and on behalf of their respective Affiliates or their respective heirs, estate, executors, administrators, successors and assigns, hereby unconditionally release and waive any claims that Buyer, either of the Acquired Companies or any of their respective Affiliates has or may in the future have against Seller or any of their respective directors, officers, employees, Affiliates or equity holders (or any of their respective Affiliates) in Seller’s capacity as an equity holder, member, manager or similar capacity of the Company, in each case arising out of, resulting from or relating to actions, commissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement, the Transaction Agreements or any Surviving Agreement.

Section 8.24 Right of First Offer.  Subject to the last sentence of this Section 8.24, if (i) with respect to any Subject Interests other than Green Canyon Blocks 236, 237, 238, 281 and 282 (collectively, the “Phoenix Field”), at any time within twenty-four (24) months following the date hereof or (ii) with respect to the Phoenix Field, at any time that the Helix Producer I Lease Agreement remains in full force and effect, Buyer, the Company or any of their respective Affiliates desires to offer to any Person an opportunity to participate in the drilling of any Subject Interests owned by either Acquired Company as the Closing Date (in any such case, an “Offer”), Buyer shall first provide to Seller an opportunity to participate in the Offer on the same terms and conditions as the Offer; provided, that Seller’s participation right in each Offer shall be for a working interest of not less than ten percent (10%).  Buyer shall provide Seller written notice of each Offer, which such written notice shall include: (i) a complete description of the financial and other terms and conditions of the Offer, and (ii) the amount of the working interest (and associated net revenue interest) being offered to Seller.  Seller shall have fifteen (15) days following its receipt of the Offer notice (the “Offer Period”) to accept the Offer.  During the Offer Period, Buyer shall, as promptly as practicable, provide Seller with all information and data that Seller reasonably requests to evaluate the Offer (including reasonable access during normal business hours to the employees and representatives of Buyer and the Acquired Companies). If Seller declines the Offer or fails to accept the Offer prior to the expiration of the Offer Period, Buyer and the Company shall have sixty (60) days after the expiration of the Offer Period during which to reach a binding agreement to consummate the transaction contemplated by the Offer, upon the same or more beneficial to Buyer (or any of its Affiliates) terms and conditions described in the Offer. If (i) the transaction contemplated by the Offer is not consummated within such sixty (60) day period, or (ii) the terms and conditions of the Offer are more beneficial to the Person(s) to whom the Offer is made than those provided to Seller in the Offer notice, the transaction contemplated by the Offer may not be consummated and the provisions of this Section 8.24 must be replicated for any future Offer.  The provisions of this Section 8.24 shall cease to have any further effect immediately upon (i) with respect to any Asset other than the Phoenix Field, the expiration of twenty-four (24) months following the date hereof or (ii) with respect to the Phoenix Field, the termination of the Helix Producer I Lease Agreement.  For the avoidance of doubt, it shall not be considered an Offer if (i) Buyer, the Company or any of their respective Affiliates (A) sells any Asset, (B) sells any or all of the equity of either or both Acquired Companies or (C) conducts an initial public offering or (ii) a Person (other than Buyer, the Acquired Companies or their Affiliates) proposes to Buyer, the Company or any of their respective Affiliates an opportunity to participate in the drilling of any Subject Interests owned by either Acquired Company and such Person is not responding to a solicitation of any kind by Buyer, the Company or any of their respective Affiliates with respect to such drilling opportunity.

Section 8.25 Distribution of Excluded Assets.  Prior to the Closing, the Acquired Companies shall be permitted, and the Seller shall cause the Acquired Companies, to convey the

Excluded Assets (whether by assignment, spin-off, dividend or otherwise) in such manner as Seller shall determine; provided that any such conveyance shall be effectuated in as Tax efficient a manner as practicable with respect to each of Seller, the Acquired Companies and Buyer.

Section 8.26 Continuation of Existing Indemnification Obligations.  From and after the Closing, Buyer shall and shall cause each of the Acquired Companies to indemnify and hold harmless each respective present and former director and officer of the Acquired Companies against any losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing to the fullest extent that the Company was permitted and/or required to indemnify such Person under applicable Law and its respective organizational documents in effect on the date hereof.  The provisions of this Section 8.26 are intended to be for the benefit of, and shall be enforceable by, each of the present and former directors and officers of the Acquired Companies, their respective heirs and their respective representatives and shall survive the Closing.

Section 8.27 Green Canyon 237 T-3 Well.  Seller shall cause the Acquired Companies to complete the temporary abandonment of the Green Canyon 237 T-3 well prior to November 30, 2012, in accordance with applicable Law, and the cost and expense of such operations shall have been paid in cash prior to the Effective Time or reflected as a payable in the Effective Time Net Working Capital.

Section 8.28 Financing.

(a) Buyer shall use commercially reasonable efforts (taking into account the expected timing of the Marketing Period) to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Financing Letters (provided, that Buyer may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) otherwise replace or amend the Debt Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing and the terms are not materially less beneficial to Buyer, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement). Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Letters without the prior written consent of Seller if such amendment, supplement, modification or waiver:

(i) with respect to the Financing Letters, reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Debt Commitment Letter and related fee letters in effect on the date hereof unless the Debt Financing or the Equity Financing is increased by such amount);

(ii) (A) imposes new or additional conditions or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Financing, or otherwise expands, amends or modifies any other provision of the Financing Letters, in the case of clause (B), in a manner that would reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Closing on the Closing Date; or

(iii) would otherwise materially adversely impact the ability of Buyer to enforce its rights against other parties to the Financing Letters or otherwise to timely consummate the transactions contemplated by this Agreement.

Buyer shall promptly deliver to Seller copies of any such amendment, modification, waiver or replacement. For purposes of this Agreement, references to “Financing” or “Debt Financing,” as applicable, shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 8.28(a) or 8.28(c), and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 8.28(a) or 8.28(c).

(b) Buyer shall use commercially reasonable efforts to:

(i) maintain in effect the Financing Letters;

(ii) negotiate and enter into definitive agreements and provide Seller with copies of all substantially final drafts of documents with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (including the “flex” provisions contained in any related fee letter) or on other terms in the aggregate materially no less favorable to Buyer, as to conditionality, than the terms and conditions in the Debt Commitment Letter; provided, that in no event shall any such definitive agreement contain terms (other than those included in the Debt Commitment Letter) that would reasonably be expected to prevent or materially delay the Closing;

(iii) satisfy (or, if deemed advisable by Buyer, seek the waiver of) on a timely basis all conditions applicable to Buyer that are within its control as set forth in the Financing Letters and to comply with all of its material obligations pursuant to the Debt Commitment Letter;

(iv) upon satisfaction of such conditions, cause the funding of the Debt Financing at or prior to Closing (together with other sources of funds, including the Equity Financing, with respect to amounts required to pay the Required Amounts); and

(v) give Seller prompt notice of any material breach by any party to the Debt Commitment Letters of which Buyer has become aware or any termination of any of the Commitment Letters. Buyer shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly if at any time any financing source that is a party to the Debt Commitment Letter notifies Buyer that such source no longer intends to provide financing on the terms set forth therein.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 8.28(b) shall require, and in no event shall the commercially reasonable efforts of Buyer be deemed or construed to require, Buyer or any Affiliate thereof to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Funding Letter or (ii) pay any material fees in excess of those contemplated by the Financing Letters (including pursuant to the “flex” provisions contained in any fee letter relating to the Debt Financing).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter is terminated or modified in a manner materially adverse to Buyer for any reason, Buyer shall promptly notify Seller in writing and shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Buyer in any material respect as those contained in the Debt Commitment Letter and in an amount sufficient, together with the Equity Financing and cash on hand of the Acquired Companies, if any, to fund the Required Amount (the “Alternate Financing”) and, if obtained, will provide Seller with a copy of, a new financing commitment that provides for at least the same amount of financing as provided under the Debt Commitment Letter originally issued, to the extent needed to fund the Required Amount, and on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) no less favorable in any material respect to Buyer than those included in the Debt Commitment Letter (an “Alternate Debt Commitment Letter”). Buyer shall use its commercially reasonable efforts (taking into account the expected timing of the Marketing Period) to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any Alternate Debt Commitment Letter, including by complying with its obligations under clause (b) above as though the references therein to Debt Commitment Letter and Debt Financing were instead references to the Alternate Financing and the Alternate Debt Commitment Letter.

Notwithstanding anything to the contrary in this Agreement, Buyer may enter discussions regarding, and may enter into arrangements and agreements relating to the Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing and (iii) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Funding Letter, adversely affect the rights of Buyer to enforce its rights against the other parties to the Equity Funding Letter, or otherwise constitute a waiver or reduction of Buyer’s rights under the Equity Funding Letter.

(d) Prior to the Closing Date or as expressly provided for in clause (iv) below, Seller shall use its commercially reasonable efforts to provide, and shall cause the Acquired Companies to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its respective Representatives to use commercially reasonable efforts to provide, to Buyer such cooperation as may be reasonably requested by Buyer with respect to the Financing; provided, that such requested cooperation does not materially and adversely interfere with the Acquired Company’s business and that any information requested by Buyer is reasonably available to Seller and/or the Acquired Companies. Such cooperation shall include:

(i) using commercially reasonable efforts to, as promptly as reasonably practical, (x) furnish Buyer and Buyer’s financing sources and their respective Representatives with the Required Information; and (y) inform Buyer if the Company shall have knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(ii) using commercially reasonable efforts to participate in a reasonable number of presentations and due diligence sessions in connection with the Financing;

(iii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, private placement memoranda, offering documents, bank information memoranda and similar documents required in connection with the Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Buyer’s draft of a business description and “Management’s Discussion and Analysis” of Seller’s financial statements to be included in offering documents contemplated by the Debt Financing;

(iv) using commercially reasonable efforts to provide Buyer upon request a copy of each semi-annual proved oil and gas reserves report, which may be prepared internally by petroleum engineers who are employees of the Company, for the period ended June 30, 2012 together with audit reports prepared by third-party independent petroleum engineering firms reasonably acceptable to Buyer and the debt financing sources in respect of any such reports prepared as of December 31, 2011, and including consents from such independent petroleum engineering firms to inclusion of such reports in any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents in connection with the Financing;

(v) (A) using commercially reasonable efforts to assist Buyer and its financing sources in obtaining and providing customary accountants’ comfort letters and (B) using commercially reasonable efforts to obtain title information and other documentation and items relating to the Debt Financing, as contemplated by the Debt Commitment Letter or reasonably requested by Buyer and, if requested by Buyer, to cooperate with and assist Buyer in obtaining such documentation and items;

(vi) both before the Closing and, to the extent reasonably necessary to allow Buyer or any of its Affiliates to consummate a securities offering or comply with SEC requirements, after the Closing, providing appropriate representations to its accountants in connection with the preparation of financial statements and other financial data of each Acquired Company and requesting accountants’ consents in connection with the use of each Acquired Company’s financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC (or similar documents required to be delivered under the terms of the definitive documentation for the Financing);

(vii) using commercially reasonable efforts to assist Buyer in connection with the preparation of pro forma financial information and financial statements contemplated by the Debt Commitment Letter or to the extent required by SEC rules and regulations or necessary (or reasonably required by Buyer’s financing sources) to be included in any offering documents; provided that Buyer shall have provided Seller or the Acquired

Companies with information relating to the proposed debt and equity capitalization that is required for such pro forma financial information in financial reports;

(viii) using commercially reasonable efforts to provide monthly management reports for each fiscal month ended on or after September 30, 2012 and at least 30 days before the Closing Date;

(ix) using commercially reasonable efforts to execute and deliver as of the Closing any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Buyer and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens and termination of security interest);

(x) using commercially reasonable efforts to assist Buyer in obtaining waivers, consents, estoppels and approvals from other parties to material leases, other than rights of way and other encumbrances and contracts to which any Acquired Company is a party and to arrange discussions among Buyer, the Equity Providers and the Debt Providers and their respective Representatives with other parties to material leases, rights of way and other encumbrances and contracts as of the Closing;

(xi) taking all commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing (through any Debt Provider) and the Debt Providers to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations reasonable and customary for oil and gas industry reserve-based financing and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing;

(xii) using commercially reasonable efforts to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer that are necessary or customary to permit the consummation of the Debt Financing, including any high-yield financing, and to permit the proceeds thereof, together with the cash at each Acquired Company, if any (not needed for other purposes), to be made available on the Closing Date to consummate the transactions contemplated by this Agreement; and

(xiii) using commercially reasonable efforts to provide all documentation and other information about the Acquired Companies as is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act to the extent reasonably requested at least five (5) Business Days prior to the anticipated Closing Date;

provided, that no obligation of any Acquired Company, or any Lien on any of their respective assets, in connection with the Financing shall be effective until the Closing; no Acquired Company or any Representatives of any of the foregoing shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Closing; and no director or officer of any Acquired Company shall be required to execute any agreement, certificate, document or instrument with respect to the Financing that would be effective prior to the Closing.

(e) Seller shall, and shall cause the Company to, use commercially reasonable efforts to periodically update any Required Information provided to Buyer as may be necessary so that such Required Information is (i) Compliant,  (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Buyer may, to most effectively access the financing markets, require the cooperation of the Company under Section 8.28(d) at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets.  Seller shall timely (taking into account any extensions permitted by the applicable SEC rules) file SEC documents and other materials with the SEC to the extent required by the SEC in accordance with applicable Law to the extent such SEC documents relate specifically to any Acquired Company.  If, in connection with a marketing effort contemplated by the Debt Commitment Letter, Buyer reasonably requests Seller to file a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, that contains material non-public information with respect to any Acquired Company, which Buyer reasonably determines (in consultation with Seller) to include in a customary information or offering memorandum for the Debt Financing, then, upon Seller’s review of and reasonable satisfaction with such filing, Seller shall file such Current Report on Form 8-K.

(f) Seller hereby consents to the use of its logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or the reputation or goodwill of Seller.

(g) Buyer shall promptly, upon request by Seller, reimburse Seller or the Company, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by such Person in connection with its cooperation contemplated by this Section 8.28.

(h) Buyer shall indemnify and hold harmless Seller and the Acquired Companies and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing (other than information provided in writing specifically for use by or on behalf of any Seller or either Acquired Company), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, any of the Acquired Companies or any of their respective Affiliates and Representatives.

(i) The Parties agree that the overriding royalty interests assigned from the Company to Seller pursuant to the Assignments and the Wang ORRI Assignment shall be recorded prior to any Liens that may be recorded in connection with the Financing.

ARTICLE 9

CLOSING CONDITIONS

Section 9.1 Seller’s Closing Conditions.  The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction of all of the following conditions:

(a) Representations, Warranties and Covenants.  The (i) (A) representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct in all respects (in each case, without giving effect to any materiality, material or material adverse effect standard or qualification (or other similar standards and/or qualifications) set forth in the representations and warranties) as of the date of this Agreement and on the Closing Date as if made on such date (other than representations and warranties that refer to a specific date or time, which need only be true and correct in all respects as of such specific date or time), except to the extent that the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, result in (or be reasonably expected to result in) a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and (B) Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date (other than representations and warranties that refer to a specific date or time, which need only be true and correct in all respects as of such specific date or time) and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b) Officer’s Certificate.  Seller shall have received a certificate dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer, to the effect that the conditions set forth in subsection (a) of this Section 9.1 have been satisfied.

(c) Closing Documents.  On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents required to be delivered by Buyer pursuant to Section 10.3.

(d) No Action.  On the Closing Date, no Action (excluding any such matter initiated by Seller or any of its Affiliates) shall be in effect that prevents the consummation of the transactions contemplated by this Agreement or the Transaction Agreements.

(e) Adjustments.

(i) The sum of (A) the reduction in the Purchase Price on account of the aggregate amount of all Title Defect Amounts pursuant to Article VII, (B) the aggregate amount of all Title Defect Amounts claimed in good faith by Buyer with respect to unresolved Deferred Adjustment Claims and (C) the aggregate amount of all Covered Liabilities attributable to any breach of the representations and warranties contained in Section 4.2(ii) shall not exceed 15% of the Purchase Price.

(ii) The excess of (x) the reasonably estimated aggregate amount of all Casualty Losses over (y) the insurance proceeds, condemnation awards or other payments in respect thereof, shall not exceed 15% of the Purchase Price.

(f) Examination Periods.  The Title Examination Period shall have expired.

Section 9.2 Buyer’s Closing Conditions.  The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction of all of the following conditions:

(a) Representations, Warranties and Covenants.  The (i) (A) representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations) shall be true and correct in all respects (in each case, without giving effect to any materiality, material, material adverse effect or Material Adverse Effect standard or qualification (or other similar standards and/or qualifications) set forth in the representations and warranties) as of the date of this Agreement and on the Closing Date as if made on such date (other than representations and warranties that refer to a specific date or time, which need only be true and correct in all respects as of such specific date or time), except to the extent that the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, result in (or reasonably be expected to result in) a Material Adverse Effect on the Acquired Companies, taken as a whole, or on the ability of Seller to perform its obligations under this Agreement and (B) Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date (other than representations and warranties that refer to a specific date or time, which need only be true and correct in all respects as of such specific date or time) and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b) Officer’s Certificate.  Buyer shall have received a certificate dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller, to the effect that the conditions set forth in subsection (a) of this Section 9.2 have been satisfied (“Seller’s Closing Certificate”).

(c) Closing Documents.  On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments and other documents required to be delivered by Seller pursuant to Section 10.2.

(d) No Action.  On the Closing Date, no Action (excluding any such matter initiated by Buyer or any of its Affiliates) shall be in effect that prevents the consummation of the transactions contemplated by this Agreement or the Transaction Agreements.

(e) Adjustments.

(i) The sum of (A) the reduction in the Purchase Price on account of the aggregate amount of all Title Defect Amounts pursuant to Article VII, (B) the aggregate amount of all Title Defect Amounts claimed in good faith by Buyer with respect to unresolved Deferred Adjustment Claims and (C) the aggregate amount of all Covered Liabilities attributable to any breach of the representations and warranties contained in Section 4.2(ii) shall not exceed 15% of the Purchase Price.

(ii) The excess of (x) the reasonably estimated aggregate amount of all Casualty Losses over (y) the insurance proceeds, condemnation awards or other payments in respect thereof, shall not exceed 15% of the Purchase Price.

(f) No Material Adverse Effect.  There shall have been no event, effect, change, fact, development or circumstance, individually or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect on either Acquired Company.

(g) Examination Periods.  The Title Examination Period shall have expired.

(h) Consents.  Seller or either Acquired Company, as applicable, shall have received the consents, approvals, authorizations, permits, filings or notices, in form and substance reasonably acceptable to Buyer, referenced in Schedule 9.2(h).

(i) Non-Compete.  The non-compete agreement by and between the Company and Johnny Edwards dated as of the date hereof and attached hereto as Exhibit 9.2(j) shall be in full force and effect and shall not have been amended or otherwise modified in violation of Section 8.1.

ARTICLE 10

CLOSING

Section 10.1 Closing.  The Closing shall be held at the offices of Mayer Brown LLP, 700 Louisiana Street, Suite 3400, Houston, Texas, on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 10 (other than those conditions that, by their nature, are to be satisfied only at the Closing Date, but subject to the satisfaction or waiver of such conditions at Closing in accordance with this Agreement) or such other date as Buyer and Seller may mutually agree in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”); provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all conditions to the obligations of the Parties set forth in this Article 10 (other than those that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver in writing of those conditions), notwithstanding the satisfaction or waiver of such conditions, Buyer shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Buyer on not less than two (2) Business Days’ notice to Seller and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver in writing of all conditions to the obligations of the Parties set forth in this Article 10  as of the date determined pursuant to this proviso).

Section 10.2 Seller’s Closing Obligations.  At Closing, Seller shall (i) execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to Seller and (ii) execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a) a release, reasonably satisfactory to Buyer, executed by and acknowledged on behalf of Bank of America, N.A. releasing any and all rights, titles and interests of Bank of America, N.A. in and to the Assets, the Purchased Equity and all of CKB’s equity created by the instrument described in item no. 1 of Schedule 16.4 (the “Lien Release”);

(b) instruments of assignment conveying to Seller the overriding royalty interests set forth on Schedule 3.1, each substantially in the form set forth on Exhibit 10.2(b) hereto (the “Assignments”); provided that Seller and the Company may execute and record the Assignments prior to the Closing;

(c) a copy of an agreement regarding fees for the Helix Producer I, substantially in the form set forth on Exhibit 10.2(c) hereto (the “Helix Producer I Lease Agreement”);

(d) an Assignment of Overriding Royalty Interest with respect to the Wang prospect (Green Canyon Block 237), substantially in the form set forth on Exhibit 10.2(d) hereto (the “Wang ORRI Assignment”); provided that Seller and the Company may execute and record the Wang ORRI Assignment prior to the Closing;

(e) a transition services agreement, substantially in the form set forth on Exhibit 10.2(e) hereto (the “Transition Services Agreement”);

(f) an instrument of assignment of the Purchased Equity to Buyer, in form and substance reasonably satisfactory to Buyer (the “Membership Interest Assignment”);

(g) resignations of the board of directors and officers of the Acquired Companies effective as of Closing in form and substance reasonably acceptable to Buyer;

(h) the Seller’s Closing Certificate;

(i) a certificate of the Secretary of Seller certifying the resolutions of the Board of Directors of Seller approving this Agreement and the transactions contemplated under this Agreement;

(j) a certificate as to nonforeign status which satisfies the requirements of Section 1445(b)(2) of the Code and Treasury Regulations Section 1.1445-2(b)(2);

(k) evidence, reasonably satisfactory to Buyer, that all representatives of Seller have been removed as signatories with respect to each of the accounts set forth on Schedule 4.2(dd) as persons authorized to draw thereon or to withdraw therefrom;

(l) the books and records of the Acquired Companies;

(m) evidence, reasonably satisfactory to Buyer, that the Acquired Companies have been converted to Delaware limited liability companies prior to Closing in accordance with Section 8.15(i);

(n) evidence, reasonably satisfactory to Buyer (including, at the request of Buyer, payoff letters and Lien releases), that all outstanding Indebtedness owing by the Acquired Companies to any Person (including any such Indebtedness described in Section 8.16) has been paid or satisfied in full and all Liens granted or suffered by any Acquired Company in connection with such Indebtedness (and any Indebtedness of any other Person) have been fully and finally released by the holders thereof;

(o) evidence, reasonably satisfactory to Buyer, that the Acquired Companies completed the temporary abandonment of the Green Canyon 237 T-3 well prior to November 30, 2012, in accordance with applicable Law, and the cost and expense of such operations have been paid in cash prior to the Effective Time or reflected as a payable in the Effective Time Net Working Capital;

(p) the Indemnity Agreement (if applicable);

(q) an agreement with respect to the Danny II prospect (Garden Banks Block 506 #4), substantially in the form set forth on Exhibit 10.2(q) hereto (the “Danny II Bonus Agreement”); and

(r) any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.

Section 10.3 Buyer’s Closing Obligations.  At Closing, Buyer shall (i) deliver, or cause to be delivered, the Closing Payment to Seller in immediately available funds to the bank account as provided in Section 3.2, (ii) execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to Seller and (iii) execute and deliver, or cause to be executed and delivered, to Seller the following:

(a) the Helix Producer I Lease Agreement;

(b) the Transition Services Agreement;

(c) the officer’s certificate of Buyer referred to in Section 9.1(b);

(d) the Membership Interest Assignment, duly executed by Buyer;

(e) a certificate of the Secretary of Buyer certifying the resolutions of the Board of Directors of Buyer approving this Agreement and the transactions contemplated under this Agreement;

(f) the Indemnity Agreement (if applicable);

(g) the Danny II Bonus Agreement; and

(h) any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered by Buyer to Seller at the Closing.

ARTICLE 11

SURVIVAL PERIOD

Section 11.1 Survival.

(a) All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the supplements to the Schedules, and any certificate, document, or other writing delivered pursuant to this Agreement will survive the Closing and the consummation and performance of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

(b) If the Closing occurs, Seller shall have liability under Section 13.2 with respect to any breach of a representation or warranty (other than (i) Seller Fundamental Representations set forth in this Agreement or the corresponding representations and warranties given in the Seller’s Closing Certificate, as to which a claim may be made at any time and (ii) those representations and warranties set forth in Section 4.2(k) or the corresponding representations and warranties given in the Seller’s Closing Certificate, as to which a claim may be made on or before the date that is sixty (60) days after the applicable statute of limitations) and any breach of a covenant that is to be performed entirely prior to the Closing, only if on or before the date that is eighteen (18) months after the Closing Date, Buyer notifies Seller of a claim, specifying the factual basis of the claim in reasonable detail to the extent known by Buyer.

(c) If the Closing occurs, Buyer shall have liability under Section 13.1(a) with respect to any breach of a representation or warranty (other than the Buyer Fundamental Representations, as to which a claim may be made at any time) and any breach of a covenant that is to be performed entirely prior to the Closing, only if on or before the date that is eighteen (18) months after the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent known by Seller.

ARTICLE 12

LIMITATIONS

Section 12.1 Disclaimer of Warranties.

(a) BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS EXPERIENCED IN THE OWNERSHIP AND OPERATION OF PROPERTIES SIMILAR TO THE ASSETS AND THAT BUYER PRIOR TO THE DATE HEREOF HAS INSPECTED THE ASSETS TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION, BUT NOTHING IN THIS SENTENCE IS A LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING CERTIFICATE.  BUYER ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY STATEMENTS (ORAL OR WRITTEN) THAT MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR THE COMPANY OR ANY OF THEIR REPRESENTATIVES (EXCEPT AS PROVIDED IN THIS AGREEMENT, OR THE SELLER’S CLOSING CERTIFICATE). BUYER ACKNOWLEDGES THAT BUYER HAS (OR BUYER’S REPRESENTATIVES HAVE),  PRIOR TO THE DATE HEREOF, THOROUGHLY INSPECTED AND EXAMINED THE ASSETS TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE CONDITION OF THE ASSETS AND ALL OTHER ASPECTS OF THE ASSETS AS OF THE DATE HEREOF (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE ASSETS), BUT NOTHING IN THIS SENTENCE IS A LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING

CERTIFICATE.  FURTHER, EXCEPT AS EXPRESSLY REPRESENTED IN THIS AGREEMENT OR IN THE SELLER’S CLOSING CERTIFICATE, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF ALL PARTIES THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT OR THE SELLER’S CLOSING CERTIFICATE, AND AS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO THIS AGREEMENT, IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER’S CLOSING CERTIFICATE, BUYER TAKES THE ASSETS “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS.”  WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, EXCEPT AS EXPRESSLY REPRESENTED IN THIS AGREEMENT OR IN THE SELLER’S CLOSING CERTIFICATE, SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (B) THE ENVIRONMENTAL CONDITION OF THE ASSETS (INCLUDING THEIR COMPLIANCE STATUS UNDER ENVIRONMENTAL LAWS AND/OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS), OR (C) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES (INCLUDING THE COMPANY) OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PERSON; AND (II) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER (THROUGH BUYER’S ACQUISITION OF THE PURCHASED EQUITY) IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT OR IN THE SELLER’S CLOSING CERTIFICATE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING LIMITATIONS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, NATURE, ACCURACY, COMPLETENESS OR SUFFICIENCY OF SCOPE OF ANY INFORMATION, MEMORANDUM, OPINION, ANALYSIS, DATA, INVESTIGATION, AUDIT OR ANY REPORT OF ANY ENVIRONMENTAL ENGINEER OR CONSULTANT, PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR  RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES

GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY PRICING ASSUMPTIONS, (IX) PROJECTED DEVELOPMENT COSTS (X) PLUGGING AND ABANDONMENT COSTS, (XI) ANY OTHER MATTERS CONTAINED IN OR RELATED TO THE RESERVE REPORT AND (XII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

Section 12.2 Redhibition Waiver.  BUYER WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2475 AND 2520 THROUGH 2548, AND ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF.  BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO ITS ATTENTION AND HAS BEEN EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ASSETS.

Section 12.3 Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 14.2 AND THE SPECIFIC PERFORMANCE, INJUNCTIVE AND/OR EQUITABLE RELIEF FOR CLAIMS OF BREACHES OR FAILURE TO PERFORM COVENANTS PERFORMABLE UNDER THIS AGREEMENT, THE RECOVERY BY EITHER PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING IN CONNECTION WITH ANY INDEMNITY SET FORTH IN THIS AGREEMENT, SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH OR NONFULFILLMENT BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY SUCH DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH OR NONFULFILLMENT BY THE BREACHING PARTY OF ANY OF ITS

REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, INCLUDING IN CONNECTION WITH ANY INDEMNITY SET FORTH IN THIS AGREEMENT.  For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person that is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing and such damages are recovered against an Indemnified Person by a Person that is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing. This Section 12.3 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 11.1.

ARTICLE 13

INDEMNIFICATION

Section 13.1 Indemnification By Buyer.  Subject to Sections 11.1(c) and 13.5, from and after the Closing, Buyer shall indemnify, defend, hold harmless and reimburse Seller, Seller’s Affiliates, each of Seller’s and its Affiliate’s respective past, present and future directors, officers, employees, consultants, agents, shareholders, members and partners and each of the successors and assigns of any of the foregoing (collectively, “Seller Indemnified Persons”) from and against any and all Covered Liabilities suffered or incurred by a Seller Indemnified Person as a result of or arising out of (a) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement or the officer’s certificate of Buyer referred to in Section 9.1(b) (without giving effect to any qualifier as to materiality, material, material adverse effect, Material Adverse Effect or words of similar meaning set forth therein), (b) any breach or nonperformance of any agreement or covenant expressly set forth in this Agreement on the part of Buyer and (c) any and all Buyer Taxes.

Section 13.2 Indemnification By Seller.  Subject to the provisions of Sections 11.1(b) and 13.4, taking into account any amounts reflected in Effective Time Net Working Capital so as to avoid any duplication or double recovery by Buyer, from and after the Closing, Seller shall indemnify, defend, hold harmless and reimburse Buyer, the Acquired Companies, and Buyer’s, and either Acquired Company’s present and future directors, officers, employees, consultants, agents, shareholders, members and partners and each of the successors and assigns of any of the foregoing (collectively, “Buyer Indemnified Persons”) from and against any and all Covered Liabilities suffered or incurred by a Buyer Indemnified Person as a result of or arising out of (a) any inaccuracy or breach of any representation or warranty of Seller in this Agreement or the Seller’s Closing Certificate (without giving effect to any qualifier as to materiality, material, material adverse effect, Material Adverse Effect or words of similar meaning set forth therein), (b) any breach or nonperformance of any agreement or covenant on the part of Seller that is expressly set forth in this Agreement, (c) the matters set forth on Schedule 13.2(c) (the “Schedule 13.2(c) Litigation”), (d) Excluded Assets and (e) any and all Seller Taxes.

Section 13.3 Indemnification and Defense Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) If any Person who or which is entitled to seek indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third Person (“Third Party Claim”) in respect of any matter that is subject to indemnification under this Agreement, the Indemnified Party shall promptly (i) notify the Party obligated to indemnify the Indemnified Party pursuant to this Agreement, (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Covered Liabilities attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b) If the Indemnifying Party admits (in writing) its obligation to indemnify the Indemnified Party with respect to any Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 13.3(b).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party; provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third Person asserting the claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates and (iii) the settlement agreement does not create a financial or other obligation on the part of the Indemnified Party or any other Person other than the Indemnifying Party.  If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including the making of any reasonably related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and making the books and records and personnel of the Indemnified Party reasonably available during normal business hours.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not admit (in writing) its obligation to indemnify the Indemnified Party pursuant to Section 13.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings;

provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 13.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Any claim by an Indemnified Party for indemnification under this Agreement that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  Failure to timely provide such notice of a Direct Claim shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of fifteen (15) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such fifteen (15) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, Seller shall indemnify, defend, hold harmless and reimburse the Buyer Indemnified Persons from and against any and all Covered Liabilities suffered or incurred by a Buyer Indemnified Person as a result of or arising out of the Schedule 13.2(c) Litigation at its sole cost and expense.  Seller shall have full control of the defense and proceedings in or relating to the Schedule 13.2(c) Litigation, including any compromise or settlement thereof (subject to the final sentence of this clause (e)) and, in the event Buyer, any Acquired Company or any of their respective Affiliates settles all or any part of the Schedule 13.2(c) Litigation over the objection of Seller, Seller’s indemnity obligations set forth in Section 13.2(c) and its obligations under this Section 13.3(e) (including but not limited to any right to such indemnity hereunder or thereunder) with respect to such settled claims shall be deemed to have been waived by Buyer, and Buyer shall not be entitled to any payment by Seller with respect to such settled claims.  Buyer agrees that it shall, and it shall cause each Acquired Company and any of their respective Affiliates to, (i) reasonably cooperate, at Seller’s sole cost and expense, in the defense and proceedings in or relating to the Schedule 13.2(c) Litigation (including, without limitation, bringing any counterclaim or cross-complaint against any Person), (ii) promptly provide to Seller all information related to or in connection with the Schedule 13.2(c) Litigation and without costs and expenses to Buyer, the Acquired Companies and any of their respective Affiliates, and (iii) make all employees of the Acquired Companies and their respective Affiliates reasonably available for consultation, deposition, and trial testimony, without the necessity of the subpoena and without costs and expenses to Buyer, the Acquired Companies and their respective Affiliates; provided, that Seller shall not be charged for the costs of any lost time for employees.  Neither the Buyer, the Acquired Companies nor any other Person on their behalf shall file any motion, answer or other pleading in connection with the Schedule 13.2(c) Litigation without the prior written consent of Seller.  Seller shall not, without the written consent of Buyer, settle the Schedule 13.2(c) Litigation or consent to the entry of any judgment with respect thereto unless (i) the settlement agreement or judgment contains a complete and unconditional general release by the Person asserting the claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement or judgment does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates and (iii) the settlement agreement does not create a financial or other obligation on the part of the Indemnified Party other than a financial obligation with respect to which the Indemnified party is fully indemnified hereunder.

Section 13.4 Seller’s General Liability Limitation.

(a) Notwithstanding anything herein provided to the contrary, except with respect to breaches of Seller Fundamental Representations (or the corresponding representations and warranties given in the Seller’s Closing Certificate) and Seller’s representations and warranties in Section 4.2(k) (or the corresponding representations and warranties given in the Seller’s Closing Certificate) for which the limitations set forth in this Section 13.4(a) shall not apply, Seller shall have no liability to Buyer or any of the other Buyer Indemnified Persons pursuant to Section 13.2(a) for any breach of a representation or warranty by Seller until and unless (i) any individual Covered Liability or group or series of related Covered Liabilities covered by Section 13.2(a) attributable to any breach by Seller of this Agreement exceeds $100,000 (such Covered Liability or group or series of related Covered Liabilities that does not exceed $100,000, the “DeMinimis Claims”), provided, however, that any group or series of Covered Liabilities arising out of the same occurrence shall be aggregated and treated as an individual Covered Liability for purposes of determining whether they are a DeMinimis Claim, and (ii) the aggregate amount of all Covered Liabilities attributable to any breach of representations or warranties by Seller in this Agreement exceeds an amount equal to two percent (2%) of the sum of the Deposit plus the Adjusted Purchase Price (as same may be further adjusted downward after the Closing pursuant to Sections 3.1(j), 3.1(k), 7.2(c)(ii) and 7.5) (the “Deductible”) and then only to the extent the amount of such Covered Liabilities exceed the Deductible.

(b) Notwithstanding anything herein provided to the contrary, Seller shall have no liability to Buyer or any of the other Buyer Indemnified Persons for any breach of a representation or warranty by Seller that is not a Seller Fundamental Representation (or the corresponding representations and warranties given in the Seller’s Closing Certificate) or set forth in Section 4.2(k) (or the corresponding representations and warranties given in the Seller’s Closing Certificate) to the extent that the aggregate amount of all Covered Liabilities attributable to any breach of such representations or warranties by Seller in this Agreement exceeds an amount equal to fifteen (15%) percent of the sum of the Deposit plus the Adjusted Purchase Price (as same may be further adjusted downward after the Closing pursuant to Sections 3.1(j), 3.1(k), 7.2(c)(ii) or 7.5). In addition, Seller shall have no liability to Buyer or any other Buyer Indemnified Person for any breach of a representation or warranty by Seller that is a Seller Fundamental Representation (or the corresponding representations and warranties given in the Seller’s Closing Certificate) or set forth in Section 4.2(k) (or the corresponding representations and warranties given in the Seller’s Closing Certificate) to the extent that the aggregate amount of all Covered Liabilities attributable to any breach of the representations or warranties by Seller in this Agreement exceed the sum of the Deposit plus the Adjusted Purchase Price (as the same may be further adjusted downward after the Closing pursuant to Sections 3.1(j), 3.1(k), 7.2(c)(ii) and 7.5).

(c) Each Buyer Indemnified Person shall be required to use commercially reasonable efforts to mitigate Covered Liabilities with respect to which a claim for indemnification is made and shall reasonably consult with Seller with a view toward mitigating such Covered Liabilities in conjunction with all claims for which a Buyer Indemnified Person seeks indemnification under this Article 13.  Notwithstanding anything to the contrary herein, the amount of any Covered Liabilities incurred or suffered by any Buyer Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds (net of costs incurred in prosecuting the insurance claim) actually received by the Buyer Indemnified Person (or any of its Affiliates) with respect to such Covered Liabilities, and (ii) any recoveries actually obtained by the Buyer Indemnified Person (or any of its Affiliates) from any other third Person.  If any such proceeds, benefits or recoveries are received by a Buyer Indemnified Person (or any of its Affiliates) with respect to any Covered Liabilities after Seller has made a payment to the Buyer Indemnified Person with respect thereto, the Buyer Indemnified Person (or such Affiliate) shall promptly pay to Seller the amount of such proceeds, benefits or recoveries (up to the amount of Buyer’s payment).

Section 13.5 Buyer’s General Liability Limitation.

(a) Notwithstanding anything herein provided to the contrary, except with respect to breaches of Buyer Fundamental Representations for which the limitations set forth in this Section 13.5(a) shall not apply, Buyer shall have no liability to Seller or any of the other Seller Indemnified Persons pursuant to Section 13.1(a) for any breach of a representation or warranty by Buyer until and unless (i) any individual Covered Liability or group or series of related Covered Liabilities covered by Section 13.1(a) attributable to any breach by Buyer of this Agreement is not a DeMinimis Claim; provided, however, that any group or series of Covered Liabilities arising out of the same occurrence shall be aggregated and treated as an individual Covered Liability for purposes of determining whether they are a DeMinimis Claim and (ii) the aggregate amount of all Covered Liabilities attributable to any breach of such representations or warranties by Buyer in this Agreement exceeds the Deductible, and then only to the extent the amount of such Covered Liabilities exceed the Deductible.

(b) Notwithstanding anything herein provided to the contrary, Buyer shall have no liability to Seller or any of the other Seller Indemnified Persons for any breach of a representation or warranty by Buyer that is not a Buyer Fundamental Representation to the extent that the aggregate amount of all Covered Liabilities attributable to any breach of such representations or warranties by Buyer in this Agreement exceeds an amount equal to fifteen percent (15%) of the sum of the Deposit plus the Adjusted Purchase Price (as same may be further adjusted downward after Closing pursuant to Sections 3.1(j), 3.1(k), 7.2(c)(ii) and 7.5). In addition, Buyer shall have no liability to Seller or any other Seller Indemnified Person for any breach of a representation or warranty by Buyer that is a Buyer Fundamental Representation to the extent that the aggregate amount of all Covered Liabilities attributable to any breach of the representations or warranties by Buyer in this Agreement exceed the sum of the Deposit plus the Adjusted Purchase Price (as the same may be further adjusted downward after the Closing pursuant to Sections 3.1(j), 3.1(k), 7.2(c)(ii) and 7.5).

(c) Each Seller Indemnified Person shall be required to use commercially reasonable efforts to mitigate Covered Liabilities with respect to which a claim for indemnification is made and shall reasonably consult with Buyer with a view toward mitigating such Covered Liabilities in conjunction with all claims for which a Seller Indemnified Person seeks indemnification under this Article 13.  Notwithstanding anything to the contrary herein, the amount of any Covered Liabilities incurred or suffered by any Seller Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds (net of costs incurred in prosecuting the insurance claim) actually received by the Seller Indemnified Person (or any of its Affiliates) with respect to such Covered Liabilities, and (ii) any recoveries actually obtained by the Seller Indemnified Person (or any of its Affiliates) from any other third Person.  If any such proceeds, benefits or recoveries are received by a Seller Indemnified Person (or any of its Affiliates) with respect to any Covered Liabilities after Buyer has made a payment to the Seller Indemnified Person with respect thereto, the Seller Indemnified Person (or such Affiliate) shall promptly pay to Buyer the amount of such proceeds, benefits or recoveries (up to the amount of Buyer’s payment).

Section 13.6 Exclusive Remedy.  Except as specifically set forth in Article 7, the remedies provided in this Article 13 shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby; provided that nothing in this Section 13.6 shall prevent either Party from (i) seeking specific performance, injunctive and/or equitable relief for claims of breach or failure to perform covenants performable under this Agreement or (ii) pursuing, and recovering in respect of, any claim based on actual fraud involving a knowing and intentional misrepresentation or omission of a material fact or willful or intentional breach.

Section 13.7 Effect of Investigation.  Representations and warranties set forth in this Agreement or any certificate delivered at Closing, including Seller’s Closing Certificate, and covenants of Buyer and Seller, and the Seller Indemnified Person’s or Buyer Indemnified Person’s right to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Seller Indemnified Person or Buyer Indemnified Person, as the case may be, or by any of their respective Representatives, whether before or after the execution and delivery of this Agreement, or by reason of the fact that any Seller Indemnified Person or Buyer Indemnified Person, or any of their respective Representatives knew (including knowledge obtained by the Schedule Updates) or should have known that any such representation or warranty is, was or might be inaccurate or noncompliance with a covenant or by reason of Seller’s or Buyer’s waiver of any condition set forth in Sections 9.1 or 9.2, as the case may be.

Section 13.8 Tax Treatment of Indemnification Payments.  Any indemnification payments made pursuant to this Agreement between the Parties shall be treated as an adjustment to the Purchase Price for Tax purposes.

Section 13.9 Materiality Scrape.  Notwithstanding anything in this Agreement to the contrary, for purposes of the Parties’ indemnification obligations under this Article 13 (but, for the avoidance of doubt, not for purposes of determining whether a Closing condition in Article 9 has been satisfied), all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “materiality,” “material respects,” “material adverse effect,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred and (ii) the amount of Covered Liabilities resulting from arising out of or relating to any such breach of representation or warranty.

ARTICLE 14

TERMINATION; REMEDIES

Section 14.1 Termination.

(a) Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(i) By the mutual written consent of Seller and Buyer; or

(ii) By either Party, if the Closing has not occurred by the close of business on or before March 29, 2013 (as may be extended in accordance with this Section 14.1(a)(ii), the “Drop-Dead Date”); provided, that, the right to terminate this Agreement under this Section 14.1(a)(ii) shall not be available to any Party whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or before the Drop-Dead Date; provided, further, that if the Marketing Period has commenced prior to such date and has not been completed by such date, such date shall be extended until the third (3rd) Business Day after the date on which the Marketing Period is completed.

(b) Effect of Termination.  Without limiting Seller’s and Buyer’s respective remedies and rights in regard to the Deposit under Section 14.2, in the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 14.1(a), written notice thereof shall forthwith be given by the terminating Party or Parties to the other Party or Parties, and this Agreement shall thereupon terminate; provided, however, that following any termination of this Agreement, Buyer will continue to be bound by its obligations set forth in Sections 5.1, 5.2 and 6.1; and provided, further, that (i) this Section 14.1(b), Section 12.3 and Article 1 and Article 15 will survive the termination of this Agreement and will remain in full force and effect and (ii) subject to Section 14.2, the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement occurring prior to termination.  If this Agreement is terminated as provided herein all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

Section 14.2 Remedies.

(a) Seller’s Remedies.  Notwithstanding anything herein provided to the contrary, upon Buyer’s breach of any representation, warranty or covenant contained in this Agreement such that Seller would be entitled to terminate this Agreement pursuant to Section 14.1(a)(ii), Seller, at its sole option, may, as Seller’s sole and exclusive remedy (including against the Debt Providers and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives) (i) enforce specific performance to close the transactions contemplated by this

Agreement (subject to Section 15.2) or (ii) terminate this Agreement and retain the Deposit as liquidated damages, as Seller’s sole and exclusive remedies for such breach, all other remedies being expressly waived by Seller (including against the Debt Providers and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives).  Seller and Buyer agree upon the Deposit amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that the Deposit amount is a reasonable estimate of Seller’s loss in the event of any such default by Buyer.

(b) Buyer’s Remedies.  Notwithstanding anything herein to the contrary, upon Seller’s breach of any representation, warranty or covenant contained in this Agreement such that Buyer would be entitled to terminate this Agreement pursuant to Section 14.1(a)(ii), Buyer, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement, receive back the entirety of the Deposit and be reimbursed by Seller by wire transfer within three (3) Business Days following such termination an amount equal to Buyer’s documented reasonable out-of-pocket fees and expenses set forth in Buyer’s termination notice incurred by Buyer in connection with this Agreement and the transactions contemplated hereby, including attorney’s fees, accountant’s fees and the expense of environmental and title examination, as Buyer’s sole and exclusive remedy for such default, all other remedies being expressly waived by Buyer; provided, however, in no event shall Buyer’s reimbursable fees and expenses under this Section 14.2(b) exceed $5,000,000.  In the event that this Agreement is terminated under Section 14.1(a) and Seller is not entitled to retain the Deposit under Section 14.2(a), Buyer shall be entitled to receive back the entirety of the Deposit.

(c) Escrow.  Promptly, but in no event later than three (3) Business Days after the termination date of this Agreement, the Parties shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the Party entitled to receive the Deposit as provided in this Section 14.2.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by and delivered to each of the Parties.

Section 15.2 Governing Law; Jurisdiction; Process; Limitations on Suits Against Financing Providers.

(a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER

JURISDICTION, EXCEPT THAT THE LAW OF ANOTHER JURISDICTION SHALL APPLY TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY INSOFAR AS THIS AGREEMENT AND SUCH TRANSACTIONS COVER OR RELATE TO A PART OF THE ASSETS FOR WHICH IT IS MANDATORY THAT THE LAW OF ANOTHER JURISDICTION, WHEREIN OR ADJACENT TO WHICH SUCH PART OF THE ASSETS ARE LOCATED, SHALL APPLY. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY TRANSACTION AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

(b) SUBJECT TO THE ARBITRATION AGREEMENT SET FORTH IN SECTIONS 3.3, 7.5 AND 8.18, BUYER AND SELLER CONSENT TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN DELAWARE, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, BUYER AND SELLER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT BUYER OR SELLER MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN DELAWARE, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT BUYER OR SELLER IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN DELAWARE. BUYER AND SELLER AGREE THAT EXCEPT WITH REGARD TO DISPUTES THAT ARE SUBJECT TO ARBITRATION PURSUANT TO SECTION 7.5 AND EXCEPT WITH REGARD TO ACTIONS FOR ENFORCEMENT OF AN ARBITRATION AWARD OR JUDGMENT, (i) THE FEDERAL OR STATE COURTS WITHIN DELAWARE WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE DISPUTES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, (ii) NO ACTION OR PROCEEDING WILL BE FILED IN ANY OTHER COURT.

(c) Notwithstanding anything herein to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Equity Providers or the Debt Providers and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). EACH OF THE PARTIES IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, CAUSE OF

ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM REFERRED TO IN THIS PARAGRAPH.

(d) Notwithstanding anything herein to the contrary, Seller shall be entitled to specific performance to cause Buyer to draw down the Equity Financing or to consummate the Closing only if:

(i) all conditions in Section 9.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied) have been satisfied;

(ii) Buyer has failed to complete the Closing by the date the Closing is required to occur pursuant to Section 10.1;

(iii) the Debt Financing has been funded or is expected to be funded at the Closing if the Equity Financing is funded at the Closing (provided, that Buyer shall not be required to draw down the Equity Financing or to consummate the Closing if the Debt Financing is not in fact funded at the Closing); and

(iv) Seller have irrevocably confirmed in writing to Buyer that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(e) Notwithstanding anything herein to the contrary, Sellers shall be entitled to specific performance to cause Buyer to draw down the Debt Financing (or any Alternate Financing) only if the Closing will occur substantially simultaneously with such draw down.

Section 15.3 Entire Agreement.  This Agreement (including the Confidentiality Agreement) and the Appendices, Schedules (including amendments and supplements thereto) and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

Section 15.4 Expenses.  Except to the extent taken into account in any adjustment to the Purchase Price pursuant to Article 3, each of Buyer and Seller shall be responsible for half of (i) any sales Taxes which may become due and owing by reason of the transactions contemplated herein, (ii) all transfer, stamp, documentary and similar Taxes imposed on the Parties with respect to all transfers of equity or other property contemplated pursuant to this Agreement, and (iii) all recording, filing or registration fees relating to the filing, recording or registration of any instruments or documents transferring title in or to the Purchased Equity or the indirect transfer of the Assets or any part thereof from Seller to Buyer pursuant to this Agreement.  Except to the extent taken into account in any adjustment to the Purchase Price pursuant to Article 3, all other costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including attorney’s fees, accountant’s fees and the expense of environmental and title examination, shall be borne by the Party incurring same.  No Acquired Company shall be responsible for any of the fees, costs and/or expenses incurred or paid, in the negotiation of this Agreement or any of the Transaction Agreements and the transactions contemplated hereby and thereby unless such fees, costs and expenses are already included in the Effective Time Net

Working Capital and Seller shall be responsible to make any payments of (or, if applicable, to promptly reimburse the Acquired Companies for) all such fees, costs and expenses incurred and/or paid by the Acquired Companies (including legal fees, investment banking fees and accounting fees).

Section 15.5 Notices.  Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (i) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (ii) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below.  Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt.  Notices to Seller shall be addressed to:

Helix Energy Solutions Group, Inc.

400 North Sam Houston Parkway East

Suite 400

Houston, Texas  77060

Attention:  Alisa B. Johnson

Telecopy No.:  (281) 618-0505

with copies to:

Locke Lord LLP

2800 JPMorgan Chase Tower

600 Travis

Houston, Texas  77002

Attention:  Bill Swanstrom

Telecopy No.:  (713) 229-2518

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Seller may designate by written notice to Buyer.  Notices to Buyer and, after the Closing, the Company shall be addressed to:

Talos Production LLC
c/o Talos Energy LLC
1600 Smith St., Suite 5000
Houston, Texas  77002-7380
Attention:  Timothy S. Duncan
Telecopy No.:  (713) 351-4100

with copies to:

Mayer Brown LLP
700 Louisiana Street, Suite 3400

Houston, Texas 77002
Attention:  William S. Moss III
Telecopy No.:  (713) 238-2649

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Buyer may designate by written notice to Seller.

Section 15.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that, prior to Closing, the respective rights and obligations of the Parties shall not be assignable or delegable by any Party without the express written consent of the non-assigning or non-delegating Party, provided, however, that each Party shall have the right to assign its rights under this Agreement to any of its Affiliates or as collateral to any lender (or agent or trustee therefor) in connection with any bona fide financing arrangement, including in the case of Buyer the Debt Financing; provided, further, however, that no such assignment shall relieve such Party of its obligations hereunder in the event of the failure of performance by such assignee.  After Closing, any Party may assign all or a part of its rights under this Agreement, but such assignment shall not relieve such assigning Party of any of its obligations and responsibilities to the non-assigning Party unless expressly released from same in writing by such non-assigning Party.

Section 15.7 Amendments and Waivers.  Except as contemplated by Section 8.6, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 15.8 Appendices, Schedules and Exhibits.

(a) All Appendices, Schedules (including amendments and supplements thereto) and Exhibits hereto that are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.

(b) Unless the context otherwise requires, all capitalized terms used in the Appendices, Schedules (including amendments and supplements thereto) and Exhibits hereto shall have the respective meanings assigned in this Agreement or Appendix A.  Any matter, information or item disclosed in the Appendices, Schedules (including amendments and supplements thereto) and Exhibits hereto, under any specific representation or warranty, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement to which the relevance of such disclosure is reasonably apparent on its face.  The inclusion of any matter, information or item in any Appendix, Schedule (including amendments and supplements thereto) or Exhibit hereto shall not be deemed to constitute an admission of any liability by Seller or the Company to any third Person or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.  No disclosure in the Appendices, Schedules (including amendments and supplements thereto) and Exhibits hereto relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 15.9 Interpretation.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates.  In construing this Agreement:

(a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c) a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule (including amendments and supplements thereto) to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d) each Appendix, Exhibit and Schedule (including amendments and supplements thereto) to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Appendix, Exhibit or Schedule (including amendments and supplements thereto), the provisions of the main body of this Agreement shall prevail;

(e) the term “cost” includes expense and the term “expense” includes cost; and

(f) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

Section 15.10 Limited Arbitration.  Except to the limited extent expressly provided in Section 7.5, disputes and differences arising under or out of, in relation to or in any way connected with this Agreement shall not be subject to arbitration.

Section 15.11 Agreement for the Parties’ Benefit Only.  Except as provided in Section 8.12 and Article 13, this Agreement is for the sole benefit of Buyer, Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement, provided that the Debt Providers and their respective current, former or future Representatives, general or limited partners, stockholders, members, managers, controlling persons or Affiliates, shall be third party beneficiaries of Sections 14.2, 15.2(a), 15.2(b), 15.2(c), 15.2(e) and this Section 15.11.

Section 15.12 Attorneys’ Fees.  The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the nonprevailing Party.

Section 15.13 Severability.  If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application of such term, provision or condition) shall not in any way be affected or impaired thereby.  Upon such determination that any term or other provision or condition is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.14 No Recordation.  Without limiting any Party’s right to file suit to enforce this Agreement or to compel arbitration pursuant to Section 7.5 of this Agreement, the Parties expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

Section 15.15 Time of Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLER:

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Anthony Tripodo
Name:	Anthony Tripodo
Title:	Executive Vice President and
Chief Financial Officer

BUYER:

TALOS PRODUCTION LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

Signature Page to Equity Purchase Agreement

APPENDIX A
TO
EQUITY PURCHASE AGREEMENT

DEFINITIONS

“2011 LTI” shall mean the individual Long Term Incentive Award agreement executed between Seller and an employee which becomes vested on January 1, 2013.

“2012 Bonus Plan” shall mean the Helix Energy Solutions Group, Inc. Compensation Program for Onshore Employees other than Executive Officers Effective January 1, 2011.

“2012 LTI” shall mean the individual Long Term Incentive Award agreement executed between Seller and an employee which becomes vested on January 1, 2014.

“2013 Stretch Bonus” shall mean the Enhanced Bonus Plan for Select Business Unit Management, effective January 1, 2011, which becomes payable January 3, 2013.

“2014 Stretch Bonus” shall mean the Enhanced Bonus Plan for Select Business Unit Management, effective January 1, 2012, which becomes payable January 3, 2014.

“Accountant” shall be as defined in Section 3.3(b)(ii).

“Acquired Company” and “Acquired Companies” shall mean the Company and CKB.

“Acquired Company Insureds” shall mean be as defined in Section 8.19(a).

“Action” shall mean any action, suit or other proceeding by or before any court or other Governmental Authority or any arbitration proceeding.

“Actual P&A Costs” shall be as defined in Section 8.18(a).

“Adjusted Purchase Price” shall be as defined in Section 3.1.

“Adjustment Notice” shall be as defined in Section 3.3(b).

“Affiliate” shall mean, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company and CKB shall be considered an Affiliate of Seller prior to the Closing Date and shall be considered an Affiliate of Buyer after the Closing Date.

“Affiliate Transactions” shall be defined as in Section 4.2(r).

“Agreed Rate” shall mean an annual rate of interest equal to four percent (4%).

Appendix A - Page 1

“Agreement” shall be as defined in the preamble hereto.

“Allocated Value” shall be as defined in Section 7.2(b).

“Allocations” shall be as defined in Section 8.15(i)(ii).

“Anti-Corruption Laws” shall mean all Laws relating to anti-bribery or anti-corruption (governmental or commercial) that apply to the Assets, including Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, government employee or commercial entity to obtain a business advantage, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time and all other Laws that apply to the Assets enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Arbitration Procedures” shall mean the arbitration procedures set forth in Exhibit A.

“Assets” shall mean all of the assets of either Acquired Company, whether owned or leased (except to the extent constituting Excluded Assets), including the Subject Interests.

“Assignments” shall be as defined in Section 10.2(b).

“Audit Firm” shall be as defined in Section 8.12(b).

“Available Deductible Amount” shall be as defined in Section 7.2(d).

“Balance Sheet Date” shall be as defined in Section 4.2(o).

“BOEM” shall be as defined in Section 4.1(d).

“Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday recognized by the State of Texas or New York.

“Buyer” shall be as defined in the preamble.

“Buyer 401(k) Plan” shall be as defined in Section 8.4(k).

“Buyer Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.3(a), (b), (c), (g) and (h).

“Buyer Indemnified Persons” shall be as defined in Section 13.2.

“Buyer Taxes” shall mean (i)(A) any Income Taxes imposed on, relating to, or incurred by an Acquired Company and attributable to any Post-Closing Tax Period and (B) any Non-Income Taxes imposed on, relating to, or incurred by an Acquired Company and attributable to any Post-Effective Time Tax Period; in the case of (i)(A) and (B), other than Taxes that are Seller Taxes, and (ii) any Transfer Taxes required to be borne by Buyer pursuant to Section 8.15(j); provided, that no such Tax will constitute a Buyer Tax to the extent such Tax was taken into account in determining an increase to the Purchase Price described in Section 3.1(c).

Appendix A - Page 2

“Capital Expenditures Plan” means the Company’s capital expenditures plan set forth in Schedule 16.1.

“Casualty Loss” means any loss or damage occurring between the date hereof and the Closing that is attributable to, arises out of or relates to any Assets that are (i) damaged, destroyed or made unavailable or unusable for the intended purpose by fire, act of God, explosion, collision, earthquake, windstorm or other casualty or (ii) taken in condemnation or under right of eminent domain.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System established pursuant to CERCLA.

“Change in Control Agreements” shall be as defined in Section 8.4(h).

“CKB” shall mean CKB Petroleum, Inc., a Texas corporation and a wholly owned subsidiary of the Company, and CKB Petroleum, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company after giving effect to the actions contemplated by Section 8.15(i).

“Claim Notice” shall be as defined in Section 13.3(a).

“Closing” shall be the consummation of the transaction contemplated by Article 10.

“Closing Date” shall be as defined in Section 10.1.

“Closing Payment” shall be as defined in Section 3.3(a).

“COBRA” shall be as defined in Section 4.2(n)(v).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Energy Resource Technology GOM, Inc., a Delaware corporation, and after giving effect to the actions contemplated by Section 8.15(i), Energy Resource Technology GOM, LLC, a Delaware limited liability company.

“Company Benefit Plan” shall mean any Employee Benefit Plan that is sponsored or maintained by any Acquired Company, to which any Acquired Company is a party, in which any Acquired Company participates, which any Acquired Company has a commitment to create or with respect to which any Acquired Company has any liability or contingent liability.

“Company Reserve Reports” shall be as defined in Section 4.2(w).

“Compliant” shall mean, with respect to the Required Information, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the

Appendix A - Page 3

circumstances under which such statement is made (giving effect to all supplements and updates provided thereto).

“Confidentiality Agreement” shall be as defined in Section 5.2.

“Continuing Employee” shall be mean, collectively, Retained Employees and Transition Employees, in each case who continue in employment with Buyer and its Affiliates (including the Acquired Companies) from and after the Closing Date.

“Conversion” shall be as defined in Section 8.15(i).

“Corrective Action” shall mean any investigative, remedial, removal, response, repair, replacement, construction, closure, monitoring, capital expenditure, equipment installation, change in operating practice, reporting, disposal or other corrective action.

“Covered Liabilities” shall mean any and all debts, losses, liabilities (INCLUDING STRICT LIABILITIES), obligations, duties, fines, damages, claims, causes of action, Taxes, costs and expenses (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action and any court or arbitral panel costs, reasonable fees and expenses of expert witnesses, reasonable investigative expenses, reasonable fees and disbursements of legal counsel and other reasonable legal and investigative fees and expenses incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any actual or threatened Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law (including Environmental Laws), contract, commitment or undertaking.

“Current Assets” shall mean cash and cash equivalents, deposits and prepaid expenses, revenue receivables and other receivables, which such accounts shall include only those subaccounts identified on Exhibit 3.3, in each case determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, which shall be calculated in a manner consistent with the calculations set forth in Exhibit 3.3; provided, that the “Current Assets” shall not include any Tax assets.  Notwithstanding anything herein to the contrary, Current Assets shall include cash and cash equivalents and only the portion of any of the foregoing accounts that are probable to lead to the receipt of cash by an Acquired Company from a third party after the Effective Time.

“Current Liabilities” shall mean trade account payables, current tax payables, accrued liabilities, oil and gas payables and other liabilities, which such accounts shall include only those subaccounts identified on Exhibit 3.3, in each case determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, which shall be calculated in a manner consistent with the calculations set forth in Exhibit 3.3; provided, that the “Current Liabilities” shall not include any deferred Tax liabilities. Notwithstanding anything herein to the contrary, Current Liabilities shall include only the

Appendix A - Page 4

portion of the foregoing accounts that are probable to lead to the payment of cash by an Acquired Company to a third party after the Effective Time.

“Danny II Bonus Agreement” shall be as defined in Section 10.2(q).

“Debt Commitment Letters” shall be as defined in Section 4.3(h)(ii)(2).

“Debt Financing” shall be as defined in Section 4.3(h)(ii)(2).

“Debt Providers” shall be as defined in Section 4.3(h)(ii)(2).

“December 2 Letter Order” shall be as defined in Section 4.2(kk)(v).

“Deductible” shall be as defined in Section 13.4(a).

“Defensible Title” shall mean, respectively as to the Subject Interest or Subject Interests related to a particular Property Subdivision, title to such Property Subdivision and the Subject Interest or Subject Interests related to such Property Subdivision that, subject to and except for the terms of the Subject Interests and any Permitted Encumbrances:  (i) entitles the Acquired Companies to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property Subdivision in the Property Schedule of all hydrocarbons produced, saved and marketed from such Subject Interests throughout the duration of the productive life of such Subject Interest, except as otherwise set forth in the Property Schedule; (ii) obligates the Acquired Companies to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision throughout the duration of the productive life of such Subject Interest, except as otherwise set forth in the Property Schedule, in an amount not greater than the applicable Working Interest or Working Interests specified for such Property Subdivision in the Property Schedule; (iii) is free and clear of all Liens; (iv) allows either Acquired Company to own and operate such Subject Interests substantially as it was owned and operated as of the date hereof; and (v) provides sufficient surface rights to deliver production from the Subject Interests on which a well is currently producing or capable of producing hydrocarbons to sales markets.

“Deferred Adjustment Claim” shall be as defined in Section 7.5.

“Deferred Matters Date” shall be as defined in Section 7.5.

“DeMinimis Claims” shall be as defined in Section 13.4(a).

“Deposit” shall be as defined in Section 3.2.

“Determination Date” shall be as defined in Section 3.3(b)(ii).

“Direct Claim” shall be as defined in Section 13.3(d).

“Drop-Dead Date” shall be as defined in Section 14.1(a)(ii).

“Effective Time” shall mean 12:01 a.m., Houston Time, on December 1, 2012.

Appendix A - Page 5

“Effective Time Settlement Statement” shall be as defined in Section 3.3(a).

“Effective Time Net Working Capital” shall mean the Current Assets less the Current Liabilities as of the Effective Time.

“Employee Benefit Plan” means any (i) any employee pension benefit plan (as described in Section 3(2) of ERISA), (ii) any employee welfare benefit plan (as described in Section 3(1) of ERISA), or (iii) any bonus, deferred compensation, incentive compensation, stock option or equity or equity-based, severance, termination pay, retention, unemployment compensation, vacation pay, change in control, fringe benefit or other benefit plan, program, policy or arrangement.

“Environmental Condition” shall mean a condition existing as of the date hereof, including with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments, that causes (i) an Asset (or either Acquired Company with respect to an Asset) not to be in compliance with any Environmental Law (including any Environmental Permits), other than any Future Law, or (ii) an Asset to be subject to any present Remediation obligation under any Environmental Law (other than any Future Law) or otherwise gives rise to any Environmental Liability.  The existence or presence of NORM or asbestos containing materials in or with respect to any equipment, tubulars, material, facility or other property that is currently in use and that does not currently require Remediation under Environmental Law shall not be considered an Environmental Condition notwithstanding that Remediation may be required when such property is taken out of service or disturbed.

“Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to Hazardous Materials.  “Environmental Laws” shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Oil Pollution Act, and CERCLA, and the regulations promulgated thereunder, and shall also include any similar state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasi-governmental agency thereunder.

“Environmental Liabilities” shall mean any claim, demand, Action, cause of action, loss, judgment, cost, expense (including, but not limited to, attorneys’ and experts’ fees), damage, punitive damage, fine, penalty, liability, criminal liability, STRICT LIABILITY, governmental or private investigation, notification of status of being potentially responsible for Remediation, consent or administrative order, agreement, or decree, Lien, personal injury or death of any Person, or property damage (including, but not limited to diminution in value) whether threatened, sought, brought or imposed, that is related to (i) any violation, potential violation of, actual or potential liability under, or noncompliance with, any Environmental Law, (ii) radioactive materials (including NORM) at regulated concentrations, (iii) explosives, (iv) pollution, contamination, preservation, protection, decontamination, or clean-up or Remediation of the air, surface water, groundwater, soil, protected lands or marine environment or wildlife, (v) the generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation of Hazardous Materials, (vi) exposure of persons or property to Hazardous

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Materials and the effects thereof, (vii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, or disposal or Remediation of Hazardous Materials, (viii) injury to, death of or threat to the health or safety of, any Person or Persons caused by Hazardous Materials, (ix) damage or destruction to real or personal property caused by Hazardous Materials or the release or threatened release of any Hazardous Materials, (x)  natural resources or natural resource damages, (xi) community right-to-know and other disclosure laws relating to Hazardous Materials or Environmental Laws or (xii) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under any Environmental Law. “Environmental Liabilities” shall also include any Covered Liabilities incurred in connection with any investigation to determine whether Remediation is required or for breach or violation of any requirements of Environmental Laws (but only if a breach or violation in fact exists), monitoring required by Environmental Laws or responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Environmental law,  but shall not include costs, expenses or capital or other expenditures incurred or to be incurred in the ordinary course of complying with Environmental Laws and Environmental Permits.

“Environmental Permits” shall be as defined in Section 4.2(ii)(ii).

“Equity Financing” shall be as defined in Section 4.3(h)(ii)(1).

“Equity Funding Letters” shall be as defined in Section 4.3(h)(ii)(1).

“Equity Providers” shall be as defined in Section 4.3(h)(ii)(1).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the either Acquired Company under ERISA Section 4001(b) or part of the same “controlled group” as the either Acquired Company for purposes of Sections 414(b) or (c) of the Code.

“Escrow Agent” shall mean Amegy Bank National Association, or any permitted successor thereto.

“Escrow Agreement” shall mean the escrow agreement by and among the Seller, the Buyer and the Escrow Agent dated as of the date hereof and attached hereto as Exhibit 16.1.

“Estimated Effective Time Net Working Capital” shall be as defined in Section 3.3(a).

“Estimated P&A Costs” shall be as defined in Section 8.18(a).

“Excluded Assets” means certain furniture and office equipment and other assets and properties described on Schedule 16.3 which will be distributed, transferred or otherwise conveyed to Seller or its designated Affiliate prior to Closing.

“FCPA Government Official” shall mean (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any FCPA

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Governmental Authority, (ii) any political party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clauses (i) or (ii).

“FCPA Governmental Authority” shall mean (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of a governmental nature, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii), (iv) any company, business, enterprise, or other entity owned or controlled by any government, entity, or organization described in the foregoing clauses (i), (ii) or (iii) or (v) any political party.

“Financial Statements” shall be as defined in Section 4.2(o).

“Financing” shall be as defined in Section 4.3(h)(ii)(2).

“Financing Letters” shall be as defined in Section 4.3(h)(ii)(2).

“Future Laws” shall mean (i) any statutes, laws or ordinances enacted or decreed after the Closing Date (including the elimination of the exclusion of petroleum from the definition of “hazardous substance” under CERCLA and the elimination of the exclusion of oil and gas exploration, development and production wastes from the definition of “hazardous wastes” under the Resource Conservation and Recovery Act) to the extent the liabilities or requirements sought to be imposed under such subsequent statutes, laws or ordinances could not have been imposed under statutes, laws or ordinances existing as of the date hereof and (ii) any regulations, rules, rulings, permits or orders promulgated or issued after the date hereof to the extent such regulations, rules, rulings, permits or orders implement new requirements for matters not addressed or otherwise regulated in regulations, rules, rulings, permits or orders existing as of the Closing Date or implement more stringent requirements for matters addressed or otherwise regulated in regulations, rules, rulings, permits or orders existing as of the date hereof.

“GAAP” shall mean U.S. generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” shall mean (i) the United States of America, (ii) any state, county, parish, municipality or other governmental subdivision within the United States of America, (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America and (iv) and any arbitral body.

“Hazardous Materials” shall mean any explosives, radioactive materials (including naturally occurring radioactive materials at regulated concentrations), asbestos, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as polychlorinated biphenyls and any material, waste or substance the storage, manufacture, disposal, treatment, generation, use, transport, Remediation or release into

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the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all “hazardous substances” as that term is defined in Section 101(14) of CERCLA, as amended, (ii) petroleum and petroleum products or any fraction or constituent thereof, and (iii) those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of  “special waste” “hazardous waste,” “extremely hazardous substance,” “solid waste” “medical waste,” “regulated substance,” “hazardous material,” “toxic substance,” “air contaminant” or any terms of similar meaning under any Environmental Law.

“Helix 401(k) Plan” shall be as defined in Section 8.4(k).

“Helix 401(k) Rollover” shall be as defined in Section 8.4(k).

“Helix Producer I Lease Agreement” shall be as defined in Section 10.2(c).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbon Interests” shall mean (a) leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including any farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

“Imbalance” shall mean any hydrocarbon production or pipeline imbalance with respect to any of the Assets, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of production or pipeline delivery imbalances.

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income.

“Indebtedness” shall mean all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under any credit agreement or a standby letter of credit or (b) any guaranty with respect to indebtedness for borrowed money of another Person; provided, however, Indebtedness shall expressly exclude trade payables, purchase money security interests and other similar indebtedness incurred in the ordinary course of business.

“Indemnified Party” shall be as defined in Section 13.3(a).

“Indemnifying Party” shall be as defined in Section 13.3(a).

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“Indemnity Agreement” shall be as defined in Section 8.13(d).

“Intellectual Property” shall mean any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto and (f) domain names, Internet addresses and other computer identifiers.

“Knowledge of Buyer” shall mean the actual knowledge after reasonable inquiry of Tim Duncan, John Harrison, John Parker or Steve Heitzman.

“Knowledge of Seller” shall mean the actual knowledge after reasonable inquiry of Tony Tripodo, Alisa Johnson, Johnny Edwards, Erik Staffeldt, Ken Neikirk, Charles (Chuck) Jones, James (Jim) Haag, David Middleton, Fritz Spencer and Matthew Brasuell; provided, that, with respect to Sections 4.2(f), (q), (s), (bb)(i), (ii)(i), (ii)(v), and (ii)(viii), “Knowledge of Seller” shall mean the actual knowledge of the foregoing Persons.

“Lands” shall mean the lands covered by or subject to the Subject Interests.

“Law” shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lien Release” shall be as defined in Section 10.2(a).

“Liens” shall mean any security interest, deed of trust, mortgage, pledge, lien, charge, claim, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Loan” shall mean (i) Indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, including loans, deferred consideration for the purchase of assets, ownership interests, businesses or other property or services (other than deferred consideration for the purchase of assets, ownership interests, businesses or other property or services or other obligations that would be included as current liabilities in accordance with GAAP), or (ii) any other Indebtedness that is evidence by a bond (other than surety, performance, bid, appeal and other similar types of bonds), promissory note, debenture or similar instrument (including a deed of trust or mortgage given in connection with the acquisition of, or exchange for, any property or assets), in the case of either clause (i) or (ii) owed by Seller and/or any of its Affiliates to any third Person.

“Marketing Period” shall mean the first period of twenty (20) consecutive calendar days after the date hereof (a) throughout and at the end of which Buyer shall have (and the Debt

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Providers shall have access to) the Required Information and such Required Information is Compliant and (b) throughout and at the end of which the conditions set forth in Section 9.2 (other than those conditions that by their nature were to have been satisfied by actions taken at the Closing, which conditions were, at the time of any termination of this Agreement, capable of being satisfied if the Closing had occurred at such times) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive calendar day period; provided that it shall not begin earlier than January 2, 2013.  Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive calendar day period described above if the Debt Financing is consummated on such earlier date; and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive calendar day period: (A) any of the Acquired Companies has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated, (B) the applicable independent accountants of any of the Acquired Companies shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants, (C) the financial statements included in the Required Information that is available to Buyer on the first day of any such twenty (20) consecutive calendar day period would be required to be updated under Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive calendar day period, in which case, the Marketing Period shall not be deemed to commence unless and until, at the earliest, receipt by Buyer of updated Required Information that would be required under of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive calendar day period, or (D) any Required Information would not be Compliant at any time during such twenty (20) consecutive calendar day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive calendar day period, then the Marketing Period shall be deemed not to have occurred) or otherwise does not include the “Required Information” as defined herein.

“Material Adverse Effect” means any event, effect, change, fact, development or circumstance, individually or in the aggregate, that has or would reasonably be expected to have, a material and adverse effect on (a) the business, assets, liabilities, properties, financial condition or results of operations of a Person or (b) the ability of a Person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not take into account any event, effect, change, fact or circumstance arising from or primarily relating to (i) changes in the state of the energy industry generally (including any change in the price of oil, natural gas, natural gas liquids or other hydrocarbons) but that do not have a disproportionate impact on the business of such Person, (ii)

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changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes in GAAP or applicable Law (or any interpretation thereof), including any changes in the deductibility of drilling, completion or operating costs or other Taxes, (v) the announcement of the execution of this Agreement or the proposed or actual consummations of the transactions contemplated hereby, (vi) failure alone to meet internal forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying reasons for such failure shall be taken into account in determining whether there has been a Material Adverse Effect), (vii) any reclassification of reserves in the ordinary course of business or (viii) the actual or estimated (as determined by any applicable well logs, well tests, flow tests or other measurements) rates of production of oil, gas, condensate and other hydrocarbons (or lack thereof) for any well being drilled as of the date hereof.

“Material Contract” shall be as defined in Section 4.2(i).

“Material Properties” means Garden Banks Blocks 462, 463, 506, 507, 625, 667, 668 and 669, Green Canyon Blocks 237, 238, 281 and 282, High Island Area, East Addition, South Extension Blocks A-556 and A-557, and South Marsh Island Area, South Addition, Block 130.

“Membership Interest Assignment” shall be as defined in Section 10.2(f).

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property Subdivision.

“Non-Income Tax” shall mean any Tax other than an Income Tax.

“NORM” shall mean naturally occurring radioactive material.

“Obligors” shall be as defined in Section 8.13(d).

“Occurrence-Based Policies” shall be as defined in Section 8.19(b).

“Offer” shall be as defined in Section 8.24.

“Offer Period” shall be as defined in Section 8.24.

“Owned Intellectual Property” shall be as defined in Section 4.2(ll)(i).

“P&A Determination Date” shall be as defined in Section 8.18(c).

“P&A Excess Liability” shall be as defined in Section 8.18(a).

“P&A Objection Notice” shall be as defined in Section 8.18(c).

“P&A Schedule” shall be as defined in Section 8.18(a).

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“P&A Statement” shall be as defined in Section 8.18(c).

“Parties” and “Party” have the meanings specified in the Recitals to this Agreement.

“Permitted Encumbrances” shall mean any of the following matters:

(a)           all agreements, instruments, documents, Liens and other matters that are described in Schedule 16.4;

(b)           any (i) undetermined or inchoate Liens constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein, and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar Liens for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith, and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP;

(c)           any Liens for current period Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business, and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP;

(d)           any Liens created by Law or reserved in the Subject Interests for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

(e)           all Preference Rights and Transfer Requirements set forth on Schedule 4.2(p);

(f)           any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with either Acquired Company’s operation of the portion of the Assets burdened thereby;

(g)           any obligations, prohibitions, restrictions, terms or provisions similar to those contained in or under any A.A.P.L. Model Form Operating Agreement;

(h)           all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Property Subdivision, does not operate to reduce the Net Revenue Interest of the Acquired Companies in such Property Subdivision below the Net Revenue Interest shown in the Property Schedule;

(i)           all Liens, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset that (i) individually or in the aggregate are not such as to be reasonably likely to interfere materially with the operation, value or use of such Asset and (ii) do not or will not (A) operate to reduce the Acquired Companies’ Net Revenue Interest in any Property Subdivision during any time during the productive life thereof, except as otherwise set

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forth in the Property Schedule, below the Net Revenue Interest for such Property Subdivision specified therefor in the Property Schedule or (B) operate to increase the Acquired Companies’ Working Interest in any Property Subdivision at any time during the productive life thereof , except as otherwise set forth in the Property Schedule, to more than the Working Interest for such Property Subdivision specified therefor in the Property Schedule (unless there is a corresponding increase in the Net Revenue Interest);

(j)           any Lien, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Article 7;

(k)           rights reserved to or vested in any Governmental Authority to control or regulate any of the wells or units included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same have not been applied to decrease either Acquired Company’s Net Revenue Interest below the Net Revenue Interest shown in the Property Schedule;

(l)           the terms and conditions of all Material Contracts set forth on Schedule 4.2(i) relating to the Subject Interests, including exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, area of mutual interest agreements, and right-of-way agreements;

(m)           rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

(n)           all consents and approvals of or filings with the BOEM or other applicable Governmental Authorities in connection with assignments of the Subject Interests as contemplated by Section 8.14.

“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, association, joint venture, trust, unincorporated organization or other entity or organization.

“Phoenix Field” shall be as defined in Section 8.24.

“Plugging and Abandonment Obligations” shall mean any and all Covered Liabilities arising out of or attributable to the plugging, abandonment or removal (including any Remediation in connection therewith), or any obligation to plug, abandon or remove (including any Remediation in connection therewith), any well, platform, pipeline, facilities, equipment, fixtures or other property described or referenced in the Property Schedule or located on the Assets that has not been plugged, abandoned and removed in accordance with the terms of the Subject Interests and all Laws applicable thereto.

“Post-Closing Statement” shall be as defined in Section 3.3(b).

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

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“Post-Effective Time Tax Period” means any Tax period (or portion thereof) beginning after November 30, 2012.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Effective Time Tax Period” means any Tax period (or portion thereof) ending on or before November 30, 2012.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms, conditions and transactions contemplated by this Agreement.

“Product Hedging Contract” means any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and any other similar agreement or arrangement that are attributable to either Acquired Company’s production.

“Property Schedule” means Annex A attached to and made a part of this Agreement.

“Property Subdivision” means each well, well completion, multiple well completion, unit, lease or other subdivision of property described or referenced in the Property Schedule.

“Purchase Price” shall be as defined in Section 3.1.

“Purchased Equity” shall mean the equity of the Company, whether before or after giving effect to the actions contemplated by Section 8.15(i).

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any Corrective Actions required under Environmental Laws to address, correct, remove or otherwise respond to such Environmental Condition; provided that, such Remediation shall not extend to or cover any Corrective Actions to the extent arising from any condition or any aggravation of or effect on such Environmental Condition that is caused or contributed to by any act or omission of any Person after the Closing Date, other than Seller or Seller’s employees, consultants, contractors or agents.

“Representative” shall mean, with respect to a Person, such Person’s directors, managers, officers, employees, consultants, agents, financial advisors, attorneys, accountants and other representatives.

“Required Amount” shall be as defined in Section 4.3(h)(i).

“Required Information” shall mean (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Company and its subsidiaries for the most recently completed fiscal years ended at least 90 days before the Closing Date; (b) monthly management reports of the Acquired Company and its subsidiaries for each fiscal month ended on or after September 30, 2012 and at least 30 days before the Closing

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Date; (c) all financial statements, financial data, audit reports, production data, reserves information and other financial information regarding the Acquired Companies (A) of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) and of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Acquired Companies’ fiscal year as such offering(s) of debt securities will be made and (B) such other financial or other information as otherwise reasonably required in connection with the Debt Commitment Letter or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Acquired Companies’ independent accountants (which “comfort” letters such accountants shall have confirmed they are prepared to issue) and customary reserve engineers’ “comfort” from independent nationally-recognized petroleum engineers, in each case in connection with the syndication of a reserve-based credit facility and secured loans, the bridge loan commitments and loans and offerings of debt securities contemplated by the Debt Commitment Letter; and (d) such pertinent and customary (as compared to other transactions of this size and nature) information (other than financial information, which is covered by clauses (a), (b) and (c) above), to the extent reasonably available to Seller or the Company regarding any Acquired Company as may be reasonably determined by Buyer to be necessary in order to consummate the arrangement and borrowings of the oil and gas reserve-based credit facility and loans, the bridge loan commitments and loans and offerings of debt securities contemplated by the Debt Financing.

“Requisite Financial Statement Information” shall be as defined in Section 8.12(a).

“Reserve Report” shall mean that certain reserve report dated February 2, 2012, prepared by Huddleston & Co, Inc. with respect to the Subject Interests as of January 1, 2012.

“Restricted Business” shall mean the business of owning, acquiring (either directly or indirectly), disposing (including any option or commitment to acquire in the future), exploring for, producing or operating oil and gas and associated mineral properties, or interests, including working interests, mineral interests, royalty and overriding royalty interests, production payments, net profits or similar interests, in oil, gas and associated minerals in the Territory.

“Restricted Period” shall be as defined in Section 8.3(a).

“Retained Employee” shall be as defined in Section 8.4(a).

“Retained Licenses” shall be as defined in Section 8.22(a).

“Schedule 13.2(c) Litigation” shall be as defined in Section 13.2(c).

“Schedule Updates” shall be as defined in Section 8.6.

“Scheduled P&A Costs” shall be as defined in Section 8.18(a).

“Seismic License” shall be as defined in Section 8.22(a).

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“Seller” shall be as defined in the preamble.

“Seller Employee Benefit Plan” shall mean any Employee Benefit Plan that is sponsored or maintained by Seller or any of its Affiliates, to which Seller or any of its Affiliates is a party, in which Seller or any of its Affiliates participates, which Seller or any of its Affiliates has a commitment to create or with respect to which Seller or any of its Affiliates has any liability or contingent liability; provided, however, that Seller Employee Benefit Plan shall not include any Company Employee Benefit Plan which is sponsored by either Acquired Company and in which only employees of an Acquired Company participate or are eligible to participate.

“Seller’s Closing Certificate” shall mean be as defined in Section 9.2(b).

“Seller Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1(a), (b), (c)(i), (f) and (g) and Sections 4.2(a), (g) and (m).

“Seller Indemnified Persons” shall be as defined in Section 13.1.

“Seller Insurance Policies” shall be as defined in Section 8.19(a).

“Seller Taxes” shall mean (a) any and all Income Taxes imposed on either Acquired Company or for which either Acquired Company may otherwise be liable for any Pre-Closing Tax Period (determined in accordance with Section 8.15(b)(iii) with respect to the Straddle Income Tax Period); (b) any and all Non-Income Taxes imposed on either Acquired Company or for which either Acquired Company may otherwise be liable for any Pre-Effective Time Tax Period (determined in accordance with Section 8.15(b)(iii) with respect to the Straddle Non-Income Tax Period); (c) any Taxes resulting from a breach of the representations and warranties set forth in Section 4.2(k) or covenants set forth in Section 8.15; (d) any Taxes of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which any Acquired Company is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law; (e) any Taxes resulting from the restructuring steps described in Section 8.15(i); (f) any Taxes resulting from the distribution of Excluded Assets pursuant to Section 8.25; (g) the Transfer Taxes allocable to Seller pursuant to Section 8.15(j); (h) any Taxes resulting from the granting of the Wang ORRI Assignment or the Assignments, or (i) the Taxes of any other Person for which any Acquired Company is or has been liable as a transferee or successor, by contract or otherwise; provided, that no such Tax will constitute a Seller Tax to the extent such Tax was included as a current liability in the determination of Effective Time Net Working Capital, as ultimately determined pursuant to Article 3.

“Straddle Income Tax Period” shall mean any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Non-Income Tax Period” shall mean any Tax period that begins on or before November 30, 2012 and ends after November 30, 2012.

“Severance Payments” shall be as defined in Section 8.4(g).

“Stretch Bonus Agreements” shall be as defined in Section 8.4(h).

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“Subject Interests” shall mean and include all  interests of either Acquired Company in, to or under any Hydrocarbon Interests in, to or under or derived from any Lands covered by or subject to any of the Hydrocarbon Interests described in the Property Schedule.

“Surviving Agreements” shall be as defined in Section 8.20.

“Tax” shall mean any unclaimed property and escheat obligations and any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, payroll, employment, social security (or similar), unemployment, disability, excise, severance, production, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), profits, personal property, real property, sales, license, goods and services, service, transfer, use, motor vehicle, entertainment, insurance, capital stock, franchise, occupation, alternative or add-on minimum tax, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or additions thereto, whether disputed or note and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person whether by reason of a contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous provision under state, local or other Law) or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Licenses” shall be as defined in Section 8.22(a).

“Territory” shall mean the following Outer Continental Shelf leasing blocks in the Gulf of Mexico and those blocks that have one or more boundaries or corners that touch any one or more of the following blocks: Green Canyon Blocks 236, 237, 238, 281 and 282; Garden Banks Blocks 462, 463, 506, 507, 625, 667, 668 and 669; South Marsh Island Blocks 107, 130 and 131; High Island Blocks A556 and A557; South Timbalier Blocks 63 and 86 N/2; Vermilion Blocks 314 and 331; Eugene Island Block 302; and Ship Shoal Blocks 222, 223, 224 and 225.

“Third Party Claim” shall be as defined in Section 13.3(a).

“Title Credit “ shall be as defined in Section 7.4.

“Title Defect” shall be as defined in Section 7.3.

“Title Defect Amount” shall be as defined in Section 7.2(d).

“Title Defect Notice” shall be as defined in Section 7.2(a).

“Title Defect Property” shall be as defined in Section 7.2(c)(i).

“Title Examination Period” shall be as defined in Section 7.2(a).

“Transaction Agreements” shall mean the Assignments, the Helix Producer I Lease Agreement, the Wang ORRI Assignment, the Transition Services Agreement, the Membership

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Interest Assignment, the Danny II Bonus Agreement, the Indemnity Agreement, the Escrow Agreement and any other agreement to be entered into and delivered at the Closing pursuant to the terms of this Agreement.

“Transaction Costs” shall mean all (a) fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals incurred or paid by either Acquired Company in connection with any efforts to sell the Purchased Equity or the Assets, including the preparation, marketing, auction, structuring, negotiation or consummation of the transactions contemplated by this Agreement, (b) fees, costs and expenses incurred or paid by any of the Acquired Companies in connection with the dispute, cure or attempted cure of any Title Defect or a breach of any representation or warranty of Seller under this Agreement (or the dispute, cure or attempted cure of any condition or other matter that would constitute a breach of this Agreement by Seller or be subject to indemnification by Seller, without regard for the Deductible) from and after the Effective Time and prior to Closing and (c) costs and expenses incurred or paid pursuant to Section 8.21.

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person that is required to be obtained, made or complied with for or in connection with the transactions contemplated herein, other than any consent or approval of or filing with any Governmental Authority as contemplated by Section 8.14.

“Transfer Taxes” shall be as defined in Section 8.15(j).

“Transition Bonus” shall be as defined in Section 8.4(i).

“Transition Employee” shall be as defined in Section 8.4(a).

“Transition Period” shall mean the 90 day period immediately following the Closing.

“Transition Services Agreement” shall be as defined in Section 10.2(e).

“Unreleased Financial Guaranties” shall be as defined in Section 8.13(d).

“Wang ORRI Assignment” shall be as defined in Section 10.2(d).

“Wang Well” shall mean that certain well being drilled, as of the date hereof, by the Company on Outer Continental Shelf Oil and Gas Lease of Submerged Lands, bearing Serial No. OCS-G 15563, dated effective September 1, 1995, originally granted by the United States of America, as Lessor, to Chevron U.S.A. and BHP Petroleum (Americas) Inc., as Lessee, covering Block 237, Green Canyon, OCS Official Protraction Diagram NG 15-3.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder.

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

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